UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BABCOCK & WILCOX ENTERPRISES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

B&W
2016 Proxy Statement
Notice of 2016 annual meeting of stockholders and proxy statement energy
environmental

March 25, 2016	13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina 28277

Dear Fellow Stockholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (B&W) 2016 Annual Meeting of Stockholders on Friday, May 6, 2016 at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, 28277. The meeting will be held in the Carolina Room beginning at 9:30 a.m. local time.

Whether or not you are able to attend in person, we invite you to read this year’s proxy statement that highlights many of our key activities and accomplishments in 2015 and presents the matters for which we are seeking your vote at the 2016 Annual Meeting.

Fiscal year 2015 was an exciting one as we completed our spin-off from The Babcock & Wilcox Company (BWC) and became an independent, public company on July 1, 2015. The spin allowed us to unlock significant stockholder value by creating two pure-play companies that the market could better understand. If you were a BWC stockholder, the value of your shares in B&W and our former parent company have increased 45% between the time we announced the spin on November 5, 2014 and December 31, 2015.

We are confident that the spin has created a strong stand-alone company, with the resources to execute a strategic plan that will create additional shareholder value in the coming years. B&W exited the spin poised for growth with an experienced leadership team, no debt and a strong balance sheet with more than $300 million in cash. We plan to create shareholder value through our three-pronged strategy to:

Optimize our Business and Improve Efficiency

Pursue Core Growth in International Markets

Execute a Disciplined Acquisition Program to Drive Growth and Diversification

In conjunction with the spin-off, we retained highly qualified directors from the power and industrial sector and added two new members to our board who bring significant experience and diversity. Ms. Anne Pramaggiore is the President and Chief Executive Officer of Commonwealth Edison Company and an expert on the U.S. utility market and challenges facing our customers. Ms. Cynthia Dubin, former Finance Director for JKX Oil & Gas plc, has an in-depth understanding of the international energy markets. Our proxy statement includes more information about all of our directors.

We hope you are able to attend our annual meeting to hear a report on our operations. We want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend the meeting, please cast your vote as soon as possible either via:

•the Internet at www.proxyvote.com

•by calling 1-800-690-6903, or

•by returning the accompanying proxy card if you received a printed set of materials by mail.

Further instructions on how to vote your shares can be found in our proxy statement.

On behalf of the Board of Directors and the more than 5,700 employees of B&W, I want to thank you for your continued support and investment in our business. We value the ongoing dialogue we have with our stockholders and welcome your suggestions. Please feel free to contact us at the address below or by visiting our website.

Board of Directors Babcock & Wilcox Enterprises, Inc. 13024 Ballantyne Corporate Place Suite 700 Charlotte, NC 28277 c/o J. André Hall, Corporate Secretary	Sincerely, E. James Ferland Chairman & Chief Executive Officer

March 25, 2016

Babcock & Wilcox Enterprises, Inc.

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of the Stockholders (the “Annual Meeting”) of Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), will be held in the Carolina Room at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on May 6, 2016, at 9:30 a.m. local time to:

(1)	elect Cynthia S. Dubin and Brian K. Ferraioli as Class I directors of the Company;

(2)	ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

(3)	approve, on a non-binding advisory basis, the compensation of our named executive officers;

(4)	approve, on a non-binding advisory basis, the frequency of future advisory votes to approve named executive officer compensation;

(5)	approve our Amended and Restated 2015 Long-Term Incentive Plan;

(6)	approve the material terms for qualified performance-based compensation for Internal Revenue Code Section 162(m) purposes under the Executive Incentive Compensation Plan; and

(7)	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 11, 2016, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

Instead of mailing a printed copy of our proxy materials, including our 2015 Annual Report, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 25, 2016, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 11, 2016 and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2015 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

By Order of the Board of Directors,

J. André Hall

Corporate Secretary

2016 PROXY STATEMENT SUMMARY

Spin-off

Fiscal year 2015 was a transformational year for our company that unlocked value for our stockholders with the spin-off of the power generation business from the government and nuclear business. Recognizing the opportunities to better leverage strengths of each business and create two pure-play companies that would be easier for the market to understand, The Babcock & Wilcox Company (“BWC”) management team led an effort, approved by the board of directors, to create two separate, independent publicly traded companies. Effective July 1, 2015, BWC was renamed BWX Technologies, Inc. (“BWXT”) with the spin-off of Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”). BWC stockholders who retained their stock in the two new companies saw the value of their investment increase approximately 45% from the time of the announcement of the spin to the end of 2015.

MARKET CAPITALIZATION BEFORE AND AFTER SPIN

Market capitalization is based on a $28.75 closing share price for BWC on November 5, 2014 and share closing prices on December 31, 2015 of $31.77 for BWXT and $20.87 for BW. Amounts may not foot due to rounding.

New Company Performance

B&W began operations on July 1, 2015 with a clear strategy and strong foundation on which to grow earnings and create value for the stockholders of our new company. The strength of the B&W team was evident in our outstanding performance in 2015. Despite an extremely challenging utility market, we demonstrated our ability to perform, exceeding earnings per share and free cash flow targets, and building a strong backlog as we executed our strategy for the future.

B&W also returned cash to stockholders through a buy-back program that repurchased approximately 2.45% of our stock in 2015.

1

2016 PROXY STATEMENT SUMMARY

Plans for Growth

B&W exited the spin-off poised for growth with:

•	A strong leadership team

•	Zero debt

•	A balance sheet with more than $300 million in cash

We are building on the positive momentum we have achieved and positioning our company for the future through a three-pronged strategy to:

Performance Metrics in Long-Term Incentive Compensation Program Link to Growth Strategy

Our 2016 long-term (3-year) incentive compensation metrics are designed to drive behaviors that will result in direct benefits for our stockholders.

2

2016 PROXY STATEMENT SUMMARY

Governance Highlights

Corporate governance is an important responsibility at B&W. Our governance policies and structures build trust with our stockholders. They provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.

Board Independence	•Six out of seven of our directors are independent •Our CEO is the only management director

Board Composition

•Currently, the board has fixed the number of directors at seven

•The board regularly assesses its performance through board and committee self-evaluations

•The Governance Committee leads the full board in considering board competencies and refreshment in light of company strategy

Board Committees	•We have three board committees – Audit and Finance, Governance, and Compensation •All committees are composed entirely of independent directors

Leadership Structure

•Our lead independent director works closely with our chairman and CEO in fulfilling wide responsibilities and duties

•Among other duties, our lead independent director chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight

•Our full board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks

•Our board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks, and taking appropriate risks

Open Communication	•We encourage open communication and strong working relationships among the lead independent director, chairman and other directors •Our directors have access to management and employees

Director Stock Ownership	•Our directors are required to own five times their annual base retainer

Accountability to Stockholders	•We actively reach out to our stockholders through our engagement program •Stockholders can contact our board, lead independent director or management through our website or by regular mail

Management Succession Planning	•The board actively monitors our succession planning and people development •At least once per year, the board reviews senior management succession and development plans

3

2016 PROXY STATEMENT SUMMARY

Voting Matters

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
1. Election of two Class I directors	FOR EACH NOMINEE	7
2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016	FOR	22
3. Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	24
4. Approve, on a non-binding advisory basis, the frequency of the advisory vote to approve the compensation of our named executive officers	1 YEAR	25
5. Approve our Amended and Restated 2015 Long-Term Incentive Plan	FOR	67
6. Approve material terms for qualified performance-based compensation for purposes of Internal Revenue Code Section 162(m) under the Executive Incentive Compensation Plan	FOR	80

Director Nominees

The Board of Directors (“Board”) has nominated two candidates to serve a three-year term expiring in 2019. The following provides summary information about each director nominee. Director nominees are elected by a plurality of the votes cast by the holders of outstanding shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. The Board has determined that each director nominee is independent.

CYNTHIA S. DUBIN Director since 2015 Age: 54 Audit and Finance Committee Governance Committee	BRIAN K. FERRAIOLI Director since 2015 Age: 60 Audit and Finance Committee Governance Committee
Each of the director nominees attended 100% of the meetings of the Board and of the committees on which such director served during 2015.

4

5

COMPENSATION OF NAMED EXECUTIVE OFFICERS	44

2015 Summary Compensation Table	44

2015 Grants of Plan-Based Awards	47

Outstanding Equity Awards at 2015 Fiscal Year-End	50

2015 Option Exercises and Stock Vested	52

2015 Pension Benefits	53

2015 Non-qualified Deferred Compensation	55

Potential Payments Upon Termination or Change In Control	57

APPROVAL OF OUR AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)	67

Introduction	67

Summary of Material Terms of the Amended 2015 LTIP	70

Material United States Federal Income Tax Consequences	77

Tax Consequences to Participants	77

Tax Consequences to the Company or Subsidiary	78

New Plan Benefits	78

APPROVAL OF MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION FOR SECTION 162(M) PURPOSES UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN (PROPOSAL 6)	80

Summary of the Material Terms	80

New Plan Benefits	82

STOCKHOLDERS’ PROPOSALS	83

GENERAL INFORMATION	83

VOTING INFORMATION	84

Record Date and Who May Vote	84

How to Vote	84

How to Change Your Vote or Revoke Your Proxy	84

Quorum	84

Proposals to Be Voted On	85

Vote Required	85

How Votes are Counted	85

Confidential Voting	86

APPENDIX A	A-1

APPENDIX B	B-1

APPENDIX C	C-1

PROXY CARD

6

ELECTION OF DIRECTORS (PROPOSAL 1)

Our Board includes seven highly qualified directors with skills aligned to our business and strategy, including two new members who bring significant value and diversity. Currently, our Board is comprised of the following seven members:

NAME	CLASS	YEAR TERM EXPIRES
Cynthia S. Dubin	Class I	2016
Brian K. Ferraioli	Class I	2016
Stephen G. Hanks	Class II	2017
Anne R. Pramaggiore	Class II	2017
Thomas A. Christopher	Class III	2018
E. James Ferland	Class III	2018
Larry L. Weyers	Class III	2018

DIRECTOR NOMINEES:

The stockholders are being asked to elect Cynthia S. Dubin and Brian K. Ferraioli to serve as Class I Directors for a term of three years. Both currently serve as Class I Directors whose terms expire at the Annual Meeting. They have agreed to serve if elected. Our Board has nominated these directors following the recommendation of the Governance Committee.

Mr. Ferraioli served as a director of BWC prior to the spin-off. Ms. Dubin was elected to our Board on July 1, 2015 in connection with our spin-off from BWC. Ms. Dubin was recommended as a director after a thorough search by an outside executive search firm.

The classified board structure was continued from BWC to ensure the newly formed B&W would have an opportunity to establish a consistent record of operations post-spin. Based on feedback from our stockholder outreach, we will continue to evaluate whether this type of structure is best suited for us in the future.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

7

ELECTION OF DIRECTORS

Class I Nominees

The following section provides information with respect to each nominee for election as a director and each director of the Company who will continue to serve as a director after this year’s Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director. (ages are as of May 1, 2016)

Class I Nominees

CYNTHIA S. DUBIN Director since 2015 Age: 54 Audit and Finance Committee Governance Committee

Qualifications:

From November 2011 through January 2016, Ms. Dubin served as Finance Director of JKX Oil & Gas plc, a publicly held oil and gas exploration, development and production company. Prior to joining JKX Oil & Gas plc, she co-founded and served as Chief Financial Officer of Canamens Energy Limited, an oil and gas exploration and production company focused on the Caspian, North Africa, Middle East and North Sea regions, from 2006 to 2011. Prior to joining Canamens Energy Limited, Ms. Dubin served as Vice President and Finance Director, Europe, Middle East and Africa Division for Edison Mission Energy, a U.S. owned electric power generator which developed, acquired, financed, owned and operated reliable and efficient power systems. Ms. Dubin started her career at The Bank of New York and Mitsubishi Bank advising on and lending to large energy projects.

Ms. Dubin brings valuable finance and energy industry experience to the Company’s board as well as a unique understanding of the global and European energy markets. With more than 30 years of experience in the energy sector combined with her financial expertise and her international leadership experience, Ms. Dubin is a valuable member of our board of directors.

BRIAN K. FERRAIOLI Director since 2015 Age: 60 Audit and Finance Committee (Chairman) Governance Committee

Qualifications:

Mr. Ferraioli has served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company supporting the energy, hydrocarbons, power, mineral, civil infrastructure, government services, industrial and commercial markets, since October 2013. Prior to joining KBR, Inc., he served as Executive Vice President and Chief Financial Officer of The Shaw Group, Inc., a former NYSE listed global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services to a diverse client base that includes regulated electric utilities, independent and merchant power producers, government agencies, multinational and national oil companies, and industrial corporations. Mr. Ferraioli was with Shaw from July 2007 until February 2013 when the company was acquired by Chicago Bridge & Iron Company N.V. His earlier positions include Vice President and Controller for Foster Wheeler, AG, a global engineering and construction company, and Vice President and Chief Financial Officer of Foster Wheeler USA and of Foster Wheeler Power Systems, Inc.

Mr. Ferraioli has over 37 years of experience in senior-level finance and accounting roles in the engineering and construction industry. In addition, his extensive background with publicly traded companies makes him a valuable member of our board of directors.

8

ELECTION OF DIRECTORS

Class II Directors

Class II Directors

STEPHEN G. HANKS Director since 2015 Lead Independent Director Age: 65 Governance Committee (Chairman) Compensation Committee

Qualifications:

Mr. Hanks is the former President and CEO of Washington Group International, Inc. (“Washington Group”), a global integrated engineering, construction and management services company, which merged with URS Corporation. He also served on its Board of Directors. Mr. Hanks has been retired since January 2008 and serves as a member of the board of directors of Lincoln Electric Holdings, Inc. (since 2006) and McDermott International, Inc. (“McDermott”) (since 2009).

Mr. Hanks brings to the Company’s board of directors valuable operations, industry and legal experience through his 30-year background with Washington Group and its predecessor, Morrison Knudsen Corporation. He also provides financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and public company board experience through his service on the boards of Lincoln Electric Holdings, Inc. and McDermott. In addition, Mr. Hanks’ in-depth knowledge of corporate governance practices make him well qualified to serve on our board of directors.

ANNE R. PRAMAGGIORE Director since 2015 Age: 57 Audit and Finance Committee Compensation Committee

Qualifications:

Since February 24, 2012, Ms. Pramaggiore has served as President and Chief Executive Officer of Commonwealth Edison Company (“ComEd”), an electric utility company. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 through February 23, 2012. Ms. Pramaggiore joined ComEd in 1998 and served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007, and Vice President, Regulatory and External Affairs from October 2002 to November 2005. She also served as its Lead Counsel. Ms. Pramaggiore has also served as a member of the Board of Directors of Motorola Solutions, Inc., where she has served since January 2013. In addition, Ms. Pramaggiore serves as a board member on the Chicago Federal Reserve Board.

Ms. Pramaggiore is a licensed attorney and brings to the Company’s board of directors extensive experience in the utilities industry, as highlighted by her years of service at ComEd. Her experience as a current executive at another public company and her perspective on the technical, regulatory, operational and financial aspects of the power industry make her well qualified to serve on our board of directors.

9

ELECTION OF DIRECTORS

Class III Directors

Class III Directors

THOMAS A. CHRISTOPHER Director since 2015 Age: 71 Governance Committee Compensation Committee

Qualifications:

Following his retirement in 2009, Mr. Christopher has provided independent consultant services to various energy industry participants. He also teaches a graduate-level course in management principles at the University of Pittsburgh. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a commercial nuclear power engineering, fuel and nuclear services company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s global Executive Committee in France from January 2005 until December 2008. Prior to joining Areva in 2000, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Global Nuclear Service Divisions from July 1982 until December 1996. Mr. Christopher also spent six years with the U.S. Navy as an officer in the nuclear submarine force, holding the naval reactors engineer certification.

Mr. Christopher brings an extensive and unique understanding of fossil power operations, the power market and power engineering to the Company’s board of directors. As an energy business executive, he is familiar with our key customers and their investment decision making process. He is also experienced in managing international operations for energy services companies throughout the world. Mr. Christopher’s management experience and technical background in the energy industry make him well qualified to serve on our board of directors.

E. JAMES FERLAND Director since 2015 Age: 49

Qualifications:

E. James Ferland serves as our Chairman and Chief Executive Officer. Prior to the spin-off, Mr. Ferland was BWC’s President and Chief Executive Officer since April 2012. Prior to joining BWC, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the board of directors of Actuant Corporation since August 2014.

Mr. Ferland is an experienced executive with a utility leadership background that includes both regulated and merchant operations. He has led organizations that generate power (coal, nuclear, gas, renewables), transmit power and trade power. He also has extensive supplier leadership experience in commercial nuclear power, manufacturing, engineering and field services. With more than 24 years of senior management and engineering experience in diversified industries, he brings valuable perspectives to all industries in which we operate.

10

ELECTION OF DIRECTORS

Class III Directors

Class III Directors (con’t)

LARRY L. WEYERS Director since 2015 Age: 70 Compensation Committee (Chairman) Audit and Finance Committee

Qualifications:

In March 2010, Mr. Weyers retired as Chairman of Integrys Energy Group, Inc. (previously WPS Resources Corporation), a holding company with operations providing products and services in regulated and non-regulated energy markets. Previously, he served as its Chairman, President and Chief Executive Officer from February 1998 to December 2008, having joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys Energy Group, Inc., in 1985. From 1998 through 2007, Mr. Weyers used internal growth and acquisitions to increase revenues from $878 million to $10.3 billion, increase income from $53.7 million to $251.3 million, and increase market cap from $808 million to $3.9 billion. The average annual return to stockholders exceeded 10%.

Mr. Weyers has served on boards in banking, hospital administration, electric transmission, the paper industry and insurance. Throughout his career he has served on numerous not-for-profit boards. From 2010 to 2015, he served as Vice President and Lead Director of the board of directors of Green Bay Packers, Inc., on which he served beginning in 2003.

Mr. Weyers brings a wealth of experience in the power generation industry to the Company’s board of directors and possesses substantial corporate leadership and governance skills. Having served over 24 years with Integrys Energy Group, Inc., he has extensive knowledge of the utility industry and provides a valuable resource for our power generation operations.

11

ELECTION OF DIRECTORS

Summary of Director Core Competencies and Attributes

Summary of Director Core Competencies and Attributes

Our Board of Directors provides effective and strategic oversight to support the best interests of our Company and its stockholders. The following chart summarizes the core competencies and attributes represented on our Board. More details on each director’s competencies are included in the director profiles on the previous pages.

Competencies / Attributes	Thomas A. Christopher	Cynthia S. Dubin	E. James Ferland	Brian K. Ferraioli	Stephen G. Hanks	Anne R. Pramaggiore	Larry L. Weyers
COMPLIANCE CONSIDERATIONS
Independent Director	●	●		●	●	●	●
Financial expertise		●	●	●	●	●	●
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC		●	●	●	●	●	●
Fossil Fuel Power Generation	●	●	●	●	●	●	●
Manufacturing	●		●	●
Engineering and Construction	●		●	●	●
Utility / Power Transmission Distribution		●	●			●	●
International Operations	●	●	●	●	●	●	●
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	●	●	●	●	●	●	●
Strategy / Business Development / M&A	●	●	●	●	●	●	●
Human Resources / Organizational Development	●	●	●	●	●	●	●
Legal / Governance / Business Conduct	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●		●
Public Policy / Regulatory Affairs	●		●			●	●
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size energy company		●			●	●	●
Audit / Finance (Board committee experience with other companies)		●	●		●		●
Compensation (Board committee experience with other companies)		●			●	●	●
Nomination / Governance (Board committee experience with other companies)			●			●	●
PERSONAL
Current Public Boards (other than B&W)	0	0	1	0	2	1	0
Age (as of May 1, 2016)	71	54	49	60	65	57	70
Gender	M	F	M	M	M	F	M

12

CORPORATE GOVERNANCE

Our Corporate Governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.

The corporate governance section on our Web site contains copies of our principal governance documents. It is found at www.babcock.com at “Investors — Corporate Governance” and contains the following documents:

BY-LAWS

Corporate Governance Principles

Code of Business Conduct

Code of Ethics for Chief Executive Officer and Senior Financial Officers

Audit and Finance Committee Charter

Compensation Committee Charter

Governance Committee Charter

Conflict Minerals Policy

Related Party Transactions Policy

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investors — Corporate Governance —Governance Documents.”

Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Thomas A. Christopher Cynthia S. Dubin Brian K. Ferraioli	Stephen G. Hanks Anne R. Pramaggiore Larry L. Weyers

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers has no current relationship with the Company except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Mr. Ferraioli and Ms. Pramaggiore are each officers of entities with which we have transacted business in the ordinary course during the last three years. Mr. Hanks is a director of an entity with which we transact business in the ordinary course.

Board Function, Leadership Structure and Executive Sessions

Our Board oversees, counsels and directs management in the long-term interest of the Company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and assessing our business and enterprise risks;

•	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•	evaluating CEO and senior management performance and determining executive compensation;

•	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•	establishing our effective governance structure, including appropriate board composition and planning for board succession.

Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. Currently, the roles are combined, with Mr. Ferland serving as our Chairman and Chief Executive Officer.

Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. The independent directors have appointed Stephen G. Hanks as Lead Independent Director. The Lead Independent Director has the following responsibilities:

•	presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•	serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

13

CORPORATE GOVERNANCE

•	advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Independent Director to provide effective and timely advice and guidance. Our independent directors meet in executive session without management at the conclusion of each Board and committee meeting.

Director Nomination Process

Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his or her personal and professional life;

•	professional accomplishment in his or her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•	preparedness to participate fully in Board activities, including active membership on at least one Board committee and at- tendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.

The Board recognizes the benefits of a diverse board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.

Our bylaws provide that (1) a person shall not be nominated for election or reelection to our Board if such person shall have attained the age of 75 prior to the date of election or re-election, and (2) any director who attains the age of 75 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 75. Accordingly, a director nominee may stand for election if he or she has not attained the age of 75 prior to the date of election or reelection.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior-level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.

In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws.

The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. In addition, the Governance Committee will consider whether a candidate meets the Company’s Corporate Governance Guidelines.

Communication with the Board

We encourage our stockholders or other interested persons to communicate with our Board. Written communications to the independent members of our Board can be sent to the following: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. All such communications shall be forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon the Company’s Bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”

Board Orientation and Continuing Education

Each new director participates in an orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s operations, significant financial, accounting and risk management issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors.

Directors are encouraged to participate in continuing education programs. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise.

The Company provides appropriate funding for any such program in which a director wishes to participate.

14

CORPORATE GOVERNANCE

Board Assessments

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee oversees this evaluation, solicits comments from all directors and reports annually to the Board with an assessment of the performance of the Board and its committees.

Board Size

The Board has determined that seven directors, six of whom are independent, is the appropriate size for the Company. This allows for each of the independent directors to serve on two of our three board committees. Having six independent directors with the competencies described in “Summary of Director Core Competencies and Attributes” provides a broad perspective across our industry and the world, while striking a balance with efficiency in decision-making.

The Role of the Board in Succession Planning

The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.

The Role of the Board in Risk Oversight

As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Corporate Strategy group. The program facilitates the process of reviewing key external, strategic, operational (e.g., cyber security) and financial risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting, and meets periodically with management to review financial risk exposures and the Company’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis - Compensation Philosophy and Process.”

Board of Directors and Its Committees

Our Board met four times during 2015, beginning with its initial meeting on June 8, 2015. All directors attended 100% of the meetings of the Board and of the committees on which they served during the time they served on the Board in 2015.

Our Board currently has, and appoints the members of, standing Audit and Finance, Compensation and Governance Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investors —Corporate Governance — Governance Documents.”

The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

COMMITTEE COMPOSITION:

Committee Member	Audit & Finance	Compensation	Governance
Brian K. Ferraioli	●		●
Cynthia S. Dubin	●		●
Anne R. Pramaggiore	●	●
Larry L. Weyers	●	●
Thomas A. Christopher		●	●
Stephen G. Hanks		●	●

● - Chair

● - Member

AUDIT AND FINANCE COMMITTEE:

Mr. Ferraioli (Chairman) Ms. Dubin	Ms. Pramaggiore Mr. Weyers

The Audit and Finance Committee met three times during 2015, beginning with its initial meeting on June 8, 2015. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our com-

15

CORPORATE GOVERNANCE

pliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program, and receives regular reports on program effectiveness.

Our Board has determined that Messrs. Ferraioli and Weyers and Mmes. Dubin and Pramaggiore all qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors.”

COMPENSATION COMMITTEE:

Mr. Weyers (Chairman) Ms. Pramaggiore	Mr. Christopher Mr. Hanks

The Compensation Committee met three times during 2015, beginning with its initial meeting on June 8, 2015. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our Executive Incentive Compensation Plan (the “EICP”) and our 2015 Long-Term Incentive Plan (the “2015 LTIP”).

The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. See the “Compensation Discussion and Analysis – Compensation Philosophy and Process and 2015 Compensation

Decisions” sections of this proxy statement for information about our 2015 named executive officer compensation, including a discussion of the role of the compensation consultant.

No director who served as a member of the Compensation Committee during the year ended December 31, 2015 (Messrs. Christopher, Hanks and Weyers and Ms. Pramaggiore) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board.

GOVERNANCE COMMITTEE:

Mr. Hanks (Chairman) Mr. Christopher	Mr. Ferraioli Ms. Dubin

The Governance Committee met three times during 2015, beginning with its initial meeting on June 8, 2015. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; and (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

16

COMPENSATION OF DIRECTORS

The Compensation Committee evaluated the design of our director compensation program following the spin-off. This review included information and recommendations from Hay Group for the same comparator group of companies the committee uses for determining compensation for our executives. This peer group is listed on page 40. Following its review, the Compensation Committee determined that the annual retainer and annual stock grants should be lower than they were for directors of BWC, primarily because the Company is smaller as a result of the spin-off. The Board took action and adjusted director compensation to the new lower recommended level. The compensation of our non-employee directors under our current non-employee director compensation program is described in more detail below.

B&W began operating as a new company on July 1, 2015. As such, the compensation reflected below summarizes the compensation earned by or paid to our non-employee directors only for services as a member of our Board from July 1, 2015 through December 31, 2015. Directors who are also our employees do not receive any compensation for their service as directors.

2015 DIRECTOR COMPENSATION TABLE (JULY 1 - DECEMBER 31, 2015)

NAME	FEES EARNED OR PAID IN CASH(1)	STOCK AWARD(2)	ALL OTHER COMPENSATION(3)	TOTAL
Thomas A. Christopher	$42,500	—	$4,696	$47,196
Cynthia S. Dubin	$42,500	$120,000	$12,251	$174,751
Brian K. Ferraioli	$50,000	—	$5,078	$55,078
Stephen G. Hanks	$57,500	—	$4,790	$62,290
Anne R. Pramaggiore	$42,500	$120,000	$387	$162,887
Larry L. Weyers	$47,500	—	$4,385	$51,885

(1) See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.

(2) See “Stock Awards” below for a discussion of the amounts reported in this column.

(3) See “All Other Compensation” below for a discussion of the amounts reported in this column.

FEES EARNED OR PAID IN CASH

Under our current director compensation program, non-employee directors are eligible to receive an annual retainer of $85,000, paid in quarterly installments and prorated for partial terms.

The chairs of Board committees and the Lead Independent Director (Mr. Hanks in 2015) receive additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $15,000;

•	the chair of each of the Compensation and Governance Committees: $10,000; and

•	the Lead Independent Director: $20,000.

Only the fees paid by the Company following the spin-off are reflected in the table above.

Under our Supplemental Executive Retirement Plan (the “SERP”), each director may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections.

Directors are 100% vested in their deferral accounts at all times. Mr. Ferraioli elected to defer 100% of his retainer and fees in 2015. No other director made a deferral election with respect to their retainer or fees in 2015. Amounts reported in the 2015 Director Compensation Table include amounts deferred in 2015.

STOCK AWARDS

In addition to the cash payments provided to our directors, each non-employee director is entitled to receive a stock award in the form of a number of fully vested shares equal to $95,000 divided by the closing price of our common stock on the grant date, rounded down to the whole share. Ms. Dubin and Ms. Pramaggiore were elected to our Board effective July 1, 2015. They were the only directors who received stock awards from the Company in 2015. These stock awards were granted under our 2015 LTIP. The other non-employee directors received stock awards from BWC prior to the spin-off for their service to BWC. The stock awards granted to Ms. Dubin and Ms. Pramaggiore were equal in value to the stock awards that the other directors received from BWC prior to the spin-off (i.e., $120,000), in recognition of the time they spent learning about the Company and its operations before joining the Board. Mr. Christopher elected to defer 100% of his stock award in 2015. Only stock awards from the Company following the spin-off are reflected in the table above.

17

COMPENSATION OF DIRECTORS

The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for these grants made in 2015. Grant date fair values for the stock awards to Ms. Dubin and Ms. Pramaggiore were determined using the closing price of our common stock ($19.90) on the date of grant (July 1, 2015). Under our 2015 LTIP, directors may elect to defer payment of all or a portion of their stock awards.

ALL OTHER COMPENSATION

We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board. The presence of a director’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, pursuant to our policy, we will bear the travel, meals and other expenses of the director’s spouse incurred while attending such functions. To the extent the expenses of a spouse are imputed to the director as income, pursuant to our reimbursement policy, we will also reimburse the director for the taxes resulting from any such imputed income. In 2015, the incremental cost to the Company to provide reimbursement for spousal travel under our policy was less than $10,000 per director and the aggregate cost for all directors as a group was $19,078. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $12,509. The amounts reported in this column include tax reimbursements for Messrs. Christopher ($1,860), Ferraioli ($2,011), Hanks ($1,897) and Weyers ($1,737), and Mmes. Dubin ($4,851) and Pramaggiore ($153).

18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our common stock;

•	each current executive officer named in the Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have based the percentage of class amounts set forth below on each indicated person’s beneficial ownership of Company common stock as of March 11, 2016. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277.

NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFI- CIALLY OWNED	PERCENT OF CLASS(1)	OWNERSHIP OF OTHER SECURITIES	PERCENT OF CLASS(1)
5% Stockholders:
Blue Harbour Group, LP (2)	5,280,542	10.3%	–	10.3%
Burgundy Asset Management, Ltd. (3)	4,366,297	8.5%	–	8.5%
The Vanguard Group (4)	3,798,117	7.4%	–	7.4%
Invesco Ltd. (5)	3,037,362	5.9%	–	5.9%
Daruma Capital Management, LLC (6)	2,948,403	5.7%	–	5.7%
Blackrock, Inc. (7)	2,546,657	5.0%	–	5.0%
Executive Officers, Directors and Director Nominees:
E. James Ferland (8)	506,256	*	11,032	*
Thomas A. Christopher (9)	1,960	*	7,974	*
Cynthia S. Dubin	6,030	*	–	*
Brian K. Ferraioli (10)	1,795	*	3,791	*
Stephen G. Hanks	12,439	*	–	*
Anne R. Pramaggiore	13,071	*	–	*
Larry L. Weyers	10,834	*	–	*
Jenny L. Apker (11)	36,237	*	–	*
Elias Gedeon (12)	25,444	*	–	*
Mark A. Carano (13)	40,206	*	3,555	*
Wendy S. Radtke (14)	22,035	*	–	*
All Directors, Director Nominees and Executive Officers as a group (17 persons) (15)	787,436	1.5%	26,352	*

* Represents less than 1.0 percent

(1) Percent is based on outstanding shares of our common stock on March 11, 2016.

(2) As reported on Schedule 13G filed with the SEC on February 16, 2016. The Schedule 13G reports beneficial ownership of 5,280,542 shares of our common stock by Blue Harbor Group, L.P. over which shares it has shared voting and shared dispositive power. The Schedule 13G reports beneficial ownership of 5,280,542 shares of our common stock by both Blue Harbor Holdings, LLC and Clifton S. Robbins, which each have shared voting and dispositive power over 5,280,542 shares. The reporting person’s address is 646 Steamboat Road, Greenwich, Connecticut 06830.

(3) As reported on Schedule 13G filed with the SEC on February 11, 2016. The Schedule 13G reports beneficial ownership of 4,366,297 shares of our common stock by Burgundy Asset Management Ltd. which has sole voting power over 4,200,400 shares, shared voting power over zero shares, and sole dispositive power of 4,366,297 shares. The reporting person’s address is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4) As reported on Schedule 13G filed with the SEC on February 10, 2016. The Schedule 13G reports beneficial ownership of 3,798,117 shares of our common stock by The Vanguard Group, which has sole voting power over 37,437 shares, shared voting power over 6,500 shares, sole dispositive power over 3,756,780 shares and shared dispositive power over 41,337 shares. The Schedule 13G also reports Vanguard Fiduciary Trust Company as the beneficial owner of 34,837 shares and Vanguard Investments Australia, Ltd. as the beneficial owner of 9,100 shares. The Schedule 13G reports that both beneficial owners are wholly-owned subsidiaries of The Vanguard Group, Inc. The reporting person’s address is 100 Vanguard Blvd., Malvern PA 19355.

(5) As reported on Schedule 13G filed with the SEC on February 10, 2016. The Schedule 13G reports beneficial ownership of 3,037,362 shares of our common stock by Invesco Ltd. over which shares it has shared voting and shared dispositive power. The reporting person’s address is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(6) As reported on Schedule 13G filed with the SEC on February 12, 2016. The Schedule 13G reports beneficial ownership of 2,948,403 shares of our common stock by Daruma Capital Management, LLC which has sole voting power over zero shares, shared voting power over 1,506,811 shares and shared dispositive power over 2,948,403 shares. The Schedule 13G reports beneficial ownership of 2,948,403 shares of our common stock by Mariko O. Gordon who has sole voting power over zero shares, shared voting power over 1,506,811 shares and shared dispositive power over 2,948,403 shares. The reporting person’s address is 1120 Avenue of the Americas, 21st Floor, New York, NY 10036.

(7) As reported on Schedule 13G/A filed with the SEC on March 10, 2016. The Schedule 13G/A reports beneficial ownership of 2,546,657 shares of our common stock by Black-rock, Inc. which has sole voting power over 2,177,417 shares, shared voting power over zero shares, and sole dispositive power of 2,546,657 shares. The reporting person’s address is 55 East 52nd Street, New York, NY 10055.

(8) Shares owned by Mr. Ferland include 356,926 shares of common stock that he may acquire on the exercise of stock options, 31,718 restricted shares of common stock as to which he has sole voting power but no dispositive power and 505 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Ferland include 11,032 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.

(9) Other securities owned by Mr. Christopher include 7,974 shares of common stock underlying vested restricted stock units that he elected to defer under our 2015 LTIP.

(10) Other securities owned by Mr. Ferraioli include 3,791 shares of common stock underlying vested restricted stock units that he elected to defer under our 2015 LTIP.

(11) Shares owned by Ms. Apker include 21,038 shares of common stock that she may acquire on the exercise of stock options, 6,578 restricted shares of common stock as to which she has sole voting power but no dispositive power and 511 shares of common stock held in our Thrift Plan.

(12) Shares owned by Mr. Gedeon include 14,868 shares of common stock that he may acquire on the exercise of stock options, 6,775 restricted shares of common stock as to which he has sole voting power but no dispositive power and 179 shares of common stock held in our Thrift Plan.

(13) Shares owned by Mr. Carano include 28,017 shares of common stock that he may acquire on the exercise of stock options, 7,408 restricted shares of common stock as to which he has sole voting power but no dispositive power and 248 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Carano include 3,555 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.

(14) Shares owned by Ms. Radtke include 20,455 shares of common stock that she may acquire on the exercise of stock options.

(15) Shares owned by all directors and officers as a group include 517,757 shares of common stock that may be acquired on the exercise of stock options, 62,671 restricted shares of common stock as to which they have sole voting power but no dispositive power and 3,448 shares of common stock held in our Thrift Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied, other than Ms. Radtke who filed a delinquent Form 4 reporting one transaction on January 27, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executive Officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Audit and Finance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

In July 2015, we entered into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

20

NAMED EXECUTIVE OFFICER PROFILES

The following profiles provide summary information regarding the experience of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by the Company as of December 31, 2015. The Named Executive Officer profiles provide biographical information, including age as of May 1, 2016. Unless otherwise indicated, all positions described below are positions with Babcock & Wilcox Enterprises, Inc. since the effective date of the spin-off. The profiles exclude J. Randall Data who served as Senior Advisor to the Chief Executive Officer until July 2015.

E. James Ferland, age 49, serves as our Chairman and Chief Executive Officer. Prior to the spin-off, Mr. Ferland was BWC’s President and Chief Executive Officer since April 2012. Prior to joining BWC, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the board of directors of Actuant Corporation since August 2014.

Jenny L. Apker, age 58, serves as our Senior Vice President and Chief Financial Officer. Prior to the spin-off, Ms. Apker served as BWC’s Vice President, Treasurer and Investor Relations since August 2012 and, prior to that time, served as BWC’s Vice President and Treasurer since joining BWC in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

Mark A. Carano, age 46, serves as our Senior Vice President, Corporate Development and Treasurer. Prior to the spin-off, Mr. Carano served as Senior Vice President and Chief Corporate Development Officer of BWC since August 2013. Prior to joining BWC in June 2013, Mr. Carano served as a Managing Director in the Investment Banking Group of Bank of America Merrill Lynch, a financial services company, since 2006. Mr. Carano also previously held positions with the Investment Banking Group of Deutsche Bank.

Elias Gedeon, age 56, serves as our Senior Vice President and Chief Business Development Officer, a position he has held since joining BWC in May 2014. Mr. Gedeon has more than 30 years of experience in the power generation industry and has held various sales, operations and P&L leadership positions in the U.S. and overseas. He joined BWC from Alstom Power, Inc., a subsidiary of energy and transport manufacturer Alstom, where he served as Vice President, Global Sales and Marketing – Boiler Group since 2009 and previously as Vice President of Sales, Americas. Prior to joining Alstom, Mr. Gedeon served in sales and operations roles of increasing responsibility with Foster Wheeler Power Group, Inc., including Executive Vice President, Global Sales & Marketing.

Wendy S. Radtke, age 46, serves as our Senior Vice President and Chief Human Resources Officer. Ms. Radtke joined BWC in April 2015 to lead the global Human Resources function. From 2012 to 2015, Ms. Radtke served as Vice President of Talent Management at The Goodyear Tire & Rubber Company, a tire manufacturing company, and from 2009 to 2012, she was Vice President, Asia Pacific Human Resources at Goodyear, located in Shanghai, China. Before joining Goodyear, Ms. Radtke spent eight years at Honeywell International where she held a variety of positions with increasing responsibility, including her last role as Vice President of Asia Pacific Human Resources for the Automation Control Solutions business located in Shanghai, China. Previously, Ms. Radtke held various human resources roles at 3M Corporation and The Pepsi Bottling Group.

21

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2016 (PROPOSAL 2)

Our Board has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2016. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the

Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the year ended December 31, 2015, following the spin-off on July 1, 2015, we paid Deloitte fees, including expenses and taxes, totaling $2,796,014, which are categorized below. Prior to the spin-off, BWC paid any audit, audit-related, tax and other fees of Deloitte. As a result, the amounts reported below are not necessarily representative of the fees we expect to pay Deloitte in future years.

	2015	2014
Audit The Audit fees were for professional services rendered for the audits of the combined and consolidated financial statements of the Company, the audit of the Company’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$2,601,860	$1,988,663
Audit-Related There were no Audit-Related fees.	—	—
Tax The Tax fees were for professional services rendered for consultations on various U.S. federal, state and international tax compliance matters, as well as consultation and advice on various foreign tax matters.	$194,154	$188,566
All Other There were no other fees for services.	—	—
TOTAL	$2,796,014	$2,177,229

It is the policy of our Audit and Finance Committee to pre- approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.

Annually, the independent registered public accounting firm and the Vice President of Internal Audit present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act of 1934.

Recommendation and Vote Required

Our Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2016. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

22

AUDIT AND FINANCE COMMITTEE REPORT

The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with the Company’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with Deloitte’s independence.

Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

THE AUDIT AND FINANCE COMMITTEE

Brian K. Ferraioli, Chairman	Anne R. Pramaggiore
Cynthia S. Dubin	Larry L. Weyers

23

APPROVE, ON A NON-BINDING ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution to approve our named executive officer compensation as reported in this proxy statement.

It is our belief that our ability to hire, retain and motivate employees is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy, how that philosophy was implemented in 2015, and changes planned for 2016. We have given considerable attention to how, why and what we pay our executives, and have met with stockholders who collectively held more than 55% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to grow the Company. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

Effect of Proposal

The resolution to approve our named executive officer compensation is nonbinding on us and our Board and Compensation Committee. Accordingly, even if the resolution is approved, the

Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve named executive officer compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.

Recommendation and Vote Required

Our Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

Accordingly, we submit the following resolution to stockholders at the Annual Meeting:

RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”

24

APPROVE, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF FUTURE VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 4)

We must provide an advisory vote on named executive officer compensation at least once every three years. In accordance with Section 14A of the Exchange Act, we are asking stockholders for an advisory vote to approve how frequently future advisory votes to approve named executive officer compensation should occur.

The Board recommends that the advisory vote to approve named executive officer compensation occur every year (annually). We believe this frequency is appropriate at this time for the following reasons:

•	we value stockholder input on executive compensation and believe that an annual advisory vote will provide us with regular input on important issues relating to executive compensation; and

•	we became an independent public company through a spin-off to BWC stockholders on July 1, 2015 and an annual advisory vote to approve named executive officer compensation will allow stockholders to continue to provide direct input as we formulate the compensation philosophy, policies and practices of executive compensation.

Recommendation and Vote Required

Our Board recommends that stockholders vote to approve a frequency of “1 YEAR” for future advisory votes to approve named executive officer compensation. Stockholders are asked to specify one of four choices on this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board’s recommendation. The proxy holders will vote all proxies received for an advisory vote to approve named executive officer compensation every year (annually) unless instructed otherwise. Approval of the frequency of future advisory votes to approve named executive officer compensation requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions are counted as present for purposes of the vote on this matter. Broker non-votes will not have any effect on this proposal.

Effect of Proposal

The vote to approve the frequency of future advisory votes to approve named executive officer compensation is non-binding on us and our Board. Our Board values the opinions of stockholders and expects to carefully consider the results of this advisory vote. However, irrespective of the Board’s recommendation and the results of the stockholder vote, the Board may decide to conduct future advisory votes to approve named executive officer compensation on a more or less frequent basis as it determines would be in the best interest of the Company.

25

COMPENSATION DISCUSSION AND ANALYSIS

•	Executive Summary

•	Best Practices

•	Compensation Philosophy and Process

•	2015 Compensation Decisions

•	Compensation Program Design

•	Other Compensation Practices and Policies

Executive Summary

Fiscal year 2015 was a transformational year for our company that unlocked value for our stockholders with the spin-off of the power generation business. Recognizing the opportunities to better leverage strengths of each business and create two pure-play companies that would be easier for the market to understand, The Babcock & Wilcox Company (“BWC”) management team led an effort approved by the Board of Directors to create two separate, independent publicly traded companies. Effective July 1, 2015, BWC was renamed BWX Technologies, Inc. (“BWXT”), with the spin-off of Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”).

BWC stockholders who retained their stock in the two new companies saw the value of their investment increase approximately 45% from the time the spin-off was initially announced to the end of 2015.

In this document, BWC refers to The Babcock & Wilcox Company prior to the spin-off, and BWXT refers to this same entity after the spin-off. Compensation-related decisions for our Named Executive Officers (“NEOs”) before the spin-off were made by the compensation committee of the Board of Directors of BWC. Compensation decisions for B&W’s NEOs from and after the spin-off were made by the Compensation Committee of our Board, which we refer to in this discussion as the “Compensation Committee.”

TRANSACTION CREATED MORE THAN $1.4B

IN STOCKHOLDER VALUE

Market capitalization is based on a $28.75 closing share price for BWC on November 5, 2014 and share closing prices on December 31, 2015 of $31.77 for BWXT and $20.87 for BW. Amounts may not foot due to rounding.

26

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We’ve continued to build momentum across our company, ending 2015 with a strong balance sheet and a solid backlog to take us into the future. We’re focused on safety and maintaining the highest standards of ethics across our operations, on meeting our project commitments, on building outstanding relationships with our customers, and on driving continued growth to increase value for our stockholders.

2015 PERFORMANCE HIGHLIGHTS

EXECUTIVE COMPENSATION PROGRAM

Key features of our executive compensation program for the following executive officers (the NEOs) are outlined in this document:

NAME	TITLE (AS OF LAST DAY OF 2015)
E. James Ferland	Chairman and Chief Executive Officer
Jenny L. Apker	Senior Vice President and Chief Financial Officer
Mark A. Carano	Senior Vice President, Corporate Development and Treasurer
Wendy S. Radtke	Senior Vice President and Chief Human Resources Officer
Elias Gedeon	Senior Vice President and Chief Business Development Officer
J. Randall Data*	Former Senior Advisor to the Chief Executive Officer

* Former executive officer

IMPORTANCE OF MANAGEMENT CONTINUITY FOR THE SPIN-OFF

Our NEOs and other members of our senior leadership team include individuals who have broad experience in the power generation business, most notably our Chairman and Chief Executive Officer, E. James Ferland. Mr. Ferland is an accomplished executive with more than 25 years of experience in the commercial power and utility industry. He understands our technology and knows our business from multiple perspectives, including as a customer. He consistently demonstrates the ability to take swift actions and make tough decisions in the interests of stockholders, including:

•	Rationalizing our cost base through margin improvement programs;

•	Diversifying our legacy coal-based business through the acquisition of industrial products and services firm MEGTEC; and

•	Most recently, initiating and guiding the successful completion of the spin-off.

In planning the spin-off, the BWC Board of Directors wanted to ensure that each company would have a strong management team. In the case of B&W, it was clear that a transformational leader would be required to execute the strategy necessary to transition the business away from heavy reliance on U.S. coal-fired power generation to a more nimble, global company that could expand the renewable waste-to-energy and environmental technologies around the globe. Mr. Ferland had qualifications suited to run either BWXT or B&W, but the BWC Board felt his leadership was needed at the smaller company. BWC approved special equity and cash awards for Mr. Ferland to retain him as CEO, thereby ensuring that the new company would have time to establish a track record of solid operations and stockholder value creation under stable leadership. For more information concerning these awards, see “2015 Compensation Decisions – Spin-off Awards – Long-Term Performance and Retention” on page 37.

27

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2015 COMPENSATION

The unique nature of the spin-off necessitated a transitional year in 2015 for short-term and long-term compensation. BWC recognized that full-year performance metrics could not be provided for either company due to the planned mid-year spin transaction. Therefore, the short-term metrics for the first half of the year were focused on execution of the spin-off; and promptly after the spin-off, the Compensation Committee established financial performance metrics for operating income and free cash flow for the remainder of the year. Similarly, BWC did not want to set long-term incentives before the spin-off that might not align with the strategy of either company after the spin-off, so the long-term incentive package for 2015 was established with time-based vesting to serve as a retention measure.

WE ENGAGED WITH OUR STOCKHOLDERS AFTER THE SPIN-OFF

Following the spin-off, our Lead Independent Director and senior management met with stockholders who collectively held more than 55% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to grow the Company. Generally, investors supported our executive compensation program goals, encouraged us to focus on paying for demonstrable performance, and asked that we carefully consider our post-spin-off compensation peer group (discussed further below).

2016 COMPENSATION PROGRAM DESIGN

Using the stockholder feedback, the Compensation Committee established our executive compensation program to become effective in 2016, our first full year as an independent company. See “2016 Compensation Program Design” on pages 38-40 for more detail. Some of the key actions by the Compensation Committee for the 2016 program include the following:

•	Approved a new peer group to reflect post-spin comparator companies of similar revenue size and business scope and with whom we compete for talent;

•	Established our annual and long-term incentive compensation program design for 2016 to reflect our pay-for-performance culture; and

•	Adjusted our long-term incentive compensation program to include greater emphasis on performance-based restricted stock units (PSUs) by changing the weighting of those awards from 50% (which was the weighting at BWC prior to the spin-off) to 60% of the total long-term incentive award mix. The Compensation Committee also determined to include relative total stockholder return, along with earnings per share and return on invested capital, to measure performance for the PSUs.

The PSU performance measures align with the key elements of our strategy to grow stockholder value.

28

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

We Are Committed to Compensation Best Practices

The Compensation Committee believes that our executive compensation program follows best practices aligned to long-term stock- holder interests, summarized below:

WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value	No excise tax gross-ups upon a change in control

Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals and use of an independent compensation consultant

No discounting, reloading or re-pricing of stock options without stockholder approval
Multiple performance metrics for annual and long-term incentive compensation plans; different metrics used for each plan	No single-trigger vesting of equity-based awards upon change in control
More than 50% of long-term incentive awards granted as performance-based restricted stock units
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination
Clawback provisions in annual and long-term incentive compensation plans
Policies prohibiting executives from hedging or pledging Company stock
Strong stock ownership guidelines for executives (5x base salary for CEO)

29

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Process

Compensation Philosophy and Process

OUR COMPENSATION PHILOSOPHY

B&W operates in a challenging, continually changing and highly competitive market. We know that attracting, developing and retaining qualified executives who increase stockholder value by achieving our financial and strategic growth plans remains key to our success. We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use short- and long-term incentives to drive continued strong results for our stockholders.

Our compensation program is designed to:

•	Incent and reward annual and long-term performance

•	Align interests of B&W executives with stockholders

•	Attract and retain well-qualified executives

The Compensation Committee works with management and Hay Group, an external advisory firm, to ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.

The roles and the responsibilities of the Compensation Committee, B&W Management and Hay Group are summarized here.

Compensation Committee (Four Independent Directors)

•	Establishes and implements our executive compensation philosophy

•	Ensures the total compensation paid to our NEOs and other executives is fair and competitive, and motivates high performance

•	Regularly reviews the design of our executive compensation programs with the assistance of its compensation consultant

•	Subscribes to a “pay-for-performance” philosophy when designing executive compensation programs that place a substantial portion of an executive’s target compensation “at risk” and performance-based where the value of one or more elements of compensation is tied to the achievement of financial and/or other measures the Company considers important drivers in the creation of stockholder value

•	Engages Hay Group as its outside consultant for executive and director compensation matters

•	Works directly with Hay Group on B&W’s Chief Executive Officer’s compensation

B&W Management

•	Prepares information and materials for the Compensation Committee relevant to matters under consideration by the committee

•	B&W’s Chief Executive Officer provides recommendations regarding compensation of the other NEOs

•	B&W’s Chief Executive Officer and senior HR personnel at- tend Compensation Committee meetings and, as requested by the Compensation Committee, participate in deliberations on executive compensation (other than their own)

Hay Group (Consultant to our Compensation Committee)

•	Provides the Compensation Committee with information and advice on the design, structure and level of executive and director compensation

•	Attends Compensation Committee meetings, including executive sessions to advise on compensation discussions

•	Reviews market survey and proxy compensation data for benchmarking

•	Advises the Compensation Committee on selecting an appropriate peer group

•	Advises the Compensation Committee on external market factors and evolving compensation trends

•	Provides the Company assistance with regulatory compliance and changes regarding compensation matters

Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Following a review and assessment of the independence of Hay Group, the Compensation Committee concluded that no conflict of interest has been raised by the work of Hay Group.

In December 2015, Hay Group was acquired by Korn Ferry, an organizational advisory and executive search firm. Prior to the spin-off, BWC engaged Korn Ferry for services in addition to the executive and director compensation services provided by Hay Group.

Following a review of the independence of Hay Group post spin-off but prior to the announcement of Korn Ferry’s pending acquisition of Hay Group, our Compensation Committee determined that Hay Group was independent and re-engaged Hay Group as its outside consultant for executive and director compensation matters. In addition, our Compensation Committee engaged Hay Group for certain other services. The aggregate amount paid by B&W to Hay Group after the spin-off in 2015 for executive and director compensation services was $67,833, and for additional services was $27,500.

30

COMPENSATION DISCUSSION AND ANALYSIS

Plan Design and Risk Management

Plan Design and Risk Management

B&W subscribes to a “pay-for-performance” philosophy. As such:

•	A substantial portion of NEOs’ target compensation is “at risk” with the value of one or more elements of compensation tied to the achievement of financial and/or other measures the Company considers important drivers to create stockholder value.

•	Stock options are granted with an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. As a result, an option’s value is based exclusively on improvements in stock price from the price on the date of grant. For that reason, the Company considers stock options to be performance-based.

•	Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation for our NEOs makes up a larger percentage of an employee’s target total direct compensation than annual incentive compensation. Incentive compensa- tion helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance.

•	Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any out- standing stock award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•	Annual and Long-Term Incentive Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•	Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation to avoid an over-emphasis on short- term decision making. The maximum payout for both the annual and long-term incentive compensation is capped at 200% of target.

•	Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Our principal financial performance measures have been based on operating income, return on invested capital and earnings per share. Beginning in 2016, we will also use relative total stockholder return as a performance measure. Operating income and free cash flow maintain the focus on operational performance while earnings per share, return on invested capital and relative total stockholder return maintain a focus on longer-term metrics that help drive stockholder value.

•	Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse impact on the Company.

31

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

2015 Compensation Decisions

BASE SALARIES

BWC generally targeted base salaries for our NEOs at median (+/- 15%) of a survey-group median using data furnished by our independent compensation consultant, Hay Group. BWC used Hay Group’s Industrial Executive Compensation Survey for this purpose. BWC also considered publicly available compensation data from a custom peer group comprised of 16 companies with whom our pre-spin-off businesses competed for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. In the case of Mr. Ferland and Ms. Apker, BWC used the peer group data to validate the ranges established using the survey data provided by Hay Group to set new base salaries for each of them. See discussion below under “2016 Compensation Design” about the new compensation peer group established by the Compensation Committee after the spin-off.

For the NEOs other than Ms. Radtke, BWC followed its normal compensation process and made certain adjustments to base salary rates effective as of April 1, 2015, as follows:

APRIL 1, 2015 BASE SALARY ADJUSTMENTS

NAME	BASE SALARY AT JAN. 1, 2015	BASE SALARY AT APRIL 1, 2015	PERCENTAGE CHANGE	BASE SALARY AT JULY 1, 2015
E. James Ferland	$950,000	$978,500	3.0%	$978,500
Jenny L. Apker[1]	$290,000	$300,000	3.4%	$375,000
Mark A. Carano	$410,000	$422,300	3.0%	$422,300
Wendy S. Radtke[2]	–	$355,000	–	$355,000
Elias Gedeon	$375,000	$386,200	2.9%	$386,200
J. Randall Data	$365,000	$376,000	2.7%	$376,000

1 Effective July 1, 2015, the Compensation Committee increased Ms. Apker’s base salary from $300,000 to $375,000 to reflect an increased scope of her duties as the CFO for a stand-alone public company.

2 Ms. Radtke’s annual rate of base salary was established by BWC at $355,000 in connection with her offer and commencement of employment with the Company that began in April 2015.

32

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

ANNUAL CASH INCENTIVES

BWC provided the NEOs with an annual incentive compensation program that rewarded covered executives for three areas of performance:

•	70% based on achievement of pre-established financial goals,

•	10% based on achievement of pre-established safety goals, and

•	20% based on an assessment of pre-established qualitative individual performance goals.

Each NEO had a target annual incentive award based on a percentage of base salary (referred to as the “target award percentage”). The final award could range from 0% to 200% of the target based on actual performance results. The target award percentages were established by BWC based on a review of Hay Group’s survey data and taking into account each NEO’s experience, role and scope of duties. Ms. Radtke’s target award percentage was established in connection with her offer of employment. The following table summarizes the target award percentages for each NEO:

TARGET AWARD % FOR 2015 ANNUAL INCENTIVE AWARD

NAME	TARGET AWARD %
E. James Ferland	100%
Jenny L. Apker[1]	60%
Mark A. Carano	60%
Wendy S. Radtke	60%
Elias Gedeon	60%
J. Randall Data	60%

1 Effective July 1, 2015 and at the time of her promotion, the Compensation Committee increased Ms. Apker’s target award percentage from 45% to 60% to be in line with the other NEOs (other than Mr. Ferland) and to reflect an increased scope of her duties as the CFO for a stand-alone public company, but did not change the target award percentages for the other NEOs.

While BWC established financial and safety goals for 2015, it recognized that these goals would not be meaningful to the NEOs if the spin-off occurred during the year. In order to encourage the NEOs to successfully complete the spin-off during 2015, BWC decided that the annual incentive award should be split into two components for 2015 if the spin-off was completed during the year:

2015 ANNUAL INCENTIVE DESIGN

FEATURE	PRE-SPIN-OFF PORTION	POST-SPIN-OFF PORTION
Financial Goals (70% of target)	Assumed target achievement if spin-off successfully completed during 2015	Based on financial performance goals set by the Compensation Committee shortly after spin-off
Safety Goals (10% of target)	Assumed target achievement if spin-off successfully completed during 2015, multiplied by “Financial Multiplier” for pre-spin-off period (i.e., 1x)	Based on safety goals set by BWC at start of the year, multiplied by “Financial Multiplier” for post-spin-off period
Individual Performance (20% of target)	Based on performance assessment by the Compensation Committee after end of year, multiplied by “Financial Multiplier” for pre-spin-off period (i.e., 1x)	Based on performance assessment by the Compensation Committee after end of year, multiplied by “Financial Multiplier” for post-spin-off period

33

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

Because the spin-off was successfully completed during 2015, the prorated portion of the annual incentive award for the pre-spin-off period related to financial and safety goals was set at target (i.e., 100%).

Consistent with the 2015 design established by BWC, the Compensation Committee determined that the post-spin-off portion of the annual incentive award would be made of three components, as follows:

2015 POST-SPIN-OFF ANNUAL INCENTIVE AWARD DESIGN

COMPONENT	WEIGHTING	MEASURES	PAYOUT CALCULATION
Financial	70%	Operating income (45%) Free cash flow (25%)	Range from 0% – 200% based on achievement against goals Result referred to as “Financial Multiplier”
Safety	10%	Total recordable incident rate (4%) Days away, restricted or transferred rate (4%) EHS Business Plans Achievement (2%)	Range from 0% – 100% Multiplied by “Financial Multiplier”
Individual	20%	Assessment of pre-established qualitative individual performance goals.	Range from 0% – 100% Multiplied by “Financial Multiplier”

For the financial performance component, our Compensation Committee determined that operating income and free cash flow goals aligned our NEOs with our key business goals related to creating profitable organic growth and enhanced free cash flow across our range of global markets. For this purpose:

•	operating income means revenue less cost of operations, research and development costs, selling, general and administrative expenses, losses on asset disposals and impairments. Operating income also includes the net impact of equity in income of investees.

•	free cash flow means our net cash flow from operating activities (operating cash flow) less capital expenditures.

In order for these measures to reflect core operating results, the Compensation Committee determined that the measures should be adjusted for certain items, such as pension and other post retirement benefit mark-to-market gains and losses, restructuring charges, expenses related to the spin-off transaction, asset impairments, losses in respect of legal proceedings and dispute resolutions and other non-recurring or unusual items that would have the potential to create misalignment between our annual incentive program and long-term operating objectives. For purposes of free cash flow, the Compensation Committee also determined that variances from the budgeted income tax rate should also be excluded. Without these adjustments, incentive targets may not accurately reflect management’s performance. The Compensation Committee considered the budgeted goals for these measures originally established by BWC and made certain adjustments to the goals in light of the spin-off, including adjustments for changes in overhead allocations and expenses of operating as a stand-alone company. The Compensation Committee believes that the target levels of financial performance represented rigorous goals that were reasonably achievable and represented a level of financial performance that would drive creation of stockholder value. Consistent with past practice by BWC, the Compensation Committee also established a threshold level of performance below which no annual incentive award would be earned and a maximum level of performance above which no more than 200% of the target award amount would be earned.

The following table summarizes the financial goals that the Compensation Committee established for 2015:

2015 FINANCIAL PERFORMANCE GOALS

PERFORMANCE LEVEL	INCENTIVE PAYOUT %*	OPERATING INCOME	FREE CASH FLOW
Below threshold	0%	Less than $80 million	Less than $44 million
Threshold	50%	$80 million	$44 million
Target	100%	$100 million	$63 million
Maximum	200%	$120 million or more	$82 million or more

* The payout percentage is prorated on a straight-line basis for results between threshold and target or between target and maximum.

34

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

The Compensation Committee also re-approved safety goals originally established for 2015 by BWC. These goals emphasize our strategic business goal of maintaining our commitment to safety. The goals relate to three components of measuring safety results:

•	Total Recordable Incident Rate (TRIR), which measures the rate of recordable workplace injuries,

•	Days Away, Restricted or Transferred (DART), which measures injuries resulting in lost or restricted days, and

•	EHS Business Plans (EHS BPs), which measures the percentage attainment of specified critical activities to be undertaken during the calendar year to continuously improve performance.

For each goal, there is a threshold level of performance at which 50% of the target incentive is earned (and below which no incentive is earned), and a target level performance at or above which 100% of the target incentive is earned. The final level of safety achievement is also multiplied by the Financial Multiplier, so that the portion earned based on safety results is also tied to our financial performance.

Individual performance is assessed against individual goals and performance priorities established early in the year for each NEO. Individual performance goals allow the Compensation Committee to differentiate final annual incentive awards for each NEO based on the Committee’s informed judgment, taking into account individual efforts and achievements in their respective areas of responsibility. The performance assessment may result in an individual performance result that ranges from 0% to 100% of target. Each NEO’s individual performance result is multiplied by the Financial Multiplier, so that the portion earned based on individual performance is also tied to our financial performance.

In early 2016, our Compensation Committee reviewed the 2015 financial and safety performance results and assessed individual performance achievements by each NEO. For 2015 annual incentive compensation purposes, our consolidated operating income was $104 million. In accordance with our 2015 annual incentive plan design, this amount included a net upward adjustment from our 2015 GAAP operating income result, largely to exclude the effect of a mark-to-market pension accounting loss, as well as restructuring charges, asset impairments and other non-recurring or unusual items that had the potential to create a misalignment between our annual incentive program and long-term operating objectives, or otherwise may not have accurately reflected management’s 2015 operating performance. For 2015 for incentive compensation purposes, we generated adjusted free cash flow of $144 million. As a result, the financial payout percentage was determined to be124%. This payout percentage is also the “Financial Multiplier” used for the safety and individual performance portions of the award as described below. The following table, which summarizes how the Company performed relative to the financial goals established by the Compensation Committee shortly after the spin-off, shows the final Financial Multiplier that takes into account performance for the first half of 2015 at target (100%) combined with performance for the second half of 2015 (148%).

2015 FINANCIAL PERFORMANCE PAYOUT PERCENTAGE

METRIC		THRESHOLD	TARGET	MAX	ACTUAL	WEIGHTING	COMBINED PRE/POST-SPIN RESULT
Operating Income (45%)	Goal	$80 million	$100 million	$120 million	$104 million
	Payout %	50%	100%	200%		45/70	110%
Free Cash Flow (25%)	Goal	$44 million	$63 million	$82 million	$144 million
	Payout %	50%	100%	200%		25/70	150%
						Financial Payout %	124%

With respect to the safety goals described above, the calculated payout would have resulted in a safety-related payout percentage of 10%. However, based on a review of the Company’s overall safety performance for 2015, the Compensation Committee determined to use its negative discretion to reduce the safety-related payout percentage for 2015 to 7.5% (before applying the Financial Multiplier).

After the end of the year, the Compensation Committee assessed the individual performance of our NEOs for 2015. The Compensation Committee reviewed an assessment of Mr. Ferland that included a number of criteria that are not easily quantifiable including: leadership, strategic planning, goal setting, succession planning, communications, and board relations. The Compensation Committee also received input from Mr. Ferland regarding the individual performance of the other NEOs who report directly to him. The criteria used to assess the individual performance of the other NEOs were tailored to their respective areas of responsibility, but generally focused on organic and inorganic growth, customer relationships, improving internal efficiencies, and leadership. Based on this assessment and using its informed judgment without specific weighting or formula, the Compensation Committee determined that Mr. Ferland’s individual performance payout percentage for 2015 (before applying the Financial Multiplier) should be 100% of target. The results for the other NEOs (before applying

35

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

the Financial Multiplier) was also 100% of target. Based on the performance results discussed above, the Compensation Committee determined the final 2015 annual cash incentive awards for both the pre-spin-off and post-spin-off portions of 2015.

•	As discussed above, for the pre-spin-off portion of 2015, the financial goals and Financial Multiplier were set at 100% based on the successful completion of the spin-off, and the safety goals were deemed achieved at 100%.

•	Also as discussed above, the safety and individual performance results for each period were multiplied by the applicable Financial Multiplier (i.e., 124% for the combined pre and post-spin periods in 2015), in order to link those goals to our overall financial results.

The following table summarizes the 2015 award calculation. The total amount for each NEO appears in the Summary Compensation Table as 2015 compensation under “Non-Equity Incentive Plan Compensation.”

2015 TOTAL ANNUAL INCENTIVE AWARD

NAME	PRE-SPIN-OFF AWARD	POST-SPIN-OFF AWARD	TOTAL AWARD
E. James Ferland	$482,125	$705,645	$1,187,770
Jenny L. Apker	$66,375	$162,259	$228,634
Mark A. Carano	$124,845	$182,725	$307,570
Wendy S. Radtke	$106,500	$153,605	$260,105
Elias Gedeon	$114,180	$167,105	$281,285

36

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

LONG-TERM INCENTIVE AWARDS

Before 2015, BWC provided long-term incentive compensation awards in a mix of stock options, time-vesting restricted stock units (RSUs) and performance-vesting restricted stock units (PSUs) granted during the first quarter each year in the following proportions:

•	25% stock options,

•	25% time-vesting RSUs, and

•	50% PSUs

The aggregate value of the awards granted each year was based on BWC’s review of median long-term incentive compensation award opportunities based on Hay Group’s survey data described above, and taking into account each NEO’s experience, role and scope of duties, in order to provide competitive long-term incentive opportunities. For Mr. Ferland, the target award value for his long-term incentive awards represented nearly 70% of his total 2015 salary and target annual and long-term incentive compensation opportunity, placing significant emphasis for him on creation of long-term stockholder value.

The mix of award types was intended to balance the compensation objectives of encouraging sustainable, long-term financial performance with executive retention. Use of equity-based awards, together with our meaningful stock ownership requirements, is also intended to align the interests of our NEOs with the long-term interests of our stockholders, which has been another important objective of our executive compensation program both before and after the spin-off.

For 2015, however, BWC determined that PSUs should not be used because it did not want to set long-term incentives before the spin-off that might not align with the strategy of either company after the spin-off. Instead, BWC determined that the long-term incentive awards for 2015 should serve as a retention measure and approved equity awards in the following proportions:

•	1/3 time-vesting stock options, vesting ratably over three years,

•	1/3 time-vesting RSUs, vesting ratably over three years, and

•	1/3 time-vesting RSUs, cliff vesting on the third anniversary of the grant date.

2015 LONG-TERM INCENTIVE AWARDS

NAME	TARGET VALUE LTI[1]
E. James Ferland	$4,200,000
Jenny L. Apker	$215,000
Mark A. Carano	$425,000
Wendy S. Radtke	$300,000
Elias Gedeon	$300,000
J. Randall Data	–

1 The value of the target long-term incentive awards represents the nominal value used to determine the number of restricted stock units or stock options granted, rather than the grant date fair value computed for financial reporting purposes. See the “2015 Grants of Plan-Based Awards” table for more information regarding the stock and option awards.

In accordance with the terms of the spin-off transaction, these long-term incentive awards were converted at the closing of the spin-off from awards in BWC common stock to economically equivalent awards in our common stock. Mr. Data did not receive a long-term incentive award for 2015 given his anticipated departure, as discussed further below.

SPIN-OFF AWARDS – LONG-TERM PERFORMANCE AND RETENTION

BWC approved certain long-term arrangements designed to ensure management continuity through and after the spin-off that were in addition to the long-term incentive awards described above.

First, in order to incentivize our management team to complete the spin-off, BWC approved Restructuring Transaction Retention Agreements with Mr. Ferland and other members of the senior executive team (other than Ms. Radtke, who was hired in 2015, and Mr. Data) providing awards of restricted shares that vested one third (1/3) shortly after successful completion of the spin-off, with the other two-thirds (2/3) generally vesting on the first anniversary of the spin-off (the “Spin-off Awards”). The grant date dollar value of the Spin-off Awards, which were granted on June 8, 2015, appears in the tables entitled “2015 Summary Compensation Table” and “2015 Grants of Plan-Based Awards.” These tables reflect the full value of these awards even though two-thirds (2/3) of the amounts will vest in 2016.

Second, in recognition of Mr. Ferland’s unique skills and industry background, and to further encourage his continued service to our company after the spin-off, BWC granted him an additional cash retention award equal to two times the sum of his 2014 annual base salary rate and target annual incentive award (a total of $3,800,000), which generally vests 50% on the second anniversary of the spin-off in 2017 and 50% on the third anniversary of the spin-off in 2018. Because this is a cash-based award, amounts will appear in the Summary Compensation Table in the year earned and paid, rather than in the year of grant as was the case for the Spin-off Awards. BWC

37

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions and Compensation Program Design

believed this arrangement was fair and reasonable, especially in light of the fact that the Board asked Mr. Ferland to remain with the smaller of the two companies following the spin-off. BWC also believed that these arrangements would result in the best opportunities to create shareholder value in the future.

For the sake of clarity, the following table summarizes the awards to our CEO in connection with the spin-off as described in this section:

CEO RETENTION AWARDS

	2015	2016	2017	2018
Equity(1)	$1,052,086	$2,104,172	--	--
Cash	--	--	$1,900,000	$1,900,000

1 Restricted shares were granted on June 8, 2015 with 1/3 vesting shortly after the spin-off in 2015 and 2/3 vesting on the one-year anniversary of the spin-off in 2016.

OTHER EQUITY AWARDS

In February 2015, BWC approved a sign-on equity award to Ms. Radtke comprised of stock options and time-based RSUs with an aggregate grant date value of $300,000 that vest in April 2018. This grant, along with a $200,000 cash bonus, was made in recognition of the significant equity value that Ms. Radtke forfeited as a result of resigning from her prior employer.

In July 2015 at the time of her promotion, the Compensation Committee approved a grant to Ms. Apker consisting of 4,282 time-based RSUs that generally vest in full on July 1, 2018, 4,149 time-based RSUs that generally vest in three equal annual installments beginning July 1, 2016 and 15,576 stock options that generally vest in three equal annual installments beginning on July 1, 2016. This grant was made in recognition of the increased scope of Ms. Apker’s duties as CFO for a stand-alone public company.

Mr. Data did not receive a Spin-off Award given his anticipated departure from the Company, and received only salary and benefits through his termination date in July 2015. As a result of his termination of employment shortly after the spin-off, Mr. Data received the severance benefits contemplated by his Restructuring Transaction Severance Agreement as shown on the 2015 Summary Compensation Table, including a cash severance benefit equal to two times his salary and target annual bonus, a prorated target annual incentive for 2015, and a payment based on three years of COBRA premiums. Vesting of his outstanding equity awards was also accelerated per the terms of his Restructuring Transaction Severance Agreement, which includes certain post-employment covenants by Mr. Data regarding protection of confidential information and non-solicitation of customers and employees.

Upon our spin-off into an independent company, outstanding equity-based awards that had previously been granted by BWC and were held by our NEOs, were equitably adjusted as described in the narrative disclosure that follows the “Outstanding Equity Awards at 2015 Fiscal Year-End” table in this proxy statement.

2016 Compensation Program Design

OUR 2016 PROGRAM EMPHASIZES PERFORMANCE-BASED ANNUAL AND LONG-TERM INCENTIVE AWARDS

Using the feedback from our stockholders, the Compensation Committee reviewed the design of our executive compensation program after the spin-off and made several changes intended to further emphasize our pay-for-performance culture and recognize our strategic business needs and direction as an independent company. The following table summarizes the key changes for 2016.

KEY CHANGES TO 2016 EXECUTIVE COMPENSATION PROGRAM

CHANGE	PRE-SPIN-OFF DESIGN	2016 DESIGN
Greater emphasis on PSUs in long-term incentive program	PSUs were 50% of the total long-term incentive award opportunity	PSUs will be 60% of the total long-term incentive award opportunity
Different financial metrics for annual incentive awards and PSUs	Return on invested capital (ROIC) was used as a performance measure under both the annual and long-term incentive programs	ROIC has been replaced by free cash flow in the annual incentive program for 2016, but remains as a performance measure in our long-term incentive program
Relative total stockholder return (TSR) included for PSUs	Before 2015, PSUs were earned based on earnings per share (EPS) and ROIC	PSUs will be earned based on EPS (weighted 60%), ROIC (weighted 20%) and relative TSR (weighted 20%)
New compensation peer group established	A compensation peer group was used based on pre-spin-off business characteristics	A new compensation peer group has been established, comprised of 16 companies of similar revenue size and business scope to our post-spin-off company – used in both as a reference point for amount/mix of compensation and performance comparisons

38

COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation Program Design

The following charts illustrate the target mix of base salary, annual incentive awards and long-term incentive awards for our Chief Executive Officer and other NEOs beginning in 2016, highlighting the performance-driven focus on the compensation opportunities:

ANNUAL INCENTIVE DESIGN

The annual incentive program design for 2016 follows a similar design as prior years with BWC, with the following key design features:

•	Cash-based program intended to encourage annual perfor- mance through key metrics aligned with our business and strategy

•	A balanced mix of objectives:

-	70% weighted toward pre-established financial performance goals based on operating income (45%) and free cash flow (25%) — no overlap with PSUs

-	10% weighted toward safety goals

-	20% weighted toward individual performance goals

•	No payout if operating income performance is below threshold goal

•	Maximum payout at 200% of target if financial performance is at or above maximum goals

LONG-TERM INCENTIVE DESIGN

The long-term incentive design for 2016 continues to use annual equity grants with a balanced mix of award types that are weighted towards PSUs, with the following key design features:

•	Equity-based program intended to reward long-term perfor- mance and align interests of NEOs with long-term stockholder interests

•	A balanced mix of award types:

-	60% PSUs

-	20% stock options, vesting annually over three years

-	20% RSUs, vesting annually over three years

•	PSUs are earned based on performance over a three-year performance period (2016–2018) using a balanced mix of performance measures that do not overlap with the annual incentive program and include both absolute and relative performance goals:

-	60% based on cumulative EPS

-	20% based on ROIC

-	20% based on TSR performance relative to the new peer group

•	No PSUs are earned if performance is below threshold goals

•	Maximum 200% of target PSUs earned if performance is at or above maximum goals

39

COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation Program Design

ESTABLISHMENT OF NEW COMPENSATION PEER GROUP

To ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee intends to review the level and mix of compensation for our CEO and CFO against the compensation provided by a group of peer companies (in addition to survey data provided by Hay Group which is used to review the compensation for all of our NEOs). The Compensation Committee also intends to use these peer companies to consider the relative performance of our Company with respect to the TSR performance measure in our 2016 long-term incentive program.

Given the changes to our Company as a result of the spin-off, the Compensation Committee, with advice from Hay Group, took a fresh look at the peer companies used for our executive compensation program. The Compensation Committee considered companies across a number of relevant factors, including companies within a specified size range based primarily on revenues and market capitalization, companies within similar industry groups and with similar degrees of business complexity, and companies with which we compete for executive talent. The Compensation Committee generally considered companies with total revenues and market capitalization in a range from 0.4x to 2.5x of our size, although some exceptions were made taking into account other factors (such as industry, complexity and competition for talent) and in order to create a group with a sufficient number of companies to provide meaningful comparative data.

Based on this review, the Compensation Committee approved the following post-spin-off compensation peer group:

Post-Spin-Off Compensation Peer Group

Actuant Corp.

Industrial Machinery

AMETEK Inc.

Electronic Components & Equipment

CECO Environmental Corp.

Environmental & Facilities Services

Chart Industires Inc.

Industrial Machinery

CIRCOR Intl. Inc.

Industrial Machinery

Covanta Holding Corp.

Environmental & Facilities Services

Crane Co.

Industrial Machinery

Curtiss-Wright Corp.

Aerospace & Defense

Dycom Industires Inc.

Construction & Engineering

Flowserve Corp.

Industrial Machinery

Harsco Corp.

Industrial Machinery

Idex Corp.

Industrial Machinery

Itron Inc. Electronic Equipment & Instruments MasTec Inc. Construction & Engineering Primoris Services Corp. Construction & Engineering SPX Corp. Industrial Machinery

The following charts illustrate our Company’s size compared to the peer group median on total revenues, market capitalization and number of employees, measured as of September 30, 2015.

40

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Practices and Policies

Other Compensation Practices and Policies

BENEFITS

NEOs participate in the Company’s tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. While the Company maintains certain frozen defined benefit pension plans, none of our NEOs participate in those plans, other than Mr. Data. The 401(k) plan includes employer matching contributions and service-based employer contributions, ranging from 3% to 8% of eligible compensation, for participants who are not eligible for a defined benefit pension plan. The Compensation Committee views these benefit plans as customary arrangements and a standard part of a competitive total compensation package. NEOs also receive limited perquisites for items such as financial planning, an annual executive physical, annual airline club membership and certain spousal-travel expenses.

The NEOs are also eligible to participate in two non-qualified defined contribution retirement plans, referred to as the “Restoration Plan” and the “Supplemental Executive Retirement Plan” (or “SERP”). Both plans permit the NEOs to choose to defer eligible compensation above the limited amounts permitted under the 401(k) plan. The Restoration Plan also provides for an employer match and service-based employer contribution on the same basis as under the 401(k) plan but without regard to certain limits that otherwise apply to the 401(k) plan under U.S. Internal Revenue Code rules. The SERP also provides for an additional discretionary employer contribution for eligible employees, which in recent years has equaled 5% of prior year salary and bonus. The Compensation Committee believes that the opportunities to defer compensation and receive employer contributions under both the Restoration Plan and the SERP reflect competitive market practices and provide our NEOs with reasonable retirement benefit opportunities given their compensation and given that they do not participate in any qualified or non-qualified defined benefit pension plans. Neither the Restoration Plan nor the SERP provides for above-market earnings on any deferred amounts. See “Non-qualified Deferred Compensation” for additional information about these plans.

Severance and Change in Control Protection

The NEOs are eligible to receive certain severance benefits in case of an involuntary termination without cause, including a termination for good reason (triggered by a material adverse change in the executive’s terms and conditions of employment). Different provisions apply for an involuntary termination that occurs before or following a change in control of the Company. Severance benefits for a termination occurring before a change in control are generally provided for Mr. Ferland under an employment agreement that became effective upon the spin-off, and for the other NEOs in accordance with the spin-off related retention agreements entered in November 2014 or the Company’s Executive Severance Plan. Severance benefits for an involuntary termination during a 2-year protected period following a change in control are provided under a separate change in control agreement with each NEO. The Compensation Committee believes the amounts of severance payable are reasonable in both amount and type. The agreements do not provide for any tax gross-ups. Mr. Ferland’s employment agreement and the change in control agreements with each NEO include covenants regarding protection of confidential information, non-solicitation of employees and customers and non-competition as a condition to the severance benefits. Our equity grant agreements contain double-trigger vesting upon a change in control. See “Potential Payments Upon Termination or Change in Control” for additional details.

The Compensation Committee believes that these agreements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.

Effective as of the spin-off, our employment agreement with Mr. Ferland went into effect. The employment agreement governs the basic terms and conditions of Mr. Ferland’s employment. The agreement provides for a minimum level of base salary, participation in our annual and long-term incentive programs, and certain other customary benefits. The employment agreement has an initial term of one year, but will generally automatically renew for additional one-year terms unless notice of termination is given by either party. In the event of a termination of employment, Mr. Ferland may be entitled to severance compensation under the employment agreement, as further described under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Requirements

The Company maintains stock ownership guidelines for executives. These guidelines establish minimum stock ownership levels of three to five times annual base salary for executives. The ownership multiples applicable to our NEOs are:

•	Mr. Ferland – Five (5) x base salary

•	Other NEOs – Three (3) x base salary

NEOs have five years to achieve their respective minimum ownership levels. The Governance Committee of the Company annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines. No NEO is authorized to sell any shares of Company common stock (other than to satisfy applicable tax obligations resulting from a vesting of such stock or to cover the exercise of stock options) unless they have met their respective guideline.

41

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Practices and Policies

No Hedging or Pledging Transactions

The Company maintains a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on Company common stock and otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of Company common stock. The directors, officers and employees are also prohibited from pledging Company securities and engaging in short sales of Company securities.

Compensation Recovery (Clawback) Policy

Incentive compensation awards include provisions allowing the Company to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

Timing of Equity Award Approvals

To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock option and other stock awards effective as of the third day following the filing of the Company’s annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a public company is generally limited to a $1 million deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that qualifies under Section 162(m) as “performance-based compensation.” Some compensation received by our NEOs may exceed the applicable Section 162(m) deduction limit and not otherwise qualify as “performance-based compensation.” While the Compensation Committee retains discretion to make compensation decisions in light of a variety of considerations, compensation decisions for our NEOs are generally made after consideration of the Section 162(m) implications. See Proposals 5 and 6 below with respect to two plans — our Amended and Restated 2015 Long-Term Incentive Plan and our Executive Incentive Compensation Plan — that would allow the Compensation Committee to potentially design performance-based compensation awards that may be fully deductible under Section 162(m).

42

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Larry L. Weyers, Chairman

Stephen G. Hanks

Thomas A. Christopher

Anne R. Pramaggiore

43

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table summarizes the 2015 (and, where applicable, the 2014) compensation of our Chief Executive Officer, Chief Financial Officer and three highest-paid executive officers other than the CEO and CFO during 2015 who were still serving as an executive officer as of December 31, 2015, plus one former employee who was no longer serving with us at the end of 2015. We refer to these persons as our Named Executive Officers or NEOs. As applicable, all of the information included in these tables reflects compensation earned by the individuals for service with BWC (with respect to 2014) and both BWC and us (with respect to 2015). As discussed below, references in the following tables to stock awards and option awards relate to either BWC stock or our stock, depending on the timing of the grant and the reference date for the particular disclosure.

2015 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	BONUS(2)	STOCK AWARDS(3)	OPTION AWARDS(3)	NON-EQUITY INCENTIVE PLAN COMPENSA- TION(4)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS(5)	ALL OTHER COMPENSATION(6)	TOTAL
E. James Ferland Chairman & Chief Executive Officer	2015 2014	$971,375 $937,500	— —	$6,155,436 $3,320,748	$1,428,006 $1,299,160	$1,187,770 $1,090,031	N/A N/A	$154,759 $252,219	$9,897,346 $6,899,658
Jenny L. Apker Senior Vice President & Chief Financial Officer	2015 2014	$335,000 $287,025	— —	$976,692 $169,923	$153,012 $66,496	$228,634 $162,252	N/A N/A	$44,692 $39,344	$1,738,030 $725,040
Mark A. Carano Senior Vice President, Corporate Development & Treasurer	2015 2014	$419,225 $407,500	— —	$1,040,650 $335,955	$144,507 $131,468	$307,570 $313,669	N/A N/A	$68,580 $48,075	$1,980,532 $1,236,667
Wendy S. Radtke Senior Vice President and Chief Human Resources Officer	2015	$262,216	$200,000	$428,202	$200,988	$260,105	N/A	$19,349	$1,370,860
Elias Gedeon Senior Vice President & Chief Business Development Officer	2015 2014	$383,400 $250,000	— $200,000	$888,362 $237,184	$101,993 $90,678	$281,285 $184,425	N/A N/A	$26,924 $507,956	$1,681,964 $1,470,243
J. Randall Data Former Senior Advisor to the CEO	2015 2014	$216,583 $358,750	— —	— $395,320	— $154,670	— $214,281	$149,601 $586,290	$1,454,954 $78,887	$1,821,138 $1,788,198

(1) See “Salary” below for a discussion of the amounts reported in this column for 2015.

(2) See “Bonus” below for a discussion of the amounts reported in this column for 2015.

(3) See “Stock and Option Awards” below for a discussion of the amounts included in this column for 2015.

(4) See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column for 2015.

(5) See “Change in Pension Value and Non-qualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column for 2015.

(6) See “All Other Compensation” below for a discussion of the amounts included in this column for 2015.

Salary

Amounts reported in the “Salary” column above for 2015 include amounts that have been deferred under qualified and non-qualified deferred compensation plans. Amounts reported for 2015 reflect salary paid by BWC prior to the spin-off for the period January 1, 2015 through June 30, 2015 (taking into account applicable base salary increases as of April 1, 2015), and salary paid by us after the spin-off for the period July 1, 2015 through December 31, 2015. See the “Compensation Discussion and Analysis” for more information regarding the base salaries for the Named Executive Officers in 2015.

Bonus

The amount reported in the “Bonus” column for 2015 for Ms. Radtke represents a sign-on cash bonus received in connection with commencing employment with BWC on April 6, 2015. See “Compensation Discussion and Analysis – 2015 Compensation Decisions” for more information regarding this bonus provided to Ms. Radtke in 2015.

Stock and Option Awards

The amounts reported for 2015 in the “Stock Awards” and “Option Awards” columns for each Named Executive Officer represent the aggregate grant date fair value of all stock and

44

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Summary Compensation Table

option awards granted to the Named Executive Officers in 2015 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures. These awards consist of (1) except for Mr. Data, time-based restricted stock unit and stock option awards, respectively, granted by BWC (which awards were converted in connection with the spin-off into economically equivalent awards with respect to our common stock), plus, (2) except for Mr. Data and Ms. Radtke, time-based “spin-off” restricted share awards granted by BWC and corresponding “spin-off” adjustment grants of restricted shares made by the Company (1/3 of which awards vested 30 days after the closing of the spin-off), (3) only for Ms. Apker, a promotional grant from the Company of time-based restricted stock units and time-based stock options, plus (4) only for Ms. Radtke, sign-on stock option and time-based restricted stock unit awards from BWC. For a discussion of the valuation assumptions used in determining the grant date fair values, see Note 10 to the combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See the “Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the stock and option awards granted to the Named Executive Officers in 2015.

Non-Equity Incentive Plan Compensation

The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to (except for Mr. Data) (1) the earned amount of each Named Executive Officer’s annual incentive award established by BWC under its EICP for the first half of 2015, with the financial and safety goals deemed achieved at 100% of target, plus (2) earned amounts for each Named Executive Officer as second-half 2015 annual incentive awards established by us under our EICP. See the “Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the annual incentive award opportunities for the Named Executive Officers in 2015.

Change in Pension Value and Non-qualified Deferred Compensation Earnings

The amounts reported in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column represent the changes in actuarial present values of the accumulated benefits under our defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to such pension plans was 4.3% for the Qualified Plan and 4.25% for the Excess Plans (each as described under the “2015 Pension Benefits” table) at December 31, 2015. The discount rate applicable to both pension plans was 4.0% and 4.8% at December 31, 2014 and 2013, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

All Other Compensation

The amounts reported for 2015 in the “All Other Compensation” column are attributable to the following:

ALL OTHER COMPENSATION

	MR. FERLAND	MS. APKER	MR. CARANO	MS. RADTKE	MR. GEDEON	MR. DATA
SERP Contribution	$77,763	$19,005	$28,669	—	—	$22,851
Thrift Plan Contributions	$15,900	$16,700	$15,734	$10,086	$16,838	—
Restoration Plan Contributions	$42,382	$4,900	$9,254	—	$7,104	—
Tax Reimbursements	$4,056	$2,668	$2,090	$3,422	$2,099	—
Perquisites	$14,658	$1,419	$12,833	$5,841	$883	$12,000
Severance	—	—	—	—	—	$1,420,103

SERP Contribution

See the “Non-qualified Deferred Compensation” table for more information regarding these amounts and the SERP.

Thrift Plan Contributions and Restoration Plan Contributions

The amounts reported in these columns represent the total amount of matching and service-based contributions made to each Named Executive Officer under the Company’s (and, prior to the spin-off, BWC’s) Thrift Plan and Restoration Plan, respectively. Under the Company’s (and, prior to the spin-off,

BWC’s) Thrift Plan, the Company (or BWC, as applicable) will match 50% of an employee’s contributions, up to 6%. Under the Company’s (and, prior to the spin-off, BWC’s) Restoration Plan, the Company (or BWC, as applicable) will match 50% of the first 6% of an employee’s deferral contributions.

Tax Reimbursements

The tax reimbursements reported for Mmes. Apker and Radtke and Messrs. Ferland, Carano and Gedeon were provided for income imputed to each of them as a result of their spouses attending a Company event.

45

COMPENSATION OF NAMED EXECUTIVE OFFICERS

All Other Compensation

Perquisites

Perquisites and other personal benefits received by a Named Executive Officer are included even if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our Named Executive Officers in 2015 are as follows:

•	The $14,658 reported for Mr. Ferland is attributable to financial planning services, an annual executive physical, an airline club membership and costs associated with his spouse accompanying him on Company (or, prior to the spin-off, BWC) business.

•	The $1,419 reported for Ms. Apker is attributable to financial planning, an airline club membership and costs associated with her spouse accompanying her on Company (or, prior to the spin-off, BWC) business.

•	The $12,833 reported for Mr. Carano is attributable to financial planning services, an annual executive physical, an airline club membership and costs associated with his spouse accompany- ing him on Company (or, prior to the spin-off, BWC) business.

•	The $5,841 reported for Ms. Radtke is attributable to financial planning services, an airline club membership and costs associated with her spouse accompanying her on Company (or, prior to the spin-off, BWC) business.

•	The $833 reported for Mr. Gedeon is attributable to an annual executive physical, an airline club membership and costs associated with his spouse accompanying him on Company (or, prior to the spin-off, BWC) business.

•	The $12,000 reported for Mr. Data is attributable to financial planning.

The Company and BWC calculate all perquisites and personal benefits based on the incremental cost it incurs to provide such benefits. For annual physicals, the Company and BWC compute incremental cost based on the actual cost incurred by it for the physical. For financial planning services, the Company and BWC compute incremental cost based on the sum of (1) the actual cost incurred by it for the financial planning service for the applicable Named Executive Officer and (2) a pro-rated portion of the fee paid to the third party firm that provides the financial planning services.

Severance

The amount reported in this column represents the severance payments and benefits received by Mr. Data as a result of his termination of employment, including (1) a cash severance payment equal to two times his salary and target annual bonus ($1,203,200), (2) a prorated target bonus for 2015 ($131,033), (3) a payment based on three years of COBRA premiums ($52,179), (4) accrued vacation ($21,691) and (5) continued coverage under certain financial planning services, generally until June 30, 2017 ($12,000).

46

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Grants of Plan-Based Awards

2015 Grants of Plan-Based Awards

The following table provides additional information on stock awards and option awards, plus non-equity incentive plan awards, made to our Named Executive Officers by either BWC or us, as applicable, during the year ended December 31, 2015.

	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)
NAME			THRESHOLD	TARGET	MAXIMUM
Mr. Ferland	—	—	$241,062	$482,125	$964,250	—	—	—	—
	—	—	$244,625	$489,250	$978,500	—	—	—	—
	03/02/15	02/23/15	—	—	—	49,271	—	—	$1,523,459
	03/02/15	02/23/15	—	—	—	47,727	—	—	$1,475,719
	03/02/15	02/23/15	—	—	—	—	265,923	$30.92	$1,428,006
	06/08/15	06/08/15	—	—	—	95,154	—		$3,156,258
Ms. Apker	—	—	$33,187	$66,375	$132,750	—	—	—	—
	—	—	$56,250	$112,500	$225,000	—	—	—	—
	03/02/15	02/23/15	—	—	—	2,522	—	—	$77,980
	03/02/15	02/23/15	—	—	—	2,442	—	—	$75,507
	03/02/15	02/23/15	—	—	—	—	13,614	$30.92	$73,107
	07/01/15	06/08/15	—	—	—	19,734	—	—	$654,577
	07/01/15	06/08/15	—	—	—	4,282	—	—	$85,212
	07/01/15	06/08/15	—	—	—	4,194	—	—	$83,416
	07/01/15	06/08/15	—	—	—	—	15,576	$19.90	$79,905
Mr. Carano	—	—	$62,422	$124,845	$249,690	—	—	—	—
	—	—	$63,345	$126,690	$253,380	—	—	—	—
	03/02/15	02/23/15	—	—	—	4,985	—	—	$154,136
	03/02/15	02/23/15	—	—	—	4,830	—	—	$149,344
	03/02/15	02/23/15	—	—	—	—	26,910	$30.92	$144,507
	06/08/15	06/08/15	—	—	—	22,224	—	—	$737,170
Ms. Radtke	—	—	$53,250	$106,500	$213,000	—	—	—	—
	—	—	$53,250	$106,500	$213,000	—	—	—	—
	04/06/15	02/23/15	—	—	—	3,419	—	—	$108,793
	04/06/15	02/23/15	—	—	—	3,312	—	—	$105,388
	04/06/15	02/23/15	—	—	—	6,726	—	—	$214,021
	04/06/15	02/23/15	—	—	—	—	18,444	$31.82	$101,995
	04/06/15	02/23/15	—	—	—	—	17,901	$31.82	$98,993
Mr. Gedeon	—	—	$57,090	$114,180	$228,360	—	—	—	—
	—	—	$57,930	$115,860	$231,720	—	—	—	—
	03/02/15	02/23/15	—	—	—	3,519	—	—	$108,807
	03/02/15	02/23/15	—	—	—	3,408	—	—	$105,375
	03/02/15	02/23/15	—	—	—	—	18,993	$30.92	$101,993
	06/08/15	06/08/15	—	—	—	20,325	—	—	$674,180
Mr. Data	—	—	$56,250	$112,500	$225,000	—	—	—	—

(1) Amounts shown represent, in the first row for each NEO, the range of potential payouts under BWC’s annual incentive compensation plan for the first half of 2015 and, in the second row for each NEO other than Mr. Data, the range of potential payouts under our annual incentive compensation plan for the second half of 2015. See “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column. The actual amounts paid to our Named Executive Officers are included in the Non-Equity Incentive Plan Compensation column of the “2015 Summary Compensation Table” above.

(2) With respect to awards in this column granted before June 8, 2015, amounts shown represent shares of BWC common stock underlying the original time-based restricted stock unit awards. These awards were adjusted in 2015 for the Named Executive Officers in connection with the spin-off into awards for shares of our stock, and the resulting awards are reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table below. With respect to awards granted on June 8, 2015, amounts shown represent restricted shares of BWC granted pursuant to certain Restructuring Transaction Retention Agreements, as further described above under “Compensation Discussion and Analysis.” As of the spin-off, these restricted shares were adjusted by delivery of a corresponding grant of restricted shares of the Company based on the distribution ratio, and the resulting Company restricted shares are reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table below. One-third of both the BWC restricted share awards and the corresponding Company restricted share awards vested 30 days after the spin-off. The amounts shown with a July 1, 2015 grant date represent shares of Company common stock underlying time-based restricted stock units granted to Ms. Apker by the Company following the spin-off. See “All Other Stock Awards” below for a further discussion of the amounts included in this column.

47

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Grants of Plan-Based Awards

(3) Amounts shown with respect to grant dates prior to July 2015 represent the number of shares of BWC common stock underlying the original stock options. These awards were then adjusted in 2015 for the Named Executive Officers in connection with the spin-off, and the resulting awards are reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table below. Amounts shown with respect to the July 1, 2015 grant date represent the number of shares of Company common stock underlying stock options granted to Ms. Apker by the Company following the spin-off. See “All Other Option Awards” below for a discussion of the amounts included in this column.

(4) See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each Named Executive Officer under, first, BWC’s EICP for the first half of 2015 and, second (for each NEO other than Mr. Data), our EICP for the second half of 2015. Generally, with respect to both BWC’s and our EICP, payout depends on three principal factors: (1) the company’s financial performance, safety performance, and the Named Executive Officer’s individual performance, (2) the Named Executive Officer’s target percentage, and (3) the Named Executive Officer’s earnings from base salary. For 2015, the target percentage for each Named Executive Officer was as follows:

NAMED EXECUTIVE OFFICER	TARGET PERCENTAGE (% OF SALARY)
Mr. Ferland	100%
Ms. Apker (first half of 2015)	45%
Ms. Apker (second half of 2015)	60%
Mr. Carano	60%
Ms. Radtke	60%
Mr. Gedeon	60%
Mr. Data	60%

The amounts reflected in the “target” column of the “2015 Grants of Plan Based Awards” table represent the value of the payout opportunity under the applicable EICP at target financial performance levels. This amount was calculated by multiplying the Named Executive Officer’s target percentage by the amount of base salary earned by each Named Executive Officer for the applicable half-year of 2015 (or, in the case of Ms. Radtke, the Named Executive Officer’s annual base salary rate).

The amounts shown in the “maximum” column represent the maximum payout opportunity for the applicable half-year of 2015, which for all Named Executive Officers was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity for each half-year of 2015 assuming threshold financial performance, which for all Named Executive Officers was 50% of the target amount. If threshold financial performance is not achieved, no amount is paid under the applicable EICP.

All threshold, target and maximum amounts reported in the table above assume that neither BWC nor the Compensation Committee exercises discretion with respect to the annual incentive compensation award ultimately paid.

See “Compensation Discussion and Analysis — 2015 Compensation Decisions” on the previous pages for more information about the annual incentive awards and performance goals for both halves of 2015.

All Other Stock Awards

The amounts shown with grant dates prior to June 30, 2015 reflect 2015 grants of time-based restricted stock units and time-based restricted shares granted by BWC under the BWC 2010 LTIP, and the amounts shown with grant dates on or after July 1, 2015 represent grants of time-based restricted stock units and time-based restricted shares granted by the Company under its 2015 LTIP. The first entry for each Named Executive Officer in this column reflects an award that was generally scheduled to vest in full on March 2, 2018 (or April 6, 2018 for Ms. Radtke), and the second entry in this column for each Named Executive Officer (plus the third entry for Ms. Radtke) reflects an award that was generally scheduled to vest one-third each year beginning on March 2, 2016 (or April 6, 2016 for Ms. Radtke). The entries in this column with grant dates of June 8, 2015 reflect awards of BWC restricted shares tied to the spin-off that vested as to 1/3 of the award 30 days after the closing of the spin-off, with the remaining 2/3 of the award generally scheduled to vest on the first anniversary of the spin-off. Each restricted stock unit granted by BWC initially represented the right to receive one share of BWC common stock, and each BWC restricted share represented one share of BWC common stock. Finally, the grants to Ms. Apker on July 1, 2015 represent grants of restricted stock units made by the Company in recognition of her increased responsibilities as CFO for a stand-alone public company. The first entry with such grant date is generally scheduled to vest in full on July 1, 2018, and the second entry with such grant date is generally scheduled to vest in 1/3 increments on each of the first three anniversaries of the grant date. See “Compensation Discussion and Analysis—2015 Compensation Decisions” above for more information regarding the 2015 restricted stock units and restricted shares.

All Other Option Awards

The amounts shown with grant dates prior to July 1, 2015 reflect 2015 grants of stock options granted by BWC under the BWC 2010 LTIP. Each such option initially represented the right to purchase one share of BWC common stock at the original exercise price and is generally scheduled to vest one-third each year beginning on March 2, 2016 (or April 6, 2016 for Ms. Radtke). Options generally expire ten years from the date of grant. The amount shown in this column with a grant date of July 1, 2015 reflects a grant of stock options by the Company under its 2015 LTIP to Ms. Apker following the spin-off, which is generally scheduled to vest one-third each year beginning on July 1, 2016. See “Compensation Discussion and Analysis—2015 Compensation Decisions” above for more information regarding the 2015 stock options.

48

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Grants of Plan-Based Awards

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each Named Executive Officer represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of BWC’s common stock or the Company’s common stock, as applicable, on the date of grant for restricted stock units and an option-pricing model for stock options. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options granted to our Named Executive Officers. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For more information regarding the compensation expense related to the awards, and a discussion of valuation assumptions utilized in option pricing, see the information set forth under the heading “Company Stock Options” in Note 10, “Stock-Based Compensation,” to the combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair values reported in the table above differ from the “target” values discussed in the “Compensation Discussion and Analysis,” because such “target” values were converted into the number of shares granted taking into account the vesting schedule of the awards.

SPIN-OFF ADJUSTMENTS

In connection with the spin-off, the awards set forth in the foregoing table that were originally granted by BWC prior to the spin-off (in other words, those with a grant date prior to July 1, 2015) were adjusted in the following ways:

•	The BWC restricted stock unit awards were adjusted to become Company restricted stock unit awards, and these restricted stock units will now be settled in shares of our common stock;
•	The BWC restricted share awards were adjusted by delivery of a corresponding grant of Company restricted shares based on the distribution ratio in the spin-off; and

•	The BWC stock option awards were adjusted to become Company stock option awards, and these stock options now represent the right to purchase shares of our common stock for an adjusted exercise price.

The Company restricted stock unit, stock option and restricted share awards described above have substantially the same vesting terms as the corresponding BWC awards. However, the number of shares of Company common stock subject to such awards (and the exercise price for stock option awards) was adjusted from the number of shares covering the original BWC awards (and the related exercise price, if applicable) to attempt to preserve the intrinsic value of the awards.

The foregoing table presents, for each BWC equity award granted in 2015, the number of shares of BWC common stock covered by the original award on the date of grant. By contrast, the “Outstanding Equity Awards at 2015 Fiscal Year End” table below shows, for each Named Executive Officer, only the restricted stock units, restricted shares, and stock options covering Company common stock held as of December 31, 2015. Therefore, because of the adjustments described above, the number of shares covered by such Company equity awards with a 2015 grant date reported in the “Outstanding Equity Awards at 2015 Fiscal Year End Table” will differ from the number of shares covered by the corresponding BWC equity awards reported above. For a more detailed discussion of the adjustments to these awards, as well as other BWC equity awards granted prior to 2014 and outstanding as of the spin-off, see the narrative disclosure following the “Outstanding Equity Awards at 2015 Fiscal Year End” table below.

49

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at 2015 Fiscal Year-End

Outstanding Equity Awards at 2015 Fiscal Year-End

The following Outstanding Equity Awards at 2015 Fiscal Year-End table summarizes the equity awards with respect to shares of our common stock that were held by our Named Executive Officers and outstanding as of December 31, 2015.

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)
Mr. Ferland
Stock Options	04/19/12	42,592	—	$13.88	04/19/19	—	—
Stock Options	04/19/12	22,915	11,458(3)	$13.88	04/19/19	—	—
Stock Options	03/04/13	48,227	24,114(4)	$15.88	03/04/20	—	—
Stock Options	03/03/14	28,978	57,955(5)	$19.37	03/03/21	—	—
Stock Options	03/02/15	—	448,998(6)	$18.32	03/02/25	—	—
RSU	04/19/12	—	—	—	—	9,415(3)	$196,491
RSU	03/04/13	—	—	—	—	5,463(4)	$114,013
RSU	03/04/13	—	—	—	—	33,079(4)	$690,359
RSU	03/03/14	—	—	—	—	11,400(5)	$237,918
RSU	03/03/14	—	—	—	—	33,693(7)	$703,173
RSU	03/02/15	—	—	—	—	83,192(8)	$1,736,217
RSU	03/02/15	—	—	—	—	80,585(6)	$1,681,809
Restricted Shares	06/08/15	—	—	—	—	31,718(9)	$661,955
Ms. Apker
Stock Options	08/12/10	2,950	—	$13.27	08/12/17	—	—
Stock Options	03/04/11	1,777	—	$20.47	03/04/18	—	—
Stock Options	03/05/12	1,957	—	$15.75	03/05/19	—	—
Stock Options	03/04/13	2,484	1,242(4)	$15.88	03/04/20	—	—
Stock Options	03/03/14	1,483	2,966(5)	$19.37	03/03/21	—	—
Stock Options	03/02/15	—	22,986(6)	$18.32	03/02/25	—	—
Stock Options	07/01/15	—	15,576(10)	$19.90	07/01/25	—	—
RSU	03/04/13	—	—	—	—	282(4)	$5,885
RSU	03/04/13	—	—	—	—	1,704(4)	$35,562
RSU	03/03/14	—	—	—	—	583(5)	$12,167
RSU	03/03/14	—	—	—	—	1,725(7)	$36,000
RSU	03/02/15	—	—	—	—	4,258(8)	$88,864
RSU	03/02/15	—	—	—	—	4,123(6)	$86,047
RSU	07/01/15	—	—	—	—	4,282(11)	$89,365
RSU	07/01/15	—	—	—	—	4,149(10)	$86,590
Restricted Shares	06/08/15				—	6,578(9)	$137,283
Mr. Carano
Stock Options	06/12/13	7,007	3,504(13)	$17.65	06/12/20	—	—
Stock Options	03/03/14	2,932	5,865(5)	$19.37	03/03/21	—	—
Stock Options	03/02/15	—	45,436(6)	$18.32	03/02/25	—	—
RSU	06/12/13	—	—	—	—	1,588(13)	$33,142
RSU	03/03/14	—	—	—	—	1,152(5)	$24,042
RSU	03/03/14	—	—	—	—	3,409(7)	$71,146
RSU	03/02/15	—	—	—	—	8,417(8)	$175,663
RSU	03/02/15	—	—	—	—	8,155(6)	$170,195
Restricted Shares	06/08/15	—	—	—	—	7,408(9)	$154,605

50

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at 2015 Fiscal Year-End

Outstanding Equity Awards at 2015 Fiscal Year-End (continued)

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)
Ms. Radtke
Stock Options	04/06/15	—	31,141(14)	$18.85	04/06/25	—	—
Stock Options	04/06/15	—	30,224(14)	$18.85	04/06/25	—	—
RSU	04/06/15	—	—	—	—	5,773(15)	$120,483
RSU	04/06/15	—	—	—	—	5,592(14)	$116,705
RSU	04/06/15	—	—	—	—	11,357(14)	$237,021
Mr. Gedeon
Stock Options	05/15/14	2,090	4,179(12)	$19.18	05/15/21	—	—
Stock Options	03/02/15	—	32,068(6)	$18.32	03/02/25	—	—
RSU	05/15/14	—	—	—	—	822(12)	$17,155
RSU	05/15/14	—	—	—	—	2,430(7)	$50,714
RSU	03/02/15	—	—	—	—	5,942(8)	$124,010
RSU	03/02/15	—	—	—	—	5,754(6)	$120,086
Restricted Shares	06/08/15	—	—	—	—	6,775(9)	$141,394
Mr. Data
Stock Options	08/02/10	4,102	—	$14.54	03/04/17	—	—
Stock Options	03/04/11	3,674	—	$20.47	03/04/18	—	—
Stock Options	03/05/12	4,884	—	$15.75	03/05/19	—	—
Stock Options	03/04/13	9,864	—	$15.88	03/04/20	—	—
Stock Options	03/03/14	10,349	—	$19.37	03/03/21	—	—

(1) The dates presented in this column represent the date the awards were granted (a) by BWC’s former parent company, McDermott International, Inc., prior to July 2010 (the “McDermott 2010 Awards”), (b) by BWC (but converted into awards covering our common stock) on or after July 2010 but prior to July 2015, and (c) by the Company on or after July 1, 2015. The McDermott 2010 Awards were converted to equity in BWC in connection with its spin-off from McDermott International Inc. in 2010 (the “McDermott spin-off”), with new grant dates of August 2, 2010 for stock options. However, when the McDermott 2010 Awards were converted to equity in BWC, they remained subject to the same general vesting schedule. Therefore, to assist in understanding the vesting dates associated with the McDermott 2010 Awards, we are presenting the original grant dates prior to the McDermott spin-off. We are also presenting the original grant dates for BWC awards prior to our spin-off to assist in understanding the vesting dates associated with those awards.

(2) Market values in these columns are based on the closing price of our common stock as of December 31, 2015 ($20.87), as reported on the New York Stock Exchange.

(3) These stock options and restricted stock units vested on March 5, 2016.

(4) These stock options and restricted stock units vested on March 4, 2016.

(5) One-half of these stock options and restricted stock units vested on March 3, 2016 and the remaining one-half will vest on March 3, 2017.

(6) One-third of these stock options and restricted stock units vested on March 2, 2016 and an additional one-third will vest on each of March 2, 2017 and 2018.

(7) These restricted stock units will vest on March 3, 2017.

(8) These restricted stock units vest on March 2, 2018.

(9) These restricted shares will vest on June 30, 2016.

(10) These stock options and restricted stock units vest in thirds beginning on July 1, 2016.

(11) These restricted stock units vest on July 1, 2018.

(12) One-half of these stock options and restricted stock units will vest on each of May 15, 2016 and 2017.

(13) These stock options and restricted stock units will vest on June 12, 2016.

(14) These stock options and restricted stock units vest in equal thirds beginning on April 6, 2016.

(15) These restricted stock units vest on April 6, 2018.

Each restricted stock unit, stock option and restricted share award set forth in the table above (which only shows awards based on or related to shares of our Company) with a grant date prior to July 1, 2015 is an award resulting from an adjustment made to a corresponding BWC award in connection with the spin-off:

•	With respect to restricted stock unit and stock option awards granted prior to 2015, and restricted shares granted on June 8, 2015, this adjustment was accomplished by bifurcating the original BWC award into a BWXT award (for performance-based restricted stock units, based on the target number of shares) and a corresponding Company award. The BWXT restricted stock unit awards cover twice as many shares as reflected in the table for the corresponding Company award. The BWXT stock option awards cover twice as many shares as reflected in the table above for the corresponding Company award, and the exercise prices for the BWXT stock option awards are: $17.11 (2010 grant), $26.39 (2011 grant), $20.31 (2012 grant), $20.47 (2013 grant), and $24.97 (2014 grant). The closing price of BWXT common stock as of December 31, 2015 was $31.77 per share.

•

For example, regarding the 72,341 Company stock options from Mr. Ferland’s March 4, 2013 BWC grant reflected in the table above (all of which was exercisable as of March 4, 2016), with an exercise price of $15.88 per Company share, in connection with the spin-off Mr. Ferland received a BWXT stock

51

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at 2015 Fiscal Year-End

option covering 144,682 BWXT shares at an exercise price of $20.47 per share (again, all of which was exercisable as of March 4, 2016).

•	As a further example, regarding the 5,463 Company restricted stock units from Mr. Ferland’s March 4, 2013 BWC grant reflected in the table above (which vested in full on March 4, 2016) with a December 31, 2015 market value of $114,013, in connection with the spin-off Mr. Ferland received 10,926 BWXT restricted stock units (which vested in full on March 4, 2016) with a December 31, 2015 market value of $347,119.

•	With respect to restricted stock units and option awards granted by BWC in 2015, this adjustment was accomplished by replacing the original BWC award with a corresponding Company award, as reflected in the table above.

In each case, the number of shares subject to the Company equity awards (and, if applicable, the exercise price) was adjusted as necessary to attempt to retain the value of the original award. Further, each Company equity award granted in connection with such adjustment remains generally subject to the same vesting and expiration timing as the original BWC award to which it relates, except that, as a result of the adjustment, awards corresponding to original BWC awards that were originally subject to performance restrictions are generally now only subject to service-based vesting conditions.

Vesting of Restricted Stock Units

Except as noted below, restricted stock units generally vest one third each year or on a cliff basis on the third anniversary of the grant date, as described above. In addition, the restricted stock units awarded in 2013 are subject to an additional accelerated vesting schedule if the Named Executive Officer is at least 60 years old and has at least 10 years of service with the Company prior to the third anniversary of the applicable grant date (“Retirement Eligibility”). The 2014 and 2015 restricted stock unit awards do not contain such an accelerated vesting schedule. For all 2013 restricted stock unit awards, the accelerated vesting schedule provides that (1) 25% of the then unvested restricted stock units will vest on the date the Named Executive Officer attains Retirement Eligibility on or after the first anniversary of the grant date, and (2) 50% of the then unvested restricted stock units vest on the date the Named Executive Officer attains Retirement Eligibility on or after the second anniversary of the grant date. None of our Named Executive Officers have attained Retirement Eligibility as of December 31, 2015. As a result, the 2013 restricted stock units for our Named Executive Officers were not eligible for accelerated vesting. See “Potential Payments Upon Termination or Change In Control” for more information on potential payments upon retirement and other events.

Vesting of Restricted Shares

Restricted shares will generally vest on the first anniversary of the spin-off.

2015 Option Exercises and Stock Vested

The following 2015 Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executive Officers on exercises of option awards and vesting of stock awards with respect to our common stock and BWXT common stock during the year ended December 31, 2015.

	OPTION AWARDS			STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)		VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING
Mr. Ferland
B&W	—		—	15,859	$314,643
BWXT	131,015	*	$1,736,911	73,201	$2,047,376
Ms. Apker
B&W	—		—	3,289	$65,254
BWXT	—		—	8,259	$213,130
Mr. Carano
B&W	—		—	3,704	$73,487
BWXT	—		—	10,706	$292,437
Ms. Radtke
B&W	—		—	—	—
BWXT	—		—	—	—
Mr. Gedeon
B&W	—		—	3,387	$67,198
BWXT	—		—	7,597	$193,923
Mr. Data
B&W	—		—	8,721	$169,536
BWXT	—		—	18,948	$494,241

* Options exercised in December 2015.

52

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Option Exercises and Stock Vested

Option Awards

Each stock option exercise reported in the “Option Exercises and Stock Vested” table was affected as a simultaneous exercise and sale. For all exercise and sales reported above, the value realized on exercise was calculated based on the difference between the exercise price of the stock option and the price at which the shares were sold.

Stock Awards

For each Named Executive Officer, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of common stock acquired by the Named Executive Officer in connection with restricted stock units and restricted shares awarded originally under the BWC 2010 LTIP (which were settled in or represent shares of BWXT common stock), and restricted shares awarded under the Company’s 2015 LTIP (which represent shares of the Company’s common stock), that vested in 2015. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of BWXT’s common stock or our common stock, as applicable, on the date of vesting. For the following Named Executive Officers, the amount includes BWC restricted stock units which were deferred based on the executive’s election: Mr. Data (2,847); Mr. Ferland (11,399); and Mr. Carano (1,153). In connection with the spin-off, each holder of deferred BWC restricted stock units retained such deferred awards and received an adjustment grant of deferred Company restricted stock units. These deferred restricted stock units will be paid by the Company in the form of Company common stock or BWXT common stock, as applicable. Mr. Data’s deferred restricted stock units were delivered in one lump sum six months after his termination of employment. Mr. Ferland’s deferred restricted stock units will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred restricted stock units will be delivered in five annual installments beginning six months following his termination of employment.

The number of shares acquired in connection with the vesting of restricted stock units includes shares withheld by us, BWC or BWXT, as applicable, in the amounts and for the Named Executive Officers reported below to satisfy the minimum statutory withholding tax due on vesting.

NAME	SHARES WITHHELD ON VESTING OF RESTRICTED STOCK UNITS
Mr. Ferland	31,558
Ms. Apker	4,046
Mr. Carano	4,999
Ms. Radtke	—
Mr. Gedeon	3,714
Mr. Data	13,662

2015 Pension Benefits

The following 2015 Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executive Officers under the qualified and non-qualified pension plans.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT	PAYMENTS DURING 2015
Mr. Ferland	N/A	N/A	N/A	N/A
Ms. Apker	N/A	N/A	N/A	N/A
Mr. Carano	N/A	N/A	N/A	N/A
Ms. Radtke	N/A	N/A	N/A	N/A
Mr. Gedeon	N/A	N/A	N/A	N/A
Mr. Data	B&W Commercial Operations Qualified Retirement Plan	27.50	$1,506,650	—
	B&W Commercial Operations Excess Plan	27.50	$872,077	—

53

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Pension Benefits

Overview of Qualified Plans

The Company maintains retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Data participates in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “Qualified Plan”).

Overview of Non-qualified Plans

To the extent benefits payable under the Company’s qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the Company’s applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Data participated in the Excess Plan for certain employees of Babcock & Wilcox Commercial Operations.

Due to the date of initial employment of Ms. Apker, Ms. Radtke, and Messrs. Ferland, Gedeon, and Carano, they are not eligible to participate in the Company’s defined benefit pension plans.

Participation and Eligibility

Generally, salaried employees over the age of 21 years, who were hired before April 1, 2001, participate in the pension plans.

•	For salaried participants hired before April 1, 2001, benefit accruals were frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their Thrift Plan account.

•	For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments were discontinued. Affected employees receive a service-based cash contribution to their Thrift Plan account.

Benefits

For eligible Named Executive Officers, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses).

The present value of accumulated benefits reflected in the Pension Benefit table above is based on a discount rate at December 31, 2015 and the RP2014 mortality table projected with the MP2015 mortality improvement scale. The discount rate applicable to the pension plans at December 31, 2015 was 4.30% for the Qualified Plan and 4.25% for the Excess Plans. The discount rate applicable to the pension plans at December 31, 2014 was 4.00% for both plans. Additional benefit accruals offset by reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

Retirement

Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin.

54

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Non-qualified Deferred Compensation

2015 Non-qualified Deferred Compensation

The following 2015 Non-qualified Deferred Compensation table summarizes our Named Executive Officers’ compensation under the non-qualified defined contribution plans.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2015	COMPANY CONTRIBUTIONS IN 2015	AGGREGATE EARNINGS IN 2015	AGGREGATE WITHDRAWLS/ DISTRIBUTIONS	AGGREGATE BALANCE 12/31/15
	SERP	N/A	$77,763	$7,383	—	$174,654
Mr. Ferland	Restoration Plan	$42,382	$42,382	$4,977	—	$308,627
	LTIP(2)	—	—	—	—	$465,775
	SERP	N/A	$19,005	$6,109	—	$96,282
Ms. Apker	Restoration Plan	$4,200	$4,900	$12	—	$9,718
	LTIP(2)	—	—	—	—	—
	SERP	N/A	N/A	N/A	N/A	N/A
Mr. Gedeon	Restoration Plan	$7,104	$7,104	$75	—	$14,197
	LTIP(2)	—	—	—	—	—
	SERP	N/A	$28,669	$2,110	—	$27,581
Mr. Carano	Restoration Plan	$9,253	$9,253	$521	—	$35,548
	LTIP(2)	—	—	—	—	$43,509
	SERP	N/A	N/A	N/A	N/A	N/A
Ms. Radtke[1]	Restoration Plan	N/A	N/A	N/A	N/A	N/A
	LTIP(2)	—	—	—	—	—
	SERP	N/A	$22,851	$4,010	—	$120,913
Mr. Data	Restoration Plan	N/A	—	$1,057	—	$26,938
	LTIP(2)	—	—	—	—	$335,182

(1) No information is provided for Ms. Radtke because either she did not defer cash compensation or was not eligible to receive BWC contributions or contributions from us under the SERP or the Restoration Plan for 2015.

(2) The amounts reflected in these rows represent the value of BWXT and Company restricted stock units deferred by each Named Executive Officer under the applicable long-term incentive plan.

SERP

The Company’s SERP is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to a participant’s notional account, which is referred to as a participant’s company account. Participants include officers selected by the Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the Company without cause, retirement or on a change in control.

For 2015, participants could elect to defer the payment of certain compensation earned from the Company under the SERP or, prior to the spin-off, under BWC’s Supplemental Executive Retirement Plan (the “BWC SERP”), the terms of which are substantially the same as the SERP. Any amounts deferred by a participant are maintained in a notional account separate from the account into which the Company makes annual contributions. This separate account is referred to as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.

Restoration Plan

The Company’s Restoration Plan is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to each participant’s notional accounts, which are referred to as a participant’s company matching account and company service-based account. Participants include the Named Executive Officers and other employees of the Company whose base salary exceeds certain compensation limits imposed by the Internal Revenue Code. Benefits under the Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing three years of service with the Company, subject to accelerated vesting for death, disability, termination by the Company without cause, retirement or on a change in control.

Participants may elect to defer the payment of certain compensation earned from the Company or its subsidiaries that is in excess of limits imposed by the Internal Revenue Code under the Company’s Restoration Plan or, prior to the spin-off, under BWC’s Defined Contribution Restoration Plan (the “BWC Restoration Plan”). As with the Company’s SERP, any amounts deferred by a

55

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

participant are reflected in a notional deferral account that is separate from the participant’s company matching and service-based accounts. Participants are 100% vested in their deferral accounts at all times.

Executive Contributions in 2015

Under the SERP, an officer selected by the Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2015 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2015” do not include any contributions of any 2015 EICP awards because EICP awards earned in 2015 are not paid until 2016. Amounts reported in this column for each Named Executive Officer are reported as “Salary” for each Named Executive Officer in the 2015 Summary Compensation Table above.

All of our Named Executive Officers other than Ms. Radtke and Mr. Data elected to contribute to their Restoration Plan deferral accounts in 2015. The Company’s Restoration Plan allows participants to defer a percentage of their base salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.

Company Contributions in 2015

The Company makes annual notional contributions to participating employees’ SERP company accounts equal to a percentage of the employee’s prior-year compensation, as determined by the Compensation Committee. Under the terms of the SERP, the contribution percentage may not be the same for all participants. Additionally, the Compensation Committee may approve a discretionary contribution to a participant’s account at any time.

For 2015, the contributions reported in the table above for the SERP reflect notional contributions made by the Company to each participating Named Executive Officer’s company account. The Company’s 2015 contributions equaled 5% of the Named Executives Officers’ base salaries and EICP awards paid in 2014. All 2015 contributions are included in the 2015 Summary Compensation Table as “All Other Compensation.”

Under the Company’s Restoration Plan, the Company makes notional matching and serviced-based contributions to each eligible participant’s company matching account and serviced-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under the Restoration Plan are credited with a Company matching contribution equal to 50% of the first 6% of their deferral contribution. For each participant in the Restoration Plan who is not eligible to participate in the Company’s pension plans, the Company also makes a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution is based on a percentage of the participant’s eligible compensation in excess of the Internal Revenue Code limit and ranges between 3% and 8%, depending on the participant’s years of service. This service-based contribution is made regardless of whether the participant has elected to make deferral contributions under the Company’s Restoration Plan. All 2015 Company contributions are included in the “2015 Summary Compensation Table” as “All Other Compensation.”

Aggregate Earnings in 2015

The amounts reported in this column for the SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2015 on all accounts for each Named Executive Officer under the Company’s SERP and Restoration Plan. Under these plans, each participant elects to have his or her notional accounts hypothetically invested in one or more of the investment funds designated by the Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the 2015 Summary Compensation Table.

Aggregate Balance at December 31, 2015

The aggregate balance of a participating officer’s notional SERP account consists of contributions made by the Company to the officer’s company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. As of the spin-off, the account balances of Messrs. Ferland and Data and Ms. Apker in the BWC SERP were transferred to the SERP, and the balances for such Named Executive Officers in the table above also reflect such amounts and any hypothetical credited gains or losses on those amounts. The aggregate balance of a participating officer’s notional Restoration Plan Account consists of contributions made by the Company to the officer’s company matching account and company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. As of the spin-off, the account balances of Messrs. Ferland, Carano and Data and Ms. Apker in the BWC Restoration Plan were transferred to the Restoration Plan, and the balances for such Named Executive Officers in the foregoing table also reflect such amounts and any hypothetical credited gains or losses on those amounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive Officer as of December 31, 2015. Ms. Apker was 80% vested in her SERP balance and Messrs. Ferland, Data, Carano and Gedeon were 40%, 100%, 20% and 0% vested, respectively, in their SERP balances as shown above. Messrs. Ferland and Data and Ms. Apker, were each 100% vested in their Restoration Plan balance as shown above, and Messrs. Carano and Gedeon were 0% vested.

Deferred Restricted Stock Units Under LTIP

Under the terms of the 2015 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. Prior to the spin-off, the NEOs could elect to defer restricted stock unit awards granted by BWC

56

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

under the 2010 LTIP. In connection with the spin-off, each holder of vested and deferred BWC restricted stock units retained such deferred awards and received an adjustment grant of deferred Company restricted stock units. These deferred restricted stock units will be paid by the Company in the form of Company common stock or BWXT common stock, as applicable. Mr. Data’s deferred restricted stock units were delivered in one lump sum six months after his termination of employment. Mr. Ferland’s deferred restricted stock units will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred restricted stock units will be delivered in five annual installments beginning six months following his termination of employment.

Potential Payments Upon Termination or Change In Control

The following tables show potential payments to our Named Executive Officers other than Mr. Data under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executive Officers, assuming a December 31, 2015 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $20.87 (as reported on the NYSE) as of December 31, 2015. These tables do not reflect amounts that would be payable to the Named Executive Officers pursuant to benefits or awards that are already vested.

Except as otherwise indicated, amounts reported in the below tables for stock options, restricted stock units and restricted shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $20.87 (the closing price of the Company’s common stock on December 31, 2015); and

•	for restricted stock units and restricted shares: multiplying the number of accelerated shares or units by $20.87 (the closing price of the Company’s common stock on December 31, 2015).

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON INVOLUNTARY TERMINATION WITHOUT CAUSE

The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Data assuming their involuntary termination without cause as of December 31, 2015. In the event of a Named Executive Officer’s termination with cause, none of these payments and other benefits would be due.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	$1,200,000	$1,351,360	$1,235,840	$355,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$52,732	$38,556	$52,128	$57,448	$13,447
EICP	$1,187,770	$228,634	$307,570	$281,285	—
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Outplacement Services	$7,500	—	—	—	$7,500
Supplemental Executive Retirement Plan (SERP)	$104,792	$19,256	$22,065	—	—
Restoration Plan	—	—	$17,774	$7,099	—
Stock Options (unvested and accelerated)	$2,256,472	$79,060	$162,986	$65,835	$0
Restricted Stock Units/Restricted Shares (unvested and accelerated)	$11,480,535	$362,414	$519,101	$274,470	$0
Total	$18,952,801	$1,933,920	$2,438,984	$1,927,977	$381,947

Severance Payment

The severance payments reported for each Named Executive Officer other than Ms. Radtke and Mr. Ferland represent a lump sum cash payment equal to 2 times the sum of the Named

Executive Officer’s annual base salary and target annual incentive as in effect on the date of termination. This is the amount that would be payable pursuant to the Restructuring Transaction Retention Agreements that BWC entered into with each of

57

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

Ms. Apker and Messrs. Carano and Gedeon (the “retention agreements”) on or about November 5, 2014 in connection with BWC’s announcement of its plans to pursue the spin-off (and the Company assumed as a result of the spin-off). The retention agreements generally provide certain severance payments and benefits in the event that the Named Executive Officer’s employment with the Company or one of its subsidiaries or a successor company is terminated prior to the first anniversary of the effective date of a spin-off or certain other events described in the retention agreements (each a “restructuring transaction”), either by the employer company for any reason other than “cause” or “disability” or by the Named Executive Officer for “good reason.”

The severance payment reported for Ms. Radtke represents a lump sum cash payment equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under the Babcock & Wilcox Enterprises, Inc. Executive Severance Plan (or “Executive Severance Plan”). The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.” Under the Executive Severance Plan, the definition of “cause” is substantially the same as the definition used in the retention agreements.

The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination. This is the amount that would have been payable under Mr. Ferland’s employment agreement. Mr. Ferland’s employment agreement generally provides for benefits in the event Mr. Ferland is terminated by the Company for reasons other than “cause,” death or “disability,” or by Mr. Ferland for “good reason.”

Receipt of the severance benefits under the retention agreements or the Executive Severance Plan is generally subject to executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants. Receipt of the severance benefits under Mr. Ferland’s employment agreement is generally subject to executing a general release of claims.

Under the retention agreements, the Executive Severance Plan, and Mr. Ferland’s employment agreement, “cause” means:

•	the willful and continued failure of the executive to perform substantially his or her duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the participant by the compensation committee or the chief executive officer (or the Board, in the case of Mr. Ferland), which specifically identifies the manner in which the compensation committee or the chief executive officer (or the Board, in the case of Mr. Ferland) believes that the participant has not substantially performed his or her duties, after which the participant will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by a participant in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company; or
•	the conviction of a participant with no further possibility of appeal, or plea of nolo contendere by the participant, to any felony.

Except as set forth on the following pages, the severance payments and benefits payable to our Named Executive Officers other than Ms. Radtke are in lieu of any severance payments or benefits payable under any other severance plan, benefit or program of the Company, including the Company’s Executive Severance Plan.

Cash Retention Award

Mr. Ferland’s retention agreement provides a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with the Company at each such date. If Mr. Ferland’s employment is terminated by the Company without cause (among other reasons) as of December 31, 2015, Mr. Ferland would become immediately vested in 50% of his cash retention award.

Benefits Payment

Upon a termination for any reason other than cause under the retention agreements (or for Mr. Ferland, his employment agreement), each Named Executive Officer other than Ms. Radtke would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for the applicable Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported for all Named Executive Officers other than Ms. Radtke were determined by multiplying the annual cost of 2015 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by three.

Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, Ms. Radtke would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for Ms. Radtke and her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2015 medical, dental and/or vision benefits for Ms. Radtke and her qualified beneficiaries by 102%, and then multiplying the product by three-fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months. These payments are subject to the same conditions described above for severance payments under the retention agreements, the Executive Severance Plan, and Mr. Ferland’s employment agreement, as applicable.

EICP

Upon a termination for any reason other than cause under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2015 under the

58

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

EICP pro-rated based on a December 31, 2015 termination date, contingent upon Mr. Ferland executing a general release of claims as described above. Upon a termination for any reason other than cause under the retention agreements, the other NEOs (other than Ms. Radtke) would be entitled to their target annual incentive award for 2015, prorated based on a December 31, 2015 termination date, contingent on the officer executing a general release of claims and restrictive covenants as described above.

Financial Planning

If the Named Executive Officer is terminated for any reason other than cause and he or she participated in the Company’s financial planning services as of December 31, 2015, our agreement with the financial planning service provider (and the retention agreements) provide for financial planning benefits until June 30th of the year following the year in which the termination without cause occurred, so long as the services are not earlier terminated for all similarly situated employees. All Named Executive Officers participated in financial planning benefit during 2015. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive Officer to receive such benefits.

Outplacement Services

Mr. Ferland and Ms. Radtke would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following their termination by the Company for reasons other than cause. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.

SERP

Pursuant to the retention agreements (or for Mr. Ferland, his employment agreement), a Named Executive Officer’s company account in the SERP becomes fully vested on, among other events, the date of the executive’s termination for any reason other than cause. Ms. Apker was 80% vested in her company account as of December 31, 2015 and Messrs. Ferland, Carano and Gedeon were 40%, 20% and 0% vested, respectively, in their respective company accounts as of the same date. Accordingly, 20%, 60%, 80% and 100% respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination without cause. Ms. Radtke was not a participant in the SERP during 2015.

Restoration Plan

The retention agreements and Mr. Ferland’s employment agreement provide that the Named Executive Officer’s company matching account and company service-based account become fully vested on, among other events, the date of the Named Executive Officer’s termination for any reason other than cause. Mr. Ferland and Ms. Apker were 100% vested in their Restoration Plan account as of December 31, 2015. Messrs. Carano and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2015.

Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination without cause.

Equity Awards

The retention agreements generally provide that all outstanding and unvested equity awards granted to our Named Executive Officers other than Ms. Radtke and Mr. Ferland on or prior to December 31, 2014 will become fully vested upon, among other events, termination for reasons other than cause, except that no such award that is subject to Internal Revenue Code Section 409A (“Section 409A”) will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Section 409A.

Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014, plus the restricted shares granted to Mr. Ferland in June 2015 pursuant to his restructuring transaction retention agreement, will become fully vested upon, among other events, termination for reasons other than cause. Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off). Any such award that is subject to Section 409A will be paid on a date earlier that is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Section 409A.

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON VOLUNTARY TERMINATION

No payments or other benefits would be due to our Named Executive Officers assuming their voluntary termination as of December 31, 2015 (except for accrued but unpaid compensation) unless, except with respect to Ms. Radtke, the Named Executive Officers voluntarily terminated their employment for “good reason” as defined under their applicable retention agreements (or for Mr. Ferland, his employment agreement). “Good reason” means:

•	a material diminution in the duties or responsibilities of the Named Executive Officer from those applicable immediately before the agreement date; but, in the case of all Named Executive Officers other than Mr. Ferland, if the Named Executive Officer has a position with either the Company or a successor company and, in either case, the employer is publicly traded, a material diminution in position, authority, duties or responsibilities will not have occurred if the Named Executive Officer has a position, authority, duties and responsibilities substantially the same as those attendant to the Named Executive Officer’s position with the Company immediately prior to the agreement date (notwithstanding that the business operations of the Company or such successor may be smaller or less complex);

59

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Voluntary Termination

•	for the Named Executive Officers other than Mr. Ferland, a material reduction in Named Executive Officer’s annual salary as in effect immediately before the agreement date or as the same may be increased from time to time thereafter;

•	for Mr. Ferland, a material breach of his employment agreement by the Company, including a breach of the terms governing Mr. Ferland’s compensation and benefits;

•	the failure by the Company to continue in effect any compensation plan in which the Named Executive Officer participates immediately before the agreement date which is material to the Named Executive Officer’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Named Executive Officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the agreement date, unless the action by the Company applies to all similarly situated employees;
•	the failure by the Company to continue to provide the Named Executive Officer with material benefits in the aggregate that are substantially similar to those enjoyed by the Named Executive Officer under any of the Company’s (or its affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which the Named Executive Officer was participating immediately before the agreement date if such benefits are material to Named Executive Officer’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Named Executive Officer of any fringe benefit enjoyed by him or her at the time of the agreement date if such fringe benefit is material to the Named Executive Officer’s total compensation, unless the action by the Company applies to all similarly situated employees; or

•	a change in the location of the Named Executive Officer’s principal place of employment with the Company by more than 50 miles from the location where the Named Executive Officer was principally employed as of the agreement date without the Named Executive Officer’s consent.

The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Data assuming their termination of employment for good reason under the retention agreements or Mr. Ferland’s employment agreement as of December 31, 2015.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	$1,200,000	$1,351,360	$1,235,840	—
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$52,732	$38,556	$52,128	$57,448	—
EICP	$1,187,770	$228,634	$307,570	$281,285	—
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$104,792	$19,256	$22,065	—	—
Restoration Plan	—	—	$17,774	$7,099	—
Stock Options (unvested and accelerated)	$2,256,472	$79,060	$162,986	$65,835	$0
Restricted Stock Units/Restricted Shares (unvested and accelerated)	$11,480,535	$362,414	$519,101	$274,470	$0
Total	$18,945,301	$1,933,920	$2,438,984	$1,927,977	$6,000

Severance Payment

The severance payments reported for each Named Executive Officer other than Ms. Radtke and Mr. Ferland represent a lump sum cash payment equal to two times the sum of the Named Executive Officer’s annual base salary and target bonus amount as in effect on the date of termination, which would have been payable pursuant to his or her applicable retention agreement if he or she resigns for “good reason.”

The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination,

which would have been payable pursuant to his employment agreement if he resigned for “good reason.” Under the Executive Severance Plan, Ms. Radtke would not be entitled to a similar severance payment upon a resignation for “good reason.”

Cash Retention Award

Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring

60

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Voluntary Termination

transaction if Mr. Ferland remains continuously employed with the Company at each such date. If Mr. Ferland terminated his employment for good reason as of December 31, 2015, Mr. Ferland would have become immediately vested in 50% of his cash retention award.

Benefits Payment

Upon termination by the Named Executive Officer for “good reason” under the retention agreements (or for Mr. Ferland, his employment agreement), each Named Executive Officer other than Ms. Radtke would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for the applicable Named Executive Officer and his or her qualified beneficiaries as of the date of termination. This payment is subject to the same conditions described above for severance payments under the retention agreements (or Mr. Ferland’s employment agreement, as applicable). The amounts reported for all Named Executive Officers were determined by multiplying the annual cost of 2015 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by three.

EICP

Upon a termination for good reason under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2015 under the EICP pro-rated based on a December 31, 2015 termination date, contingent upon Mr. Ferland executing a general release of claims as described above. Upon a termination for good reason under the retention agreements, the other NEOs (other than Ms. Radtke) would be entitled to their target annual incentive award for 2015, prorated based on a December 31, 2015 termination date, contingent on the officer executing a general release of claims and restrictive covenants as described above.

Financial Planning

If the Named Executive Officer terminates his or her employment for good reason and he or she participated in the Company’s financial planning services as of December 31, 2015, our agreement with the financial planning service provider (and the retention agreements) provide for financial planning benefits until June 30th of the year following the year in which the termination for good reason occurred, so long as the services are not earlier terminated for all similarly situated employees. All Named Executive Officers participated in financial planning benefit during 2015. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive Officer to receive such benefits.

SERP

Pursuant to the retention agreements (or for Mr. Ferland, his employment agreement), a Named Executive Officer’s company account in the SERP becomes fully vested on, among other events, the date of the executive’s termination for good reason. Ms. Apker was 80% vested in her company account as of December 31, 2015 and Messrs. Ferland, Carano and Gedeon

were 40%, 20% and 0% vested, respectively, in their respective Company accounts as of the same date. Accordingly, 20%, 60%, 80% and 100%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination for good reason. Ms. Radtke was not a participant in the SERP during 2015.

Restoration Plan

The retention agreements and Mr. Ferland’s employment agreement provide that a Named Executive Officer’s (other than Ms. Radtke’s) company matching account and company service-based account become fully vested on, among other events, the date the Named Executive Officer terminates his or her employment for good reason. Mr. Ferland and Ms. Apker were 100% vested in their Restoration Plan accounts as of December 31, 2015. Messrs. Carano and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2015. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment for good reason.

Equity Awards

The retention agreements generally provide that all outstanding and unvested equity awards granted to our Named Executive Officers other than Ms. Radtke and Mr. Ferland prior to December 31, 2014 will become fully vested upon, among other events, their termination of employment for good reason, except that no such award that is subject to Section 409A will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Section 409A.

Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014, plus the restricted shares granted to Mr. Ferland in June 2015 pursuant to his restructuring transaction retention agreement, will become fully vested upon, among other events, termination of employment for good reason. Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off). Any such award that is subject to Section 409A will be paid on a date earlier that is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Section 409A.

Separation Arrangement with Mr. Data

Mr. Data left the Company in July 2015 and received the severance compensation and benefits set forth in his Restructuring Transaction Severance Agreement. Pursuant to that agreement, Mr. Data received his accrued but unpaid salary and expense reimbursements and payment of $21,691 for his accrued but unused vacation days. In addition, Mr. Data received lump sum payments of (1) $1,203,200, representing two times Mr. Data’s

61

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Voluntary Termination

base salary and target annual bonus, (2) $131,033, representing a pro-rated portion of his target annual bonus for the 2015 calendar year, (3) $52,179, representing three years of COBRA premiums and (4) $12,000 for continued coverage under certain financial planning services. In addition, Mr. Data fully vested in (1) his unvested balance in the SERP ($24,652), (2) his unvested BWXT and Company stock options (with 20,376 BWXT options and 10,188 Company options), and (3) his unvested BWXT and Company restricted stock units (with 21,247 BWXT restricted stock units and 10,625 Company restricted stock units). Under the Restructuring Transaction Retention Agreement, Mr. Data is subject to certain non-solicitation, confidentiality and non-disclosure restrictive covenants, and the benefits described above (other than certain accrued benefits) are generally contingent upon Mr. Data entering into a customary release of claims with Company. Mr. Data is also entitled to certain accrued benefits and compensation pursuant to the compensation and benefit arrangements as previously described.

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON TERMINATION DUE TO DEATH OR DISABILITY

The following table shows the value of payments and other benefits due to the Named Executive Officers other than Mr. Data assuming the termination of their employment by reason of death or disability as of December 31, 2015.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments(1)	$978,500	$375,000	$422,300	$386,200	$355,000
Cash Retention Award	$3,800,000	—	—	—	—
COBRA Payments(1)	$52,732	$9,948	$13,447	$14,649	$13,447
Outplacement Services(1)	$7,500	$7,500	$7,500	$7,500	$7,500
EICP	$1,187,770	—	—	—	—
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$104,792	$19,256	$22,065	—	—
Restoration Plan	—	—	$17,774	$7,099	—
Stock Options (unvested and accelerated)	$3,083,551	$152,783	$278,848	$147,608	$123,957
Restricted Stock Units/Restricted Shares (unvested and accelerated)	$13,949,629	$1,268,529	$1,490,268	$1,090,443	$474,208
Total	$23,170,474	$1,839,016	$2,258,202	$1,659,499	$980,112

(1) These benefits would not be payable in the event of a Named Executive Officer’s death.

Severance Payment

The severance payments reported for each Named Executive Officer represent lump sum cash payments equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under the Executive Severance Plan. Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated due to a termination by the Company by reason of a Named Executive Officer being unable to perform his or her duties due to their physical or mental illness or disability. The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his or her duties by reason of his or her physical or mental illness or disability.

Cash Retention Award

Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon Mr. Ferland’s death or “disability” so long as he remains continuously employed by the Company through the date of death or last date of employment due to “disability.” Under the terms of Mr. Ferland’s retention agreement, “disability” means the circumstances that would qualify for long term disability under the Company’s long term disability plan. The disability plan defines “disability” to generally mean that, due to sickness, pregnancy or accidental injury, an employee is receiving “appropriate care” and “treatment from a

62

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

doctor” (each as defined in the long term disability plan) on a continuing basis, and during the employee’s “elimination period” (as defined in the disability plan) and the next 24 month period, the employee is unable to earn more than 80% of his or her predisability earnings or indexed predisability earnings at his or her occupation for any employer in his or her local economy; or after the 24 month period, the employee is unable to earn more than 60% of his or her indexed predisability earnings from any employer in his or her local economy, and which provides the employee with substantially the same earning capacity as the employee’s former earning capacity prior to the start of his or her disability.

Benefit Payments

Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive Officer other than Mr. Ferland would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2015 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by 102%, and then multiplying the product by three fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.

Upon termination by Mr. Ferland due to death or disability under his employment agreement, Mr. Ferland would be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his or her qualified beneficiaries as of the date of termination. This payment is subject to the same conditions described above for severance payments under the employment agreement. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2015 medical, dental and/or vision benefits for Mr. Ferland and his qualified beneficiaries by three. Under Mr. Ferland’s employment agreement, “disability” is defined as circumstances which would qualify Mr. Ferland for long term disability under the Company’s long term disability plan.

EICP

Upon a termination of Mr. Ferland’s employment due to death or disability under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2015 under the EICP pro-rated based on a December 31, 2015 termination date.

Outplacement Services

Each Named Executive Officer would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his or her termination by the Company for reasons other than cause. The amounts reported represent the per-person cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.

Financial Planning

Under the terms of the agreement with our financial planning service provider, each Named Executive Officer is entitled to financial planning benefits until June 30th of the year following the year of long-term disability, among other events, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the amount the Company paid for financial planning services for the Named Executive Officer to receive such benefits in 2015.

SERP

Under the terms of the SERP, an executive’s company account fully vests on, among other events, the executive’s death or disability. Ms. Apker was 80% vested in her company account as of December 31, 2015. Messrs. Ferland, Carano and Gedeon were 40%, 20% and 0% vested, respectively, in their respective company accounts as of the same date. Accordingly, 20%, 60%, 80% and 100%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination due to death or disability. Ms. Radtke was not a participant in the SERP during 2015.

Restoration Plan

Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Mr. Ferland and Ms. Apker were 100% vested in their Restoration Plan accounts as of December 31, 2015. Messrs. Carano and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2015. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment due to death or disability.

Equity Awards

Under the terms of the awards outstanding for each Named Executive Officer as of December 31, 2015, all unvested stock awards become vested and all unvested option awards become vested and exercisable in the event the applicable Named Executive Officer’s employment terminates by reason of his or her death or disability. Additionally, the retention agreements with Ms. Apker and Messrs. Ferland, Carano and Gedeon generally provide that the restricted share award granted pursuant to the terms of the retention agreement becomes fully vested upon, among other events, their termination of employment due to the Named Executive Officer’s death or disability, so long as the Named Executive Officer remained continuously employed by the Company through the date of death or the date of separation from service due to disability.

Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014, plus the restricted shares granted to Mr. Ferland in June 2015 pursuant to his restructuring trans-

63

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

action retention agreement, will become fully vested upon, among other events, termination of employment for due to death or disability. Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable performance or service period that Mr. Ferland was employed by the Company

(including days employed by BWC prior to the spin-off). Any such award that is subject to Section 409A will be paid on a date earlier that is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Section 409A.

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON CHANGE IN CONTROL

The following table shows the estimated value of payments and other benefits due the Named Executive Officers other than Mr. Data assuming a change in control and termination as of December 31, 2015.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MS. RADTKE
Severance Payments	$1,957,000	$1,200,000	$1,351,360	$1,235,840	$1,136,000
Cash Retention Award	$3,800,000	—	—	—	—
Benefits Payment	$53,787	$39,790	$53,787	$58,598	$53,787
EICP	$978,500	$225,000	$253,380	$231,720	$213,000
Financial Planning	$6,000	$6,000	$6,000	$6,000	$6,000
Supplemental Executive Retirement Plan (SERP)	$104,792	$19,256	$22,065	—	—
Restoration Plan	—	—	$17,774	$7,099	—
Stock Options (unvested and accelerated)	$3,083,551	$152,783	$278,848	$147,608	$123,957
Restricted Stock Units/Restricted Shares (unvested and accelerated)	$13,949,629	$1,268,529	$1,490,268	$1,090,443	$474,208
Excise Tax Gross-Up	—	—	—	—	—
Total	$23,933,259	$2,911,358	$3,473,482	$2,777,308	$2,006,952

The Company has change in control agreements with various officers, including each of our Named Executive Officers. With the exception of Mr. Ferland, the retention agreements generally provide that in the event of a change in control (which generally means the same as it does under the Company’s change-in control agreements), the Named Executive Officer’s change-in control agreement with the Company will control. This is also generally true for Mr. Ferland, except that his retention agreement modified his change-in-control agreement to reduce the multiplier of his severance payment based on salary from 2.99 to 1 effective after the effective date of the spin-off.

Generally, under the Company’s change-in-control agreements and certain other compensation arrangements, if a Named Executive Officer is terminated within one year following a change in control either (1) by the Company for any reason other than cause or death or disability; or (2) by the Named Executive Officer for good reason (in each case, a “qualifying termination”), the Named Executive Officer is entitled to receive:

•	accelerated vesting in the executive’s SERP and Restoration Plan accounts;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;
•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination;

•	a cash payment for health benefits coverage;

•	continued financial planning services; and

•	for Mr. Ferland, full vesting of his 2015 cash retention award.

In addition to these payments, the Named Executive Officer would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.

Under the Company’s change in control agreements, a “change in control” will be deemed to have occurred upon any of the following:

•

Any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock

64

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Change in Control

(other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors cease for any reason to constitute a majority of the members of the board of directors;

•	consummation of a business combination unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•	consummation of a major asset disposition unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then- outstanding shares of voting stock (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

Severance Payment

The severance payment made to each Named Executive Officer, with the exception of Mr. Ferland, in connection with a change in control is a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. As modified by his retention agreement, the severance payment made to Mr. Ferland in connection with a change in control is a cash payment equal to one times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target annual incentive compensation percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2015, the severance payment under a change in control would have been calculated based on the following:

•	Mr. Ferland: $978,500 base salary and $978,500 target annual incentive compensation (100% of his annual base salary);

•	Ms. Apker: $375,000 base salary and $225,000 target annual incentive compensation (60% of her annual base salary);

•	Mr. Carano: $422,300 base salary and $253,380 target annual incentive compensation (60% of his annual base salary);

•	Mr. Gedeon: $386,200 base salary and $231,720 target annual incentive compensation (60% of his annual base salary); and

•	Ms. Radtke: $355,000 base salary and $213,000 target annual incentive compensation (60% of her annual base salary).

Cash Retention Award

Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon a change in control.

EICP Payment

Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a change in control, as follows:

•	If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2014 EICP awards were paid before December 31, 2015. As a result, no payment would have been due to our Named Executive Officers in this respect.

•

The executive would be entitled to a prorated target EICP payment equal to the product of the Named Executive Officer’s annual base salary and EICP target percentage, with the product prorated based on the number of days the Named Executive Officer was employed during the year in which the

65

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Estimated Value of Benefits to Be Received Upon Change in Control

termination occurs. Based on a December 31, 2015 termination, each Named Executive Officer would have been entitled to an EICP payment equal to 100% of his or her 2015 target EICP, as in effect immediately prior to the date of termination.

Financial Planning

Under the terms of the agreement with the Company’s financial planning service provider, each Named Executive Officer is entitled to financial planning benefits until June 30th of the year following the year of a change in control, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that would be required to be paid for each such Named Executive Officer to receive such benefits. “Change of control” is not defined under the agreement.

SERP

Under the terms of the Company’s SERP, an executive’s company account becomes fully vested on, among other events, the date a change in control occurs. Ms. Apker was 80% vested in her company account as of December 31, 2015 and Messrs. Ferland, Carano and Gedeon were 40%, 20% and 0% vested, respectively, in their respective company accounts as of the same date. Was 20% vested in his company account as of the same date. Accordingly, 20%, 60%, 80% and 100%, respectively, of the amount in their company accounts would be subject to accelerated vesting upon their termination for good reason. Ms. Radtke was not a participant in the SERP during 2015. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to the change-in-control agreements.

Restoration Plan

Under the Company’s Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date a change in control occurs. Mr. Ferland and Ms. Apker were 100% vested in their Restoration Plan accounts as of December 31, 2015. Messrs. Carano and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2015. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment following a change of control. “Change in control” has a substantially similar meaning under the Company’s Restoration Plan as it does under the Company’s change in control agreements, except that a participant in the Company’s Restoration Plan is excluded from accelerated vesting if the participant is part of a purchasing group that consummates a transaction that qualifies as a change of control under the Restoration Plan.

Benefits

The amounts reported represent three times the full annual cost that is payable by the NEO for continuation of coverage for medical, dental and vision benefits elected by the NEO for himself/herself and his or her eligible dependents under COBRA for the year ended December 31, 2015, which would be paid in a lump sum.

Tax Reimbursements

The change in control agreements do not provide for any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a NEO to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the NEO retaining a larger after-tax amount.

Equity Awards

Under the terms of the awards outstanding, all unvested restricted stock unit and option awards would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under the Company’s 2015 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change-in-control agreements. Under the terms of the awards outstanding, all unvested restricted shares would become vested upon a qualifying termination within one year following a change in control. See “Equity Awards” under the “Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability” table above for more information regarding the amounts reported for stock option awards, which information is also applicable to the “Estimated Value of Benefits to Be Received Upon Change in Control” table above.

66

APPROVAL OF OUR AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 5)

Introduction

On June 8, 2015, BWC, as our sole stockholder at the time, approved the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “2015 LTIP”) in anticipation of our spin-off as an independent, publicly traded company. Our Board also adopted the 2015 LTIP on the same date, and this is our only equity compensation plan. On February 23, 2016, upon recommendation by the Compensation Committee, our Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, the Amended and Restated 2015 Long-Term Incentive Plan (the “Amended 2015 LTIP”). The Amended 2015 LTIP continues to afford the Board and its Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.

The Amended 2015 LTIP amends and restates in its entirety the 2015 LTIP. If the Amended 2015 LTIP is approved by stockholders, it will be effective as of the date of the Annual Meeting. Outstanding awards under the 2015 LTIP will continue in effect in accordance with their terms. If the Amended 2015 LTIP is not approved by our stockholders, no awards will be made under the Amended 2015 LTIP.

Our principal reason for amending and restating the 2015 LTIP is to increase the number of shares of common stock available for issuance. The Amended 2015 LTIP will increase the maximum number of shares available for awards from 5,800,000 to 8,300,000, an increase of 2,500,000 shares (or 4.9% of our outstanding common stock as of March 8, 2016). Stockholder approval of the Amended 2015 LTIP is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the Amended 2015 LTIP for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed further below.

While the primary purpose of amending the 2015 LTIP is to permit an increase in the shares available for awards under the 2015 LTIP, the Company is also proposing to amend the 2015 LTIP to:

•	extend the term to ten years after the date stockholders approve the Amended 2015 LTIP;

•	provide for a maximum number of shares of common stock that may be subject to certain share-settled “other awards” (as further described below) that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code;

•	add an annual limit on non-employee director awards;

•	clarify the Compensation Committee’s “clawback” authority, as further described below;

•	remove certain outdated language concerning spin-off-related awards to BWXT participants; and

•	make certain other immaterial or clarification changes to the plan.

WHY WE BELIEVE YOU SHOULD VOTE FOR PROPOSAL 5

The Amended 2015 LTIP authorizes our Compensation Committee to provide equity-based compensation in the form of options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, or based on or related to common stock, for the purpose of providing our non-employee directors, officers and other key executives and employees (and those of our subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. Some of the key features of the Amended 2015 LTIP that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2015 LTIP is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our directors, officers and other employees.

The use of common stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance.

Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

As of March 8, 2016, 608,327 shares of common stock remained available for issuance under the 2015 LTIP. If the Amended 2015 LTIP is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.

The following includes aggregated information regarding the overhang and dilution associated with the 2015 LTIP and the potential stockholder dilution that would result if the proposed share increase under the Amended 2015 LTIP is approved. This information is as of March 8, 2016. As of that date, there were 51,211,021 shares of common stock outstanding:

67

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

Under the 2015 LTIP

•	Outstanding full-value awards (restricted stock and restricted stock units): 1,837,944 shares (3.6% of our outstanding common stock);

•	Outstanding options: 2,883,612 shares (5.6% of our outstanding common stock) (outstanding options have an average exercise price of $18.24 and an average remaining term of 7.6 years);

•	Total shares of common stock subject to outstanding awards, as described above (full-value awards and options): 4,721,556 shares (9.2% of our outstanding common stock);

•	Total shares of common stock available for future awards under the 2015 LTIP: 608,327 shares (1.2% of our outstanding common stock); and

•	The total number of shares of common stock subject to outstanding awards (4,721,556 shares), plus the total number of shares available for future awards, under the 2015 LTIP (608,327 shares), represents a current overhang percentage of 9.4% (in other words, the potential dilution of our stockholders represented by the 2015 LTIP).

Under the Amended 2015 LTIP

•	Proposed additional shares of common stock available for future issuance under the Amended 2015 LTIP: 2,500,000 shares (4.9% of our outstanding common stock - this percentage reflects the simple dilution of our stockholders that would occur if the Amended 2015 LTIP is approved).

Total potential overhang or dilution under the Amended 2015 LTIP

•	The total shares of common stock subject to outstanding awards as of March 8, 2016 (4,721,556), plus the total shares of common stock available for future awards under the 2015 LTIP as of that date (608,327), plus the proposed additional common shares available for future issuance under the Amended 2015 LTIP (2,500,000), represent a total fully-diluted overhang of 7,829,883 shares (13.3%) under the Amended 2015 LTIP.

Based on the closing price on the New York Stock Exchange for our common stock on March 8, 2016 of $19.22 per share, the aggregate market value as of March 8, 2016 of the 2,500,000 additional shares of common stock requested for issuance under the Amended 2015 LTIP was approximately $48,100,000.

In 2015, we granted awards under the 2015 LTIP covering 3,551,032 shares of common stock. Approximately 97% of the awards granted in 2015 were “replacement awards,” granted as a result of the adjustment of awards outstanding under BWC’s long-term incentive plan at the time of the spin-off.

In determining the number of shares to request for approval under the Amended 2015 LTIP, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2015 LTIP.

We currently anticipate that the shares requested in connection with the approval of the Amended 2015 LTIP combined with the shares available for future awards will last for two or three years, based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of stockholder interests, as described above.

We intend to utilize the shares authorized under the Amended 2015 LTIP to continue our practice of incentivizing key individuals through annual equity grants. As noted below, our Compensation Committee retains full discretion under the Amended 2015 LTIP to determine the number and amount of awards to be granted under the Amended 2015 LTIP, subject to the terms of the Amended 2015 LTIP, and future benefits that may be received by recipients under the Amended 2015 LTIP are not determinable at this time.

SUMMARY OF MATERIAL CHANGES FROM 2015 LTIP

Increase in Shares Available for Rewards

The Amended 2015 LTIP increases the number of shares available for awards by 2,500,000 shares to a total of 8,300,000 shares. In addition, the annual limits on the number of shares that may be subject to certain awards during any calendar year to an individual participant have been increased, as further described below under the heading “Summary of Material Terms of the Amended 2015 LTIP.”

Extension of Term

The Amended 2015 LTIP extends the expiration date of the 2015 LTIP from June 1, 2025 to the tenth anniversary of the date stockholders approve the Amended 2015 LTIP.

Limit on Certain Awards Intended to Qualify Under Section 162(m) of the Code

The Amended 2015 LTIP provides for a maximum number of shares of common stock (1,200,000) that may be subject to certain share-settled “other awards” that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Limit on Awards to Directors

The Amended 2015 LTIP adds an individual participant limit applicable to awards under the Amended 2015 LTIP to non-employee directors. Specifically the Amended 2015 LTIP provides that no non-employee director will be granted, in any period of one calendar year, awards under the Amended 2015 LTIP having an aggregate maximum value in excess of $500,000.

68

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

Clarification of “Clawback” Authority

The 2015 LTIP provides that the ability of the Company and/ or the Board of Directors to forfeit awards granted or recover awards under the 2015 LTIP may generally be determined in the sole discretion of the Compensation Committee and described in the applicable award agreements for 2015 LTIP awards. The Amended 2015 LTIP provides that any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, an award agreement under the Amended 2015 LTIP may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and applicable regulations or stock exchange rules.

SECTION 162(M)

As discussed above, one reason for submitting this Proposal 5 to stockholders is to obtain stockholder approval of the material terms for “qualified performance-based compensation” under the Amended 2015 LTIP for purposes of Section 162(m) of the Code. Such stockholder approval is expected to enable us to structure certain awards so that they may constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a stockholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our stockholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the Amended 2015 LTIP, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Amended 2015 LTIP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Generally, compensation attributable to options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of options or appreciation rights, the increase in the value of the shares after the date of grant). Stockholder approval of this Proposal 4 is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.

The Amended 2015 LTIP includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of an award that is intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code (a “Qualified Performance-Based Award”), which measures are as follows (including relative or growth achievement regarding such measures):

•	cash flow (including operating cash flow and free cash flow);

•	cash flow return on capital;

•	cash flow return on assets;

•	cash flow return on equity;

•	net income;

•	return on capital;

•	return on invested capital;

•	return on assets;

•	return on equity;

•	share price;

•	earnings per share (basic or diluted);

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	total and relative shareholder return;

•	operating income;

•	return on net assets;

•	gross or operating margins;

•	safety; and

•	economic value added (or EVA), which means net operating profit after tax minus the product of capital and the cost of capital.

We are seeking stockholder approval of the material terms for “qualified performance-based compensation” under the Amended 2015 LTIP, including the performance measures and

69

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

applicable individual grant limits under the Amended 2015 LTIP, as well as the individuals eligible to receive awards under the Amended 2015 LTIP, to have the flexibility to potentially grant awards under the Amended 2015 LTIP that may be fully deductible for federal income tax purposes. If our stockholders approve the material terms for “qualified performance-based compensation” under the Amended 2015 LTIP, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the Amended 2015 LTIP to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2021 Annual Meeting of Stockholders (in other words, for five years). If our stockholders do not approved the material terms for “qualified performance-based compensation” under the 2015 LTIP, our ability to grant certain performance awards may be limited.

In addition to these performance measures, the Amended 2015 LTIP also includes individual grant limits for equity or incentive awards that can be granted pursuant to the Amended 2015 LTIP, as further described below.

A summary of the Amended 2015 LTIP is set forth below and is qualified in its entirety to the text of the Amended 2015 LTIP, which is attached as Appendix A to this proxy statement.

SUMMARY OF MATERIAL TERMS OF THE AMENDED 2015 LTIP

ADMINISTRATION

The Amended 2015 LTIP is administered by the Compensation Committee, which shall be composed of not less than three members of our Board of Directors, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, (b) be a “non-employee director” within the meaning of Rule 16b-3 and (c) be an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares or units to be optioned or granted to each participant under the Amended 2015 LTIP. All or part of the award may be subject to conditions established by the Compensation Committee, which may include continued service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates or other comparable measures of performance. The Compensation Committee has full and exclusive power and authority to implement and interpret the Amended 2015 LTIP and may, from time to time, adopt rules and regulations in order to carry out the terms of the Amended 2015 LTIP.

The Compensation Committee may delegate all or any part of its authority under the Amended 2015 LTIP to a subcommittee. Further, as permitted by law, the Compensation Committee may delegate its duties under the Amended 2015 LTIP to our Chief Executive Officer and other senior officers. However, (a) the Compensation Committee may not delegate any authority to grant awards to a non-employee director or an employee who is an officer, director or more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant awards must set forth the total number of shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (c) the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. All determinations and decisions made by the Compensation Committee pursuant to the provisions of the Amended 2015 LTIP and all related orders and resolutions of the Compensation Committee will be final, conclusive and binding on all persons concerned.

The Compensation Committee may, in its discretion, accelerate the vesting or exercisability of an award, eliminate or reduce the restrictions on an award, waive any restriction or other provision of the Amended 2015 LTIP or any award under it, or otherwise amend or modify any award in any manner that is either not adverse to the participant holding the award or is consented to by such participant, and is consistent with the terms of the Amended 2015 LTIP and the requirements of Section 409A and 162(m) of the Code.

ELIGIBILITY

Non-employee members of the Board of Directors (6 people), officers and employees of the Company and its subsidiaries (approximately 79 people), as well as certain consultants (currently none), are eligible to participate in the Amended 2015 LTIP. Any participant may receive more than one award under the Amended 2015 LTIP. Because the Amended 2015 LTIP provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate in the Amended 2015 LTIP going forward and the respective benefits to be awarded to them will vary from time to time and is undeterminable at this time.

Finally, in accordance with the terms of the Employee Matters Agreement entered into between us and BWC on June 30, 2015, any current or former employee, officer or member of the Board of Directors of BWC, or any other person who held an option, restricted share, restricted stock unit, deferred share, or performance share under a plan sponsored by BWC as of the date immediately prior to the spin-off of the Company from BWC was eligible to receive replacement awards, as defined in and pursuant to the 2015 LTIP. However, any such participant who was not otherwise eligible to be a participant was eligible to receive only replacement awards (a “BWC Participant”). On June 30, 2015, 3,443,344 replacement awards were granted under the 2015 LTIP, including 860,608 replacement awards granted to 85 BWC Participants. We do not anticipate that any replacement awards will be made under the Amended 2015 LTIP.

70

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

SHARES AVAILABLE FOR ISSUANCE THROUGH THE AMENDED 2015 LTIP

Subject to the provisions we describe below, 8,300,000 shares of our common stock may be issued under the Amended 2015 LTIP (5,800,000 of which were approved by our sole stockholder prior to the spin-off and 2,500,000 of which will be added upon approval by our stockholders in 2016). In addition, shares which are subject to awards that are cancelled, terminated, forfeited or expired, or are settled in cash, in whole or in part, will become available for issuance under the Amended 2015 LTIP to the extent of such cancellation, termination, forfeiture, expiration or cash settlement. However, the following shares will not be added to the aggregate number of shares available for awards under the Amended 2015 LTIP: (a) shares tendered or otherwise used to pay an option price of an option, (b) shares withheld or otherwise used by us to satisfy a tax withholding obligation, (c) shares subject to an appreciation right that are not actually issued in connection with its share settlement on exercise, and (d) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options. Shares reserved for issuance under the Amended 2015 LTIP may be shares of original issuance or shares held in treasury, or a combination thereof.

The Compensation Committee, in its discretion, will make appropriate adjustments in the number and kind of shares that may be issued, in the number and kind of shares subject to outstanding awards, in the exercise or other applicable price, in cash incentive awards, and in other value determinations and other terms applicable to outstanding awards under the Amended 2015 LTIP to reflect any amendment to the Amended 2015 LTIP, stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event.

Common stock issued or transferred pursuant to awards granted under the Amended 2015 LTIP in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Amended 2015 LTIP. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2015 LTIP, but will not count against the share limits under the Amended 2015 LTIP. Subject to adjustment as described in the Amended 2015 LTIP, the maximum number of shares of common stock actually issued pursuant to the exercise of incentive stock options under the Amended 2015 LTIP will be 1,200,000.

TYPES OF AWARDS UNDER THE AMENDED 2015 LTIP

Under the Amended 2015 LTIP, the Compensation Committee may award to participants incentive and non-qualified stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and other awards. The forms of awards are described in greater detail below. The 2015 LTIP authorized the grant of replacement awards to certain individuals who at the time of the spin-off held equity awards granted under BWC’s equity compensation plans, in accordance with the terms of the employee matters agreement entered into between the Company and BWC.

Generally, a grant of an award under the Amended 2015 LTIP will be evidenced by an award agreement or agreements (an “Award Agreement”) which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Amended 2015 LTIP. A brief description of the types of awards that may be granted under the Amended 2015 LTIP is set forth below.

STOCK OPTIONS

The Compensation Committee has discretion to award incentive stock options and non-qualified stock options. A stock option is a right to purchase a specified number of shares of our common stock at a specified exercise price. An incentive stock option is intended to qualify as such under Section 422 of the Code. Under the Amended 2015 LTIP, no participant may be granted options and/or appreciation rights during any fiscal year that are exercisable for more than 1,200,000 shares of our common stock, subject to adjustment as described in the Amended 2015 LTIP. Incentive stock options may only be granted to employees. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. Subject to the specific terms of the Amended 2015 LTIP, the Compensation Committee has discretion to determine the number of shares, the exercise price, the terms and conditions of exercise, whether an option will qualify as an incentive stock option under the Code and set such additional limitations on and terms of option grants as it deems appropriate. Moreover, a grant of options may be exercisable early, including on retirement, death or disability. However, in the event of a change in control (as defined in the Amended 2015 LTIP), a grant of an option may only provide for earlier exercise where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such option is not assumed or converted into a replacement award as described in the Award Agreement. The Award Agreement will specify, among other things, the exercise price, duration and number of shares applicable to the award as well as whether than award is of non-qualified or incentive stock options.

Options granted to participants under the Amended 2015 LTIP will expire at such times as the Compensation Committee determines at the time of the grant, but no option will be exercisable later than ten years from the date of grant. Each Award Agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service. The termination

71

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

provisions will be determined within the discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. Dividend equivalents do not attach to stock options.

Upon the exercise of an option granted under the Amended 2015 LTIP, the option price is payable in full to us: (1) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (2) if permitted, by tendering previously acquired shares of our common stock having a fair market value at the time of exercise equal to the total option price; (3) subject to any conditions or limitations established by the Compensation Committee, by our withholding of shares of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement; (4) if permitted, by a combination of (1), (2) and (3); or (5) by any other method approved by the Compensation Committee in its sole discretion. Further, to the extent permitted by law, any grant of options may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of common stock to which the exercise relates. A grant of options may specify performance goals that must be achieved as a condition to the exercise of such options.

APPRECIATION RIGHTS

The Amended 2015 LTIP provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. A tandem appreciation right is an appreciation right that is granted in tandem with a stock option or similar right. A free-standing appreciation right is an appreciation right that is not granted in tandem with a stock option or similar right. An appreciation right is a right, exercisable by the surrender of a related stock option (if a tandem appreciation right) or by itself (if a free-standing appreciation right), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem appreciation right) and the value of our common stock on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a tandem appreciation right awarded in relation to an incentive stock option must be granted concurrently with such incentive stock option.

Each Award Agreement for appreciation rights will specify the applicable terms and conditions of such appreciation rights, including any vesting and forfeiture provisions. A grant of appreciation rights may provide for earlier exercise, including in the case of retirement, death or disability of the participant. However, in the event of a change in control, a grant of an appreciation right may only provide for earlier exercise where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such appreciation rights are not assumed or converted into a replacement award as described in the Award Agreement. Any grant of appreciation rights may specify performance goals that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of common stock or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a free-standing appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

The Award Agreement for appreciation rights will set forth the extent to which the participant will have the right to exercise the appreciation rights following termination of the participant’s employment or service with the Company or its subsidiaries. Such provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all appreciation rights granted under the Amended 2015 LTIP and may reflect distinctions based on the reasons for termination. Tandem appreciation rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of common stock over the exercise price) is positive and by surrender of the related stock option for cancellation. Appreciation rights granted under the Amended 2015 LTIP may not provide for dividends or dividend equivalents.

RESTRICTED STOCK

The Compensation Committee also is authorized to award restricted shares of our common stock under the Amended 2015 LTIP on such terms and conditions as it shall establish. Although recipients will generally have the right to vote restricted shares from the date of grant, they will generally not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. The Award Agreement will specify the periods of restriction, any restrictions based on achievement of specific performance goals, restrictions under applicable federal or state securities laws and such other terms the Compensation Committee deems appropriate. A grant or sale of restricted stock may provide for earlier termination of restrictions, including in the case of retirement, death or disability of the participant. However, in the event of a change in control, a grant of restricted stock may only provide for earlier termination of restrictions where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such restricted stock is not assumed or converted into a replacement award as described in the Award Agreement. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of us) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

72

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

Unless the Compensation Committee otherwise determines, participants will be credited with cash dividends on their shares of restricted stock. The Compensation Committee in its discretion may apply any restrictions to the dividends that it deems appropriate. Dividends on shares of restricted stock that lapse as a result of the achievement of performance goals will be deferred until, and paid contingent upon, the achievement of the applicable performance goals.

Each Award Agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested shares of restricted stock following termination of the participant’s employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. No more than 1,200,000 shares of our common stock may be granted in the form of Qualified Performance-Based Awards of restricted stock and restricted stock units to any participant in any fiscal year, subject to adjustment as described in the Amended 2015 LTIP.

PERFORMANCE UNITS, PERFORMANCE SHARES AND CASH INCENTIVE AWARDS

Performance units, performance shares and cash incentive awards are forms of performance awards that are subject to the attainment of one or more pre-established performance goals during a designated performance period. Performance units, performance shares and cash incentive awards may be granted by the Compensation Committee at any time in such amounts and on such terms as the Compensation Committee determines. Each performance unit will have an initial value that is established by the Compensation Committee at the time of the grant. Each performance share will be a bookkeeping entry that records the equivalent of one share of our common stock and have an initial value equal to the fair market value of a share of our common stock on the date of the grant. The Compensation Committee in its discretion will determine the applicable performance period and will establish performance goals for any given performance period. The performance period may be subject to earlier lapse or modification, including in the case of retirement, death or disability of the participant. However, in the event of a change in control, the performance period may only provide for earlier termination where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such award is not assumed or converted into a replacement award as described in the Award Agreement. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of us) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

When the performance period expires, the holder of performance units, performance shares or cash incentive awards will be entitled to receive a payout on the units, shares and/or awards earned over the performance period based on the extent to which the performance goals have been achieved. During the applicable vesting period, participants will have no voting rights with respect to any shares of our common stock underlying a performance unit or performance share. However, participants shall, unless the Compensation Committee otherwise determines, receive dividend equivalents on the shares underlying their performance share or performance unit grants in the form of cash or additional performance units or performance shares if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.

Payment of earned performance shares or performance units may be made in cash or in shares of our common stock that have an aggregate fair market value equal to the earned performance units or performance shares. Each Award Agreement will set forth the extent to which the participant will have the right to receive a payout of performance shares, performance units and/or cash incentive awards following termination of the participant’s employment or service. The termination provisions will be determined by the Compensation Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.

Subject to adjustment as described in the Amended 2015 LTIP, (a) no more than 1,200,000 shares of our common stock may be granted in the form of Qualified Performance-Based Awards of performance shares to any participant in any fiscal year, (b) no more than $6,000,000 may be paid in cash to any participant with respect to Qualified Performance-Based Awards of performance units granted in any fiscal year, as valued on the date of each grant, and (c) no more than $6,000,000 may be paid in cash to any participant with respect to Qualified Performance-Based Awards of cash incentive awards granted in any fiscal year, as valued on the date of each grant.

RESTRICTED STOCK UNITS

An award of a restricted stock unit constitutes an agreement by us to deliver shares of our common stock or to pay an amount in cash equal to the fair market value of a share of our common stock for each restricted stock unit to a participant in the future. Restricted stock units may be granted by the Compensation Committee on such terms and conditions as it may establish. The restricted stock unit Award Agreement will specify the vesting period or periods, any specific performance objectives and such other conditions as may apply to the award. A grant of restricted stock units may provide for earlier termination of restrictions, including in the case of retirement, death or disability of the participant. However, in the event of a change in control, a grant of restricted stock units may only provide for earlier termination of restrictions where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such restricted stock units are not assumed or converted into a replacement award as described in the Award Agreement. However, no such

73

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of us) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

During the applicable vesting period, participants will have no voting rights with respect to the shares of our common stock underlying a restricted stock unit grant. However, participants shall, unless the Compensation Committee otherwise determines, be credited with dividend equivalents on the shares underlying their restricted stock unit grants in the form of cash or additional restricted stock units if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.

Each Award Agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service. No more than 1,200,000 shares of our common stock may be granted in the form of Qualified Performance-Based Awards of performance-based restricted stock and performance-based restricted stock units to any participant in any fiscal year, subject to adjustment as described in the Amended 2015 LTIP.

OTHER AWARDS

Subject to applicable law and the limits set forth in the Amended 2015 LTIP, the Compensation Committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for common stock, awards with value and payment contingent upon performance of us or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of us. The terms and conditions of any such awards will be determined by the Compensation Committee. Shares of common stock delivered under an award in the nature of a purchase right granted under the Amended 2015 LTIP will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee determines.

In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2015 LTIP. The Compensation Committee may also grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of us or a subsidiary to pay cash or deliver other property under the Amended 2015 LTIP or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner than complies with Section 409A of the Code.

Any grant of an other award may provide for earlier elimination of restrictions applicable to such award, including in the event of the retirement, death, or disability of the participant. However, in the event of a change in control, a grant of an other award may only provide for earlier termination of restrictions where either (a) within a specified period the participant is involuntarily terminated for reasons other than cause or terminates his employment for good reason or (b) such other award is not assumed or converted into a replacement award as described in the Award Agreement. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of us) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

Subject to adjustment as described in the Amended 2015 LTIP, (a) no more than $6,000,000 may be paid in cash to any participant with respect to Qualified Performance-Based Awards of other awards granted in any fiscal year, as valued on the date of each grant, and (b) the maximum aggregate number of shares of common stock subject to other awards that are Qualified Performance-Based Awards in any one fiscal year to any one participant is 1,200,000.

PERFORMANCE MEASURES

The Compensation Committee may grant awards under the Amended 2015 LTIP to eligible employees subject to the attainment of specified performance measures, and such awards may either be Qualified Performance-Based Awards or not. As discussed above, a Qualified Performance-Based Award is any cash incentive award or award of performance shares, performance units, restricted shares, restricted stock units, or Other Awards, granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Under the Amended 2015 LTIP, the performance measures applicable to any Qualified Performance-Based Award to a covered employee must be chosen from among the metrics set forth above under the heading “Section 162(m).”

Performance measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or one of our subsidiaries. Performance measures may also be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance measures themselves. Additionally, in the case of a Qualified

74

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

Performance-Based Award, each performance measure must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, the Compensation Committee may include or exclude from the performance measures research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions and other unusual or infrequent items identified on the date of grant.

Following the end of a performance period, the Compensation Committee will determine the value of the Qualified Performance-Based Awards granted for the period based on its determination of the degree of attainment of the pre-established performance goals. The Compensation Committee will have the discretion to adjust determinations of the degree of attainment of the pre-established performance goals. However, except in connection with a change in control, a Qualified Performance-Based Award may not be adjusted in a manner that would result in the award not qualifying as “qualified performance-based compensation.” The Compensation Committee will also have discretion to reduce (but not to increase) the value of any Qualified Performance-Based Awards.

DEFERRALS

The Compensation Committee will have the discretion to provide for the deferral of an award or to permit participants to elect to defer payment of some or all types of awards in a manner consistent with the requirements of Section 409A of the Code.

CHANGE IN CONTROL

Subject to applicable law, regulations or stock exchange rules, the treatment of outstanding awards upon the occurrence of a change in control (as defined in the Amended 2015 LTIP) will be determined in the sole discretion of the Compensation Committee in accordance with the terms of the Amended 2015 LTIP, will be described in the applicable Award Agreements and need not be uniform among all awards granted under the Amended 2015 LTIP.

ADJUSTMENT AND AMENDMENTS

The Amended 2015 LTIP provides for appropriate adjustments in the number of shares of our common stock subject to awards and available for future awards, as well as the maximum award limitations under the Amended 2015 LTIP, in the event of changes in our outstanding common stock by reason of a merger, stock split, or certain other events. Further, in the event of certain corporate events, including a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, the Compensation Committee is authorized, in its sole discretion, to: (a) grant or assume awards by means of substitution of new awards for previously granted awards or to assume previously granted awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards and the termination of options that remain unexercised at the time of such transaction;

(c) provide for the acceleration of the vesting and exercisability of options and the cancellation of options in exchange for such payment as the Compensation Committee, in its sole discretion, determines is a reasonable approximation of the value thereof; (d) cancel any awards and direct the Company to deliver to the participants who are the holders of such awards cash in an amount that the Compensation Committee determines in its sole discretion is equal to the fair market value of such awards as of the date of such event, subject to certain limitations as described in the Amended 2015 LTIP (and if such exercise price or base price of an option or appreciation right is less than such fair market value, the option or appreciation right may be canceled for no consideration); or (e) cancel awards that are options or appreciation Rights and give the participants who are the holders of such awards notice and opportunity to exercise prior to such cancellation. Moreover, in the event of any such transaction or event or in the event of a change in control of the Company, the Compensation Committee will provide in substitution for any or all outstanding awards under the Amended 2015 LTIP such alternative consideration (including cash), if any, as it, in good faith, determines to be equitable in the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

The Amended 2015 LTIP may be modified, altered, suspended or terminated by the Board of Directors at any time and for any purpose that the Board of Directors deems appropriate, but (subject to certain exceptions) no amendment to the Amended 2015 LTIP may adversely affect any outstanding awards without the affected participant’s consent. Further, if an amendment to the Amended 2015 LTIP (a) would materially increase the benefits accruing to participants under the Amended 2015 LTIP, (b) would materially increase the number of securities which may be issued under the Amended 2015 LTIP, (c) would materially modify the requirements for participation in the Amended 2015 LTIP or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or stock exchange rules, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Additionally, if permitted by Section 409A of the Code and Section 162(m) of the Code and subject to the other terms of the Amended 2015 LTIP, the Compensation Committee may make adjustments in the terms, conditions or criteria of an award in recognition of certain unusual or nonrecurring events affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate.

PROHIBITION ON REPRICING

Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding options or appreciation rights, or

75

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

(2) replace or regrant options through cancellation, in exchange for other awards, or if the effect of the replacement or regrant would be to reduce the option price of the options or would constitute a repricing under generally accepted accounting principles (as applicable), without stockholder approval.

CLAWBACKS

Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Company’s common stock may be traded.

TRANSFERABILITY

Except as otherwise specified in a participant’s Award Agreement, no award granted pursuant to, and no right to payment under, the Amended 2015 LTIP will be assignable or transferable by an Amended 2015 LTIP participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted to a participant under the Amended 2015 LTIP will be exercisable by or available to only the participant during the participant’s lifetime.

RESTRICTIONS

Shares of our common stock delivered under the Amended 2015 LTIP, if any, may be subject to stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or transaction reporting system on which our common stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law.

GRANTS TO NON-U.S. BASED PARTICIPANTS

In order to facilitate the making of any grant or combination of grants under the Amended 2015 LTIP, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by us or any of our subsidiaries outside of the United States of America or who provide services to us under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2015 LTIP (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Amended 2015 LTIP as then in effect unless the Amended 2015 LTIP could have been amended to eliminate such inconsistency without further approval by our stockholders.

TAX WITHHOLDING

We have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of cash or shares of our common stock under the Amended 2015 LTIP, or at the time applicable law otherwise requires, an appropriate amount of cash or number of shares of our common stock or combination thereof for payment of taxes required by law or to take such other action as may be necessary in our opinion to satisfy all obligations for withholding of those taxes. The Compensation Committee may permit withholding to be satisfied by the transfer to us of shares of our common stock previously owned by the holder of the award for which withholding is required.

NO RIGHT TO CONTINUED EMPLOYMENT

The Amended 2015 LTIP does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries or affiliates.

UNFUNDED PLAN

Insofar as it provides for awards for cash, shares of our common stock or rights thereto, the Amended 2015 LTIP will be unfunded. Although we may establish bookkeeping accounts with respect to plan participants who are entitled to cash, shares of our common stock or rights thereto under the Amended 2015 LTIP, we will use any such accounts merely as a bookkeeping convenience. We are not required to segregate any assets to assure payment of any amounts payable under the Amended 2015 LTIP, nor shall we, our Board of Directors or the Compensation Committee be deemed to be a trustee of any cash, shares of our common stock or rights thereto to be granted under the Amended 2015 LTIP. Any liability or obligation we may have to any participant with respect to an award of cash, shares of our common stock or rights thereto under the Amended 2015 LTIP will be based solely on any contractual obligations that the Amended 2015 LTIP and any applicable Award Agreement create, and no such liability or obligation of ours will be deemed to be secured by any pledge or other encumbrance on any of our property.

DURATION OF THE AMENDED 2015 LTIP

The Amended 2015 LTIP will remain in effect until all options and rights granted under the plan have been satisfied or terminated under the terms of the Amended 2015 LTIP, subject to the right of the Board of Directors to amend or terminate the Amended 2015 LTIP at any time subject to the terms of the Amended 2015 LTIP. However, in no event will any award be granted under the Amended 2015 LTIP on or after the tenth anniversary of the date the Company’s stockholders approve the Amended 2015 LTIP.

76

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Summary Description of the 2015 LTIP

REGULATIONS NOT APPLICABLE TO PLAN

The Amended 2015 LTIP is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Material United States Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2015 LTIP based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2015 LTIP participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

NON-QUALIFIED STOCK OPTIONS

A participant will not recognize income upon the grant of a non-qualified stock option. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).

INCENTIVE STOCK OPTIONS

A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of ours (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gains rates.

If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

Individuals are subject to an alternative minimum tax based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The alternative minimum tax is imposed on alternative minimum taxable income in excess of an exemption amount. Alternative minimum taxable income generally is the taxpayer’s taxable income, increased or decreased by certain adjustments and increased by certain preferences. Incentive stock options are generally treated for alternative minimum tax purposes in a manner similar to the regular tax treatment of non-qualified stock options. For example, upon the exercise of an incentive stock option, the amount of the spread will be included in alternative minimum taxable income, and the basis of the stock will equal its fair market value when the option is exercised. A tax credit may be available in a subsequent taxable year for some or all of any alternative minimum tax paid.

APPRECIATION RIGHTS

A participant will not recognize income upon the grant of an appreciation right. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise. The term “unrestricted shares” includes shares that are subject only to restrictions on transfer.

RESTRICTED SHARES

A participant will not recognize income upon the receipt of restricted shares, unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”) within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her.

If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to common shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount

77

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Tax Consequences and New Plan Benefits

equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to common shares subject to restrictions will be treated as additional compensation income and not as dividend income.

RESTRICTED STOCK UNITS

No income generally will be recognized upon the award of restricted stock units. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such shares), and the capital gains/loss holding period for any shares will also commence on such date.

PERFORMANCE UNITS AND PERFORMANCE SHARES

No income generally will be recognized upon the award of performance units or performance shares. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award, and the capital gains/loss holding period for any shares received will also commence on such date.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

Given the discretion of the Compensation Committee in administering the Amended 2015 LTIP, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2015 LTIP because the grant and actual pay-out of awards under the Amended 2015 LTIP are subject to the discretion of the Compensation Committee. For information regarding awards issued to the Company’s Named Executive Officers during 2015, see the Grants of Plan-Based Awards Table on page 47 of this Proxy Statement.

78

APPROVAL OF OUR 2015 LONG-TERM INCENTIVE PLAN

Tax Consequences and New Plan Benefits

The following table shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of option awards under the Amended 2015 LTIP from inception through March 8, 2016:

NAME	NUMBER OF OPTIONS GRANTED
E. James Ferland Chairman and Chief Executive Officer	873,577
Jenny L. Apker Senior Vice President and Chief Financial Officer	80,328
Mark A. Carano Senior Vice President, Corporate Development and Treasurer	84,922
Wendy S. Radtke Senior Vice President and Chief Human Resources Officer	75,939
Elias Gedeon Senior Vice President and Chief Business Development Officer	52,911
J. Randall Data Former Senior Advisor to the Chief Executive Officer	32,873

All current executive officers as a group	1,442,084

All current non-employee directors as a group	0

Each nominee for election as a director	0

Each associate of any of the foregoing	0

Each other person who received at least 5% of all options granted	0

All employees, excluding current executive officers	853,372

The following table provides information on our equity compensation plans as of December 31, 2015:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	3,407,964	$18.32	2,022,397

79

APPROVAL OF MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION FOR SECTION 162(M) PURPOSES UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN (PROPOSAL 6)

The Babcock & Wilcox Enterprises, Inc. Executive Incentive Compensation Plan, which became effective as of June 8, 2015 (the “EICP”), was approved by our Board of Directors in anticipation of the spin-off. The EICP helps us provide managerial and other key employees who contribute materially to the success of the Company with incentives for, and means of participating in, that success.

Our only reason for submitting the EICP to stockholders at the Annual Meeting is to obtain stockholder approval of the material terms for “qualified performance-based compensation” under the EICP to satisfy the stockholder approval requirements under Section 162(m) of the Code. Approval of this Proposal 6 is intended to provide us with the ability potentially to offer short-term, cash-based incentive awards under the EICP that may be able to satisfy the requirements for “qualified performance-based compensation” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code. Outstanding awards under the EICP will continue in effect in accordance with their terms.

Section 162(m)

As previously discussed in Proposal 5, Section 162(m) of the Code generally disallows deductions for certain compensation paid our covered employees in a taxable year to the extent that compensation to a covered employee exceeds the Section 162(m) deduction limit for such year. While we believe it is in the best interests of the Company and our stockholders to have the ability potentially to grant “qualified performance-based compensation” under the EICP, we may decide to grant compensation that will not qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the EICP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to incentive awards under the EICP, in order to satisfy the “qualified performance-based compensation” exception to the Section 162(m) deduction limit, the payout of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more “outside directors” for purposes of Section 162(m) of the Code. The incentive award must also be granted pursuant to a stockholder-approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) identification of the individuals eligible to receive incentive awards under the EICP, and (3) a specified limit on the maximum awards that a participant may receive within a certain time period or periods under the EICP. Stockholder approval of this Proposal 6 is intended to satisfy the stockholder approval requirements of Section 162(m) of the Code.

We are seeking stockholder approval of the EICP and its material terms, including the performance measures and individual grant limit under the EICP, as well as the individuals eligible to receive awards under the EICP, to have the flexibility to potentially grant performance-based awards under the EICP that may be fully deductible for federal income tax purposes. If our stockholders approve the EICP and the material terms for qualified performance-based compensation under the EICP, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the EICP to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2021 Annual Meeting of Stockholders (in other words, for about five years). If our stockholders do not approve this Proposal 6, the EICP will not be used for awards, and we generally will be limited in our ability to make certain performance-based awards.

The actual text of the EICP is attached to this Proxy Statement as Appendix B. The following summary of the material terms of the EICP does not purport to be a complete description of the EICP and is qualified in its entirety by reference to the complete text of the EICP. All defined terms used herein but not otherwise defined shall have the meanings given such terms in the EICP.

Summary of the Material Terms

SUMMARY DESCRIPTION OF THE EICP

Administration

The Compensation Committee administers the EICP. The Compensation Committee annually selects the participants and establishes the amount of the award opportunity that each participant may earn based on the level of attainment of performance goals previously determined by the Compensation Committee. The Compensation Committee has full power and authority to construe, interpret and administer the EICP. All determinations by the Compensation Committee in carrying out or administering the EICP are final and binding. Except as prohibited by law or limited under the EICP, the Compensation Committee may delegate its duties under the EICP, to our Chief Executive Officer and other executive officers.

Eligibility

All of our full-time salaried employees are eligible to participate in the EICP. Other than our Chief Executive Officer, who automatically participates, the Compensation Committee selects the participants for the EICP, based on recommendations by our Chief Executive Officer. During 2015, 17 employees participated in the EICP.

80

APPROVAL OF MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION FOR SECTION 162(M) PURPOSES UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN

Summary of the Material Terms

Performance Measures and Goals

For each plan year, the Compensation Committee selects performance measures and establishes performance goals and the performance measures may be based upon any combination of corporate, segment, group, subsidiary, divisional and/or individual goals. The Compensation Committee further establishes ranges of performance goals that correspond to various levels of award payouts, and each range includes a level of performance at which 100% of the target award shall be earned as well as levels of performance that fall above and below the target performance level, including minimum levels of performance goal achievement below which no payout of a final award will be made. After the performance goals are established, the Compensation Committee will align the achievement of the performance goals with the award opportunities established for each participant (that vary in relation to the job classification of each participant) such that the level of achievement of the pre-established performance goals will determine the final awards under the ECIP. Subject to Section 162(m) of the Code and in the case of awards intended to qualify as performance-based awards under such section and the terms of the EICP, the Compensation Committee has the authority to exercise subjective discretion in the determination of the final awards and the authority to delegate the ability exercise subjective discretion in this respect.

For any award that is intended to qualify as a performance-based award under Section 162(m) of the Code, the amount paid out will be based on: (a) the participant’s target award, (b) the potential final awards corresponding to various levels of achievement of the pre-established performance goals, and (c) the company, segment, group, subsidiary or division performance relative to the pre-established performance goals. Performance measures which may be used in such qualified performance-based awards are limited to: cash flow (operating cash flow and free cash flow), cash flow return on capital, cash flow return on assets, cash flow return on equity, earnings per share (basic or diluted), net income, operating income, return on assets, return on capital, return on equity, return on invested capital, safety, share price, total and relative stockholder return and economic value added. At the time the performance goals are established, the Compensation Committee, in a manner consistent with Section 162(m) of the Code, may specify that such performance measures shall be adjusted to exclude any negative impact caused by research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, changes in accounting principles and such other unusual, nonrecurring or extraordinary items specified by the Compensation Committee in its sole discretion. The Committee has the discretion to decrease or eliminate the amount of any award otherwise payable.

No Adjustment of Performance Goals or Award Opportunities

Generally, once established, performance goals shall not be changed during the plan year. However, if the Compensation Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the performance goals, the Committee may approve appropriate adjustments to the performance goals during the plan year as the goals apply to award opportunities under the EICP; provided that performance goals may not be changed following their establishment where such action would cause the award to no longer qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Establishment of Award Opportunities for Qualified Performance-Based Awards

Awards that are intended to be qualified performance-based awards generally will be established by the Compensation Committee as a function of the covered employee’s base salary, which may be stated as a percentage of base salary at the time the performance measures are established, at the time the final award is paid, or during the plan year. For each plan year, the Compensation Committee will establish, in writing, various levels of final awards that will be paid with respect to specified levels of attainment of the pre-established performance goals.

Award Payments

Following the end of each plan year, awards are computed for each plan participant as determined by the Compensation Committee. Final individual awards may vary above or below the target award, based on the level of achievement of the pre-established performance goal and/or the exercise of the Compensation Committee’s discretion. The maximum award that may be paid out to any one participant in any given plan year under the EICP is $3,000,000. Awards earned will be paid no later than the March 15 following the end of the plan year during which the award is earned, or as soon as administratively practicable thereafter in the event payment is delayed due to unforeseeable events.

Clawbacks

We have the general right to recover certain payments under the EICP to individuals that knowingly engaged in fraud, in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement as a result of such fraud. We may recover from such persons any amounts paid during the three years prior to the determination to prepare a restatement that were in excess what would have been earned by such persons under the restatement.

No Right to Incentive Award or Continued Employment

Neither the establishment of the EICP nor the payment of any amounts under the EICP confers upon any person any legal right to receive, or any interest in, an incentive award or any other benefit under the EICP or right to continued employment with us or any subsidiary.

EICP Benefits

Because the EICP provides for broad discretion in selecting participants and in making and paying awards, the total number of persons who will participate in the EICP going forward and the respective benefits to be awarded to them will vary from time to

81

APPROVAL OF MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION FOR SECTION 162(M) PURPOSES UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN

Summary of the Material Terms and Recommendation

time and is undeterminable at this time. On February 22, 2016, the Compensation Committee set 2016 target award opportunities under the EICP for 17 participants.

Amendment and Termination of the EICP

The Board may, at any time or from time to time, amend, suspend, terminate or alter the EICP, but such amendment or termination may not adversely affect the rights of participants with respect to final awards previously made.

New Plan Benefits

It is not possible to determine the specific awards that may be awarded in the future under the EICP because the grant and actual payout of incentive awards under the EICP will be subject to the discretion of the plan administrator.

82

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2017 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 25, 2016. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2017 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 6, 2017 or later than February 5, 2017 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our Web site at www.babcock.com at “Investors — Corporate Governance —Governance Documents.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2016.

The Proxy Statement and 2015 Annual Report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the Proxy Statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the Annual Meeting and voting in person.

GENERAL INFORMATION

Our Board has made these materials available to you over the Internet or, upon your request, has mailed you a printed version of these materials in connection with the Annual Meeting, which will take place on May 6, 2016. We mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders on March 25, 2016, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

We have sent or provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D.F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $17,500. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

83

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected March 11, 2016 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors, the advisory vote on compensation of our named executive officers, the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, the approval of material terms for our long-term incentive plan and the approval of material terms for our executive incentive compensation plan are not considered routine matters. That means that brokers may not vote your shares in the election of directors, the advisory vote on compensation of our named executive officers, the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, the approval of material terms for our long-term incentive plan or the approval of material terms for our executive incentive compensation plan if you have not given your broker specific instructions as to how to vote and your shares will not be represented in those matters. Please be sure to give specific voting instructions to your broker.

On the record date, 51,213,825 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or in person at the Annual Meeting. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote or Revoke Your Proxy

For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.

For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as

84

VOTING INFORMATION

Record Date and Who May Vote

to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted On

We are asking you to vote on the following:

•	Proposal 1: the election of Cynthia S. Dubin and Brian K. Ferraioli as Class I directors of the Company;

•	Proposal 2: the ratification of our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers;

•	Proposal 4: the approval, on a non-binding advisory basis, of the frequency of future advisory votes to approve named executive officer compensation;

•	Proposal 5: approval of the Amended 2015 LTIP; and

•	Proposal 6: approval of material terms for qualified perfor- mance-based compensation for section 162(m) purposes under the EICP.

Vote Required

In Proposal 1, the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Under our bylaws, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

For Proposal 2, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 2.

For Proposal 3, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 3 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 3. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on Proposal 3, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 3.

For Proposal 4, you may vote “1 year,” “2 years,” “3 years,” or abstain from voting. Proposal 4 is advisory and the Board will consider the frequency choice receiving the plurality of the votes cast as the stockholders’ selection of the frequency of advisory votes on named executive officer compensation. Abstentions will not have any effect on Proposal 4. Broker non-votes will not be considered as entitled to vote on Proposal 4, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 4.

For Proposal 5 and Proposal 6, you may vote “FOR” or “AGAINST” or abstain from voting. Each of Proposal 5 and Proposal 6 requires, for Section 162(m) purposes, the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast on each of Proposal 5 and Proposal 6. As a result, abstentions have the effect of an “AGAINST” vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote your shares on Proposal 5 or Proposal 6. Broker non-votes will have no effect on the vote on Proposal 5 or Proposal 6.

How Votes are Counted

For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of the Board’s nominees; (2) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; (3) “FOR” the approval of the compensation of our named executive officers; (4) “FOR” the selection of one year for the frequency of future advisory votes on named executive officer compensation; (5) “FOR” the approval of the material terms of the Amended 2015 LTIP; (6) “FOR” the approval of the material terms of the EICP; and (7) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm.

85

VOTING INFORMATION

Record Date and Who May Vote

Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

By Order of the Board of Directors,

J. André Hall

Corporate Secretary

Dated: March 25, 2016

86

APPENDIX A

ARTICLE 1 Establishment, Objectives and Duration

BABCOCK & WILCOX ENTERPRISES, INC.

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

ARTICLE 1

Establishment, Objectives and Duration

1.1 Establishment of the Plan.  Babcock & Wilcox Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”), hereby amends and restates in its entirety the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan in the form of the Amended and Restated 2015 Long-Term Incentive Plan (hereinafter referred to as this “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Cash Incentive Awards (each as hereinafter defined).

1.2 Objectives.  This Plan is designed to promote the success and enhance the value of the Company by linking the personal interests of Participants (as hereinafter defined) to those of the Company’s stockholders, and by providing Participants with an incentive for performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the employment and/or services of Participants.

1.3 Duration.  This Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors (as hereinafter defined) to amend or terminate this Plan at any time pursuant to Article 16 hereof, until all Shares (as hereinafter defined) subject to it shall have been purchased or acquired according to this Plan’s provisions; provided, however, that in no event may an Award (as hereinafter defined) be granted under this Plan on or after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

ARTICLE 2

Definitions

As used in this Plan, the following terms shall have the respective meanings set forth below:

2.1 “Appreciation Right”  means a right granted pursuant to Article 7 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

2.2 “Award”  means a grant under this Plan of any Nonqualified Stock Option, Incentive Stock Option, Appreciation Right, Restricted Stock, Restricted Stock Unit, Cash Incentive Award, Performance Share or Performance Unit, dividend equivalents that are settled in Shares, or other award granted pursuant to Article 11 of the Plan.

2.3 “Award Agreement”  means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and provisions applicable to an Award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

2.4 “Award Limitations”  has the meaning ascribed to such term in Section 4.2.

2.5 “Base Price”  means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.

2.6 “Beneficial Owner” or “Beneficial Ownership”  shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7 “Board” or “Board of Directors”  means the Board of Directors of the Company.

2.8 “Cash Incentive Award”  means a cash award granted pursuant to Article 9 of this Plan.

2.9 “Change in Control”  means, for purposes of this Plan and any Awards, unless otherwise set forth in an applicable Award Agreement by the Committee, the occurrence of any of the following:

(a) 30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(b) Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

A-1

APPENDIX A

ARTICLE 2 Definitions

(c) Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d) Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of this definition of “Change in Control”,

(1) “Person”  means an individual, entity or group;

(2) “group”  is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3) “beneficial owner”  is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4) “Outstanding Voting Stock”  means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5) “Incumbent Director”  means a director of the Company (x) who was a director of the Company on the Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6) “Business Combination”  means:

(x) a merger or consolidation involving the Company or its stock; or

(y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.

(7) “parent corporation resulting from a Business Combination”  means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(8) “Major Asset Disposition”  means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (x) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (y) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

2.10 “Code”  means the Internal Revenue Code of 1986, as amended from time to time.

A-2

APPENDIX A

ARTICLE 2 Definitions

2.11 “Committee”  means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer this Plan, as specified in Article 3 hereof.

2.12 “Consultant”  means a natural person who is neither an Employee nor a Director and who performs services for the Company or a Subsidiary pursuant to a contract, provided that those services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13 “Covered Employee”  means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

2.14 “Date of Grant”  means the date specified by the Committee on which a grant of Options, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Article 11 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Article 11 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

2.15 “Director”  means any individual who is a member of the Board of Directors; provided, however, that any member of the Board of Directors who is employed by the Company shall be considered an Employee under this Plan.

2.16 “Disability”  means, unless otherwise set forth in an applicable Award Agreement by the Committee and as determined by the Committee in its sole discretion, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.17 “Economic Value Added”  means net operating profit after tax minus the product of capital and the cost of capital.

2.18 “Effective Date”  shall mean the date this Plan is approved by the Company’s stockholders.

2.19 “Employee”  means any person who is employed by the Company.

2.20 “Exchange Act”  means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.21 “ERISA”  means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.22 “Fair Market Value”  of a Share shall mean, as of a particular date, (a) if Shares are listed on a national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed on that date, or, if no such sale is so reported on that date, on the last preceding date on which such a sale was so reported, (b) if Shares are not so listed but are traded on an over-the-counter market, the mean between the closing bid and asked prices for Shares on that date, or, if there are no such quotations available for that date, on the last preceding date for which such quotations are available, as reported by the National Quotation Bureau Incorporated, or (c) if no Shares are publicly traded, a value determined in good faith by the Committee, provided that such value is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

2.23 “Fiscal Year”  means the year commencing January 1 and ending December 31.

2.24 “Free-Standing Appreciation Right”  means an Appreciation Right granted pursuant to Article 7 of this Plan that is not granted in tandem with an Option.

2.25 “Incentive Stock Option” or “ISO”  means an Option to purchase Shares granted under Article 6 hereof and which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422, or any successor provision.

2.26 “Nonqualified Stock Option” or “NQSO”  means an option to purchase Shares granted under Article 6 hereof and which is not an Incentive Stock Option.

2.27 “Officer”  means an Employee of the Company included in the definition of “Officer” under Section 16 of the Exchange Act and rules and regulations promulgated thereunder or such other Employees who are designated as “Officers” by the Board.

2.28 “Option”  means an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Option Price”  means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

2.30 “Participant”  means an eligible Officer, Director, Consultant or Employee who has been selected for participation in this Plan in accordance with Section 5.2.

2.31 “Performance-Based Award”  means an Award (other than an Option) to a Covered Employee that is designed to qualify for the Performance-Based Exception.

2.32 “Performance-Based Exception”  means the performance-based exception from the deductibility limitations of Section 162(m) of the Code.

A-3

APPENDIX A

ARTICLE 2 Definitions

2.33 “Performance Period”  means, with respect to a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to that Performance-Based Award, and with respect to an Award that is not a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to such Award.

2.34 “Performance Share”  means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Article 9 of this Plan.

2.35 “Performance Unit”  means a bookkeeping entry awarded pursuant to Article 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

2.36 “Period of Restriction”  means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion) as set forth in the related Award Agreement, and/or the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), as provided in Article 8 hereof.

2.37 “Person”  shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” (as that term is used in Section 13(d)(3) thereof).

2.38 “Restricted Stock”  means Shares granted or sold pursuant to Article 8 of this Plan as to which neither the substantial risk of forfeiture (within the meaning of Section 83 of the Code) nor the prohibition on transfers has expired.

2.39 “Restricted Stock Unit” or “RSU”  means a contractual promise to distribute to a Participant one Share and/or cash equal to the Fair Market Value of one Share, determined in the sole discretion of the Committee, which shall be delivered to the Participant upon satisfaction of the vesting and any other requirements set forth in the related Award Agreement.

2.40 “Retirement”  shall have the meaning ascribed to such term by the Committee, as set forth in the applicable Award Agreement.

2.41 “Shares”  means the common stock, par value $0.01 per share, of the Company.

2.42 “Spread”  means the excess of the Fair Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option or Free-Standing Appreciation Right, respectively.

2.43 “Subsidiary”  means any corporation, partnership, joint venture, affiliate or other entity in which the Company has a majority voting interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

2.44 “Tandem Appreciation Right”  means an Appreciation Right granted pursuant to Article 7 of this Plan that is granted in tandem with an Option.

2.45 “Vesting Period”  means the period during which an Award granted hereunder is subject to a service or performance-related restriction, as set forth in the related Award Agreement.

ARTICLE 3

Administration

3.1 The Committee.  This Plan shall be administered by the Committee, as constituted from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Shares are traded, (b) be a “non-employee director” within the meaning of Exchange Act Rule 16b-3 and (c) be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

3.2 Authority of the Committee.  Except as limited by law or by the Articles of Incorporation or By-Laws of the Company (each as amended from time to time), the Committee shall have full and exclusive power and authority to take all actions specifically contemplated by this Plan or that are necessary or appropriate in connection with the administration hereof and shall also have full and exclusive power and authority to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as the Committee may deem necessary or proper. The Committee shall have full power and sole discretion to: select Officers, Directors, Consultants and Employees who shall be granted Awards under this Plan; determine the sizes and types of Awards; determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted; determine the terms and conditions of Awards in a manner consistent with this Plan; determine whether the conditions for earning an Award have been met and

A-4

APPENDIX A

ARTICLE 3 Administration

whether a Performance-Based Award will be paid at the end of an applicable performance period; determine the guidelines and/or procedures for the payment or exercise of Awards; and determine whether a Performance-Based Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance-Based Award granted to an Officer should qualify as performance-based compensation. The Committee may, in its sole discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to the Participant to whom such Award was granted or (b) consented to in writing by such Participant, and (c) consistent with the requirements of Section 12.2 and 12.3 hereof, and Section 409A and 162(m) of the Code, if applicable. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of this Plan. As permitted by law and the terms of this Plan, the Committee may delegate its authority as identified herein.

3.3 Delegation of Authority.  To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that (a) the Committee may not delegate any authority to grant Awards to a Director or an Employee who is an officer, director or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant Awards sets forth the total number of Shares such officer(s) may grant and the terms of any Award that such officer(s) may grant, and (c) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4 Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons concerned, including the Company, its stockholders, Officers, Directors, Employees, Consultants, Participants and their estates and beneficiaries. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

3.5 Non-U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE 4

Shares Subject to this Plan

4.1 Number of Shares Available for Grants of Awards.  Subject to adjustment as provided in Section 4.4 hereof, there are reserved for Awards under this Plan Eight Million Three Hundred Thousand (8,300,000) Shares (consisting of Five Million Eight Hundred Thousand (5,800,000) Shares originally approved in 2015 and Two Million Five Hundred Thousand (2,500,000) Shares anticipated to be approved by stockholders at the Company’s 2016 Annual Meeting of Stockholders). Shares subject to Awards under this Plan that are cancelled, forfeited, terminated or expire unexercised, or are settled in cash, in whole or in part, shall immediately become available for the granting of Awards under this Plan to the extent of such cancellation, forfeiture, termination, expiration or cash settlement. Additionally, the Committee may from time to time adopt and observe such procedures concerning the counting of Shares against this Plan maximum as it may deem appropriate, provided that notwithstanding anything to the contrary contained herein, the following Shares will not be added to the aggregate number of Shares available for Awards under this Section 4.1: (a) Shares tendered or otherwise used in payment of the Option Price of an Option, (b) Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation, (c) Shares subject to an Appreciation Right that are not actually issued in connection with its Shares settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. The Shares reserved for issuance under this Section 4.1 may be Shares of original issuance or Shares held in treasury, or a combination thereof.

A-5

APPENDIX A

ARTICLE 4 Shares Subject to this Plan

4.2 Limits on Grants in Any Fiscal Year.  Subject to adjustment as provided in Section 4.4, the following rules (“Award Limitations”) shall apply to grants of Awards under this Plan:

(a) Option and Appreciation Rights.  The maximum aggregate number of Shares issuable pursuant to Awards of Options and/or Appreciation Rights that may be granted in any one Fiscal Year of the Company to any one Participant shall be One Million Two Hundred Thousand (1,200,000).

(b) Restricted Stock and Restricted Stock Units.  The maximum aggregate number of Shares subject to Performance-Based Awards of Restricted Stock and RSUs that may be granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).

(c) Performance Shares.  The maximum aggregate number of Shares subject to Performance-Based Awards of Performance Shares that may be granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).

(d) Performance Units.   The maximum aggregate cash payout with respect to Performance-Based Awards of Performance Units granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant.

(e) Cash Incentive Awards.   The maximum aggregate cash payout with respect to Performance-Based Awards of Cash Incentive Awards granted in any one Fiscal Year to any one Participant shall be $6,000,000.

(f) Other Awards.   The maximum aggregate cash payout with respect to Performance-Based Awards of other awards payable in cash under Article 11 granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant, and the maximum aggregate number of Shares subject to Performance-Based Awards of other awards payable in Shares under Article 11 granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).

(g) Director Awards.  No Director will be granted, in any period of one calendar year, Awards under the Plan having an aggregate maximum value in excess of $500,000.

4.3 Limit on Incentive Stock Options.  Notwithstanding anything in this Article 4 or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 4.4, the maximum aggregate number of Shares actually issued pursuant to the exercise of Awards of Incentive Stock Options shall be One Million Two Hundred Thousand (1,200,000).

4.4 Adjustments in Authorized Shares.  The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall adjust, in such manner as it deems equitable and that complies with Section 409A of the Code, as applicable, the number and kind of Shares that may be granted as Awards under this Plan, the number and kind of Shares subject to outstanding Awards, the exercise or other price applicable to outstanding Awards, the Awards Limitations (to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify), the Fair Market Value of the Shares, Cash Incentive Awards and other value determinations and other terms applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized, in its sole discretion, to: (a) grant or assume Awards by means of substitution of new Awards, as appropriate, for previously granted Awards or to assume previously granted Awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of Options that remain unexercised at the time of such transaction; (c) provide for the acceleration of the vesting and exercisability of Options and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof; (d) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards as of the date of such event, which, in the case of any Option or Appreciation Right, shall be the amount equal to the excess of the Fair Market Value of a Share as of such date over the per-share exercise price for such Option or Base Price for such Appreciation Right (for the avoidance of doubt, if such exercise price or Base Price is less than such Fair Market Value, the Option or Appreciation Right may be canceled for no consideration); or (e) cancel Awards that are Options or

A-6

APPENDIX A

ARTICLE 4 Shares Subject to this Plan

Appreciation Rights and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, any adjustment to the number specified in Section 4.3 in accordance with this Section 4.4 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify.

ARTICLE 5

Eligibility and Participation

5.1 Eligibility.  Persons eligible to participate in this Plan include all Officers, Directors, Employees and Consultants, as determined in the sole discretion of the Committee.

5.2 Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all Officers, Directors, Employees and Consultants those persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No Officer, Director, Employee or Consultant shall have the right to be selected for participation in this Plan, or, having been so selected, to be selected to receive a future award.

ARTICLE 6

Options

6.1 Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, upon such terms, at any time, and from time to time, as shall be determined by the Committee; provided, however, that ISOs may be awarded only to Employees who meet the definition of “employees” under Section 3401(c) of the Code. Subject to the terms of this Plan, the Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.

6.2 Option Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains (subject to the limitations set forth in Article 4 of this Plan), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO (provided that, in the absence of such specification, the Option shall be an NQSO).

6.3 Option Price.  The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, that, subject to any subsequent adjustment that may be made pursuant to the provisions of Section 4.4 hereof, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (except with respect to awards under Article 22 of this Plan). Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Options awarded under this Plan shall be permitted such that the terms of outstanding Options may not be amended to reduce the Option Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Options may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Option Price of the Options or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).

6.4 Duration of Options.  Subject to any earlier expiration that may be effected pursuant to the provisions of Section 4.4 hereof, each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that an Option shall not be exercisable on or after the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options.  Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, and may provide that such Options be exercisable early, including in the event of the retirement, death or disability of a Participant; provided, however, that in the event of a Change in Control, a grant of an Option may only provide for the earlier exercise of such Option where either (a) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (b) such Option is not assumed or converted into replacement awards in a manner described in the Award Agreement. The exercise of an Option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Article 7 of this Plan.

A-7

APPENDIX A

ARTICLE 6 Options

6.6 Payment.  (a) Any Option granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company in the manner prescribed in the related Award Agreement, setting forth the number of Shares with respect to which the Option is to be exercised, and either (i) accompanied by full payment of the Option Price for the Shares issuable on such exercise or (ii) exercised in a manner that is in accordance with applicable law and the “cashless exercise” procedures (if any) approved by the Committee involving a broker or dealer.

(b) The Option Price upon exercise of any Option shall be payable to the Company in full: (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (ii) by tendering previously acquired Shares owned by the Participants having a value at the time of exercise equal to the total Option Price; (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement; (iv) by a combination of such methods of payment; or (v) any other method approved by the Committee, in its sole discretion.

(c) Subject to any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment, Service or Directorship.  Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Option Award, need not be uniform among all Options granted pursuant to this Article 6 and may reflect distinctions based on the reasons for termination.

6.9 Transferability of Options.

(a) Incentive Stock Options.  No ISO granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, all ISOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options.  Except as otherwise provided in a Participant’s Award Agreement, NQSOs granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.

6.10 No Dividend Rights.  Options granted under this Plan may not provide for any dividend or dividend equivalents thereon.

6.11 Deferred Payment.  To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

6.12 Performance Goals.  Any grant of Options may specify performance goals that must be achieved as a condition to the exercise of such Options.

ARTICLE 7

Appreciation Rights

7.1 Grant of Appreciation Rights.  Subject to the terms and provisions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (a) to any Optionee, of Tandem Appreciation Rights in respect of Options granted hereunder, and (b) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Options; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

A-8

APPENDIX A

ARTICLE 7 Appreciation Rights

7.2 Appreciation Rights Award Agreement.  Each Appreciation Right grant shall be evidenced by an Award Agreement that shall specify the Base Price (if applicable), the duration of the Appreciation Right, identify the related Options (if applicable), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.

7.3 Payment.  Each grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (a) will be paid by the Company in cash, Shares or any combination thereof and (b) may not exceed a maximum specified by the Committee at the Date of Grant.

7.4 Waiting Period and Exercisability.  Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods. Furthermore, each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Moreover, any grant of Appreciation Rights may provide that such Appreciation Rights be exercisable early, including in the event of the retirement, death or disability of a Participant; provided, however, that in the event of a Change in Control, a grant of Appreciation Rights may only provide for the earlier exercise of such Appreciation Rights where either (a) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (b) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Award Agreement.

7.5 Performance Goals.  Any grant of Appreciation Rights may specify performance goals that must be achieved as a condition of the exercise of such Appreciation Rights.

7.6 Termination of Employment, Service or Directorship.  Each Appreciation Rights Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Appreciation Rights following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Appreciation Rights Award, need not be uniform among all Appreciation Rights granted pursuant to this Article 7 and may reflect distinctions based on the reasons for termination.

7.7 Tandem Appreciation Rights.  Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Option for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

7.8 No Dividend Rights.  Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

7.9 Transferability.  Except as otherwise provided in a Participant’s Award Agreement, Appreciation Rights granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all Appreciation Rights granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.

7.10 Free-Standing Appreciation Rights.  These terms apply only to Free-Standing Appreciation Rights:

(a) Base Price.  Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Article 22 of this Plan) may not be less than the Fair Market Value per Share on the Date of Grant. Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Appreciation Rights awarded under this Plan shall be permitted such that the terms of outstanding Appreciation Rights may not be amended to reduce the Base Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Appreciation Rights may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Base Price of the Appreciation Rights or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).

(b) Duration.  No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

ARTICLE 8

Restricted Stock

8.1 Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell Shares as Restricted Stock (“Shares of Restricted Stock”) to Participants in such amounts as the Committee shall determine.

A-9

APPENDIX A

ARTICLE 8 Restricted Stock

8.2 Restricted Stock Award Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted or to be sold, and such other provisions as the Committee shall determine.

8.3 Transferability.  Except as provided in the Participant’s related Award Agreement and/or this Article 8, the Shares of Restricted Stock granted or sold to a Participant under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the related Award Agreement entered into with that Participant, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of Restricted Stock in violation of this Section 8.3 shall be null and void.

8.4 Other Restrictions.  (a) The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable U.S. federal or state securities laws. Further, a grant or sale of Shares of Restricted Stock may provide for earlier termination of restrictions, including in the event of the retirement, death or disability of a Participant; provided, however, that in the event of a Change in Control, a grant or sale of Shares of Restricted Stock may only provide for the earlier termination of restrictions where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such Shares of Restricted Stock are not assumed or converted into replacement awards in a manner described in the Award Agreement; further provided, that no such adjustment will be made in the case of a Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.

8.5 Removal of Restrictions.  Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award made under this Plan shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or have lapsed.

8.6 Voting Rights.  To the extent permitted by the Committee or required by law, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the applicable Period of Restriction.

8.7 Dividends.  During the applicable Period of Restriction, Participants holding Shares of Restricted Stock granted or sold hereunder shall, unless the Committee otherwise determines, be credited with cash dividends paid with respect to the Shares, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that it deems appropriate; provided, however, that dividends or other distributions on Shares of Restricted Stock that lapse as a result of the achievement of performance goals will be deferred until and paid contingent upon the achievement of the applicable performance goals.

8.8 Termination of Employment, Service or Directorship.  Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to Shares of Restricted Stock, need not be uniform among all Shares of Restricted Stock granted pursuant to this Article 8 and may reflect distinctions based on the reasons for termination.

ARTICLE 9

Performance Units, Performance Shares and Cash Incentive Awards

9.1 Grant of Performance Units, Performance Shares and Cash Incentive Awards.  Subject to the terms of this Plan, Performance Units, Performance Shares and Cash Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Award Agreement.  Each Award of Performance Units, Performance Shares or Cash Incentive Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the number of Performance Units or Performance Shares or amount of Cash Incentive Award granted, and such other provisions as the Committee shall determine. Further, the Performance Period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of a Participant; provided, however, that in the

A-10

APPENDIX A

ARTICLE 9 Performance Units, Performance Shares and Cash Incentive Awards

event of a Change in Control, the Performance Period for such Performance Units, Performance Shares or Cash Incentive Award may be subject to earlier lapse or modification only where either (a) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (b) such Performance Units, Performance Shares or Cash Incentive Awards are not assumed or converted into replacement awards in a manner described in the Award Agreement; further provided, that no such adjustment will be made in the case of a Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Award Agreement will specify the time and terms of delivery.

9.3 Value of Performance Units, Performance Shares and Cash Incentive Awards.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares or Cash Incentive Awards which will be paid out to the Participant.

9.4 Earning of Performance Units, Performance Shares and Cash Incentive Awards.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash Incentive Awards shall be entitled to receive payment of the number and value of Performance Units, Performance Shares or Cash Incentive Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5 Form and Timing of Payment of Performance Units, Performance Shares and Cash Incentive Awards.  Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, payment of earned Performance Units, Performance Shares or Cash Incentive Awards to a Participant shall be made no later than March 15 following the end of the calendar year in which such Performance Units, Performance Shares or Cash Incentive Awards vest, or as soon as administratively practicable thereafter if payment is delayed due to unforeseeable events. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Any Shares issued or transferred to a Participant for this purpose may be granted subject to any restrictions that are deemed appropriate by the Committee.

9.6 Termination of Employment, Service or Directorship.  Each Award Agreement providing for a Performance Unit, Performance Share or Cash Incentive Award shall set forth the extent to which the Participant shall have the right to receive a payout of cash or Shares with respect to unvested Performance Units, Performance Shares or Cash Incentive Award following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all Awards of Performance Units, Performance Shares or Cash Incentive Awards granted pursuant to this Article 9 and may reflect distinctions based on the reasons for termination.

9.7 Transferability.  Except as otherwise provided in a Participant’s related Award Agreement, Performance Units, Performance Shares and Cash Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to Performance Units, Performance Shares or Cash Incentive Awards granted to that Participant under this Plan shall be available during the Participant’s lifetime only to the Participant. Any attempted assignment of Performance Units, Performance Shares or Cash Incentive Award in violation of this Section 9.7 shall be null and void.

9.8 Voting Rights and Dividends.  During the applicable Vesting Period, Participants holding Performance Units or Performance Shares shall not have voting rights with respect to the Shares underlying such units or shares. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional Performance Units or Performance Shares (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the Performance Units or Performance Shares with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to Performance Units or Performance Shares that do not vest shall be forfeited.

ARTICLE 10

Restricted Stock Units

10.1 Grant of RSUs.  Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell RSUs to eligible Participants in such amounts as the Committee shall determine.

A-11

APPENDIX A

ARTICLE 10 Restricted Stock Units

10.2 RSU Award Agreement.  Each RSU Award to a Participant shall be evidenced by an RSU Award Agreement entered into with that Participant, which shall specify the Vesting Period, the number of RSUs granted, the time and manner of payment for earned RSUs, and such other provisions as the Committee shall determine in its sole discretion. Further, any grant or sale of Restricted Stock Units may provide for the early termination of restrictions, including in the event of retirement, death or disability of a Participant; provided, however, that in the event of a Change of Control, a grant or sale of Restricted Stock Units may provide for the earlier termination of restrictions only where either (a) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (b) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Award Agreement; further provided, that no award of Restricted Stock Units intended to be a Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award.

10.3 Transferability.  Except as provided in a Participant’s related Award Agreement, RSUs granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to an RSU Award granted to that Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of an RSU Award in violation of this Section 10.3 shall be null and void.

10.4 Form and Timing of Delivery.  If a Participant’s RSU Award Agreement provides for payment in cash, payment equal to the Fair Market Value of the Shares underlying the RSU Award, calculated as of the last day of the applicable Vesting Period, shall be made in a single lump-sum payment. If a Participant’s RSU Award Agreement provides for payment in Shares, the Shares underlying the RSU Award shall be delivered to the Participant. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, such payment of cash or Shares shall be made no later than March 15 following the end of the calendar year during which the RSU Award vests, or as soon as practicable thereafter if payment is delayed due to unforeseeable events. Such delivered Shares shall be freely transferable by the Participant.

10.5 Voting Rights and Dividends.  During the applicable Vesting Period, Participants holding RSUs shall not have voting rights with respect to the Shares underlying such RSUs. During the applicable Vesting Period, Participants holding RSUs granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional RSUs (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the RSUs with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited.

10.6 Termination of Employment, Service or Directorship.  Each RSU Award Agreement shall set forth the extent to which the applicable Participant shall have the right to receive a payout of cash or Shares with respect to unvested RSUs following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to RSUs, need not be uniform among all RSUs granted pursuant to this Article 10 and may reflect distinctions based on the reasons for termination.

ARTICLE 11

Other Awards

11.1 Grant of Other Awards.  Subject to applicable law and the limit set forth in Article 4 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 11 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.

11.2 Tandem Awards.  Cash awards, as an element of, or supplement to, any other award granted under this Plan, may also be granted pursuant to this Article 11.

A-12

APPENDIX A

ARTICLE 11 Other Awards

11.3 Shares as Bonus.  The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

11.4 Early Terminations.  Any grant of an award under this Article 11 may provide for the early vesting or termination of restrictions, including in the event of retirement, death or disability of a Participant; provided, however, that in the event of a Change in Control, any grant of an award under this Article 11 may provide for the earlier termination of restrictions on such award only where either (a) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (b) such award granted under this Article 11 is not assumed or converted into replacement awards in a manner described in the Award Agreement; further provided, that no award granted under this Article 11 that is intended to be a Performance-Based Award will provide for such early lapse or modification (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award. In such event, the Award Agreement will specify the time and terms of delivery.

ARTICLE 12

Performance Measures

12.1 Performance Measures.  Unless and until the Committee proposes and stockholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Performance-Based Awards shall be chosen from among the following alternatives (including relative or growth achievement regarding such alternatives):

(a)	Cash Flow (including operating cash flow and free cash flow);

(b)	Cash Flow Return on Capital;

(c)	Cash Flow Return on Assets;

(d)	Cash Flow Return on Equity;

(e)	Net Income;

(f)	Return on Capital;

(g)	Return on Invested Capital;

(h)	Return on Assets;

(i)	Return on Equity;

(j)	Share Price;

(k)	Earnings Per Share (basic or diluted);

(l)	Earnings Before Interest and Taxes;

(m)	Earnings Before Interest, Taxes, Depreciation and Amortization;

(n)	Total and Relative Shareholder Return;

(o)	Operating Income;

(p)	Return on Net Assets;

(q)	Gross or Operating Margins;

(r)	Safety; and

(s)	Economic Value Added or EVA.

Subject to the terms of this Plan, each of these measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each of these measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Furthermore, in the case of a Performance-Based Award, each performance measure will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, may include or exclude specified research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, and such other unusual or infrequent items as defined by the Committee in its sole discretion and as identified on the Date of Grant.

A-13

APPENDIX A

ARTICLE 12 Performance Measures

12.2 Adjustments.  The Committee shall have the sole discretion to adjust determinations of the degree of attainment of the pre-established performance goals; provided, however, that, except in connection with a Change in Control, a Performance-Based Award may not be adjusted in a manner that would result in the Award no longer qualifying for the Performance-Based Exception. The Committee shall retain the discretion to adjust such Awards downward.

12.3 Compliance with Code Section 162(m).  In the event that applicable tax and/or securities laws or regulations change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval; provided that after such change or changes the Award continues to qualify for the Performance-Based Exception. In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and the regulations issued thereunder. Any performance-based Awards granted to Officers or Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such performance measure(s) and be subject to such terms, conditions and restrictions as the Committee shall determine.

ARTICLE 13

Deferrals

The Committee may, in its sole discretion, permit selected Participants to elect to defer payment of some or all types of Awards, or may provide for the deferral of an Award in an Award Agreement; provided, however, that the timing of any such election and payment of any such deferral shall be specified in the Award Agreement and shall conform to the requirements of Section 409A(a)(2), (3) and (4) of the Code and the regulations and rulings issued thereunder. Any deferred payment, whether elected by a Participant or specified in an Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.

ARTICLE 14

Rights of Employees, Directors and Consultants

14.1 Employment or Service.  Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

14.2 No Contract of Employment.  Neither an Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment contract with the Company or any Subsidiary, and accordingly, subject to the provisions of Article 16 hereof, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company or any Subsidiary for severance payments.

14.3 Transfers Between Participating Entities.  For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, subject to the terms of this Plan, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the change in reporting relationships.

ARTICLE 15

Change in Control

The treatment of outstanding Awards upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, shall be determined in the sole discretion of the Committee in accordance with the terms of this Plan and shall be described in the Award Agreements and need not be uniform among all Participants or Awards granted pursuant to this Plan.

ARTICLE 16

Amendment, Modification and Termination

16.1 Amendment, Modification, and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, however, if an amendment to the Plan (a) would materially increase the benefits accruing to Participants under the Plan, (b) would materially increase the number of securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. No amendment or alter-

A-14

APPENDIX A

ARTICLE 16 Amendment, Modification and Termination

ation that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Notwithstanding anything in this Plan to the contrary, Participant consent shall not be required for any amendment to Article 20 hereof or otherwise that is deemed necessary or appropriate by the Company to ensure compliance with Section 409A of the Code, the Dodd-Frank Wall Street Reform and Consumer Protection Act or Section 10D of the Exchange Act, or any rules or regulations promulgated thereunder.

16.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  If permitted by Section 409A of the Code and Section 162(m) of the Code and subject to Sections 4.4 and 6.3 of this Plan, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate.

ARTICLE 17

Withholding

The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, or at the time applicable law otherwise requires, an appropriate amount of cash or number of Shares or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.

ARTICLE 18

Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom the Committee has delegated authority in accordance with Article 3 hereof, shall be indemnified and held harmless by the Company against and from: (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan, except for any such action or failure to act that constitutes willful misconduct on the part of such person or as to which any applicable statute prohibits the Company from providing indemnification; and (b) any and all amounts paid by him or her in settlement of any claim, action, suit or proceeding as to which indemnification is provided pursuant to clause (a) of this sentence, with the Company’s approval, or paid by him or her in satisfaction of any judgment or award in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws (each, as amended from time to time), as a matter of law, or otherwise.

ARTICLE 19

Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or other transaction.

ARTICLE 20

Clawback Provisions

Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment or service with the Company or its Subsidiaries, or within a specified period after termination of such employment or service, shall engage in any detrimental activity (as defined in the applicable Award Agreement). In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

A-15

APPENDIX A

ARTICLE 21 General Provisions

ARTICLE 21

General Provisions

21.1 Restrictions and Legends.  No Shares or other form of payment shall be issued or transferred with respect to any Award unless the Company shall be satisfied that such issuance or transfer will be in compliance with applicable U.S. federal and state securities laws. The Committee may require each person receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares for investment without a view to distribution thereof. Any certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which they are admitted for quotation and any applicable U.S. federal or state securities law. In addition to any other legend required by this Plan, any certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.2 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

21.3 Severability.  If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.4 Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.5 Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or transaction reporting system on which the Shares are listed or to which the Shares are admitted for quotation.

21.6 Unfunded Plan.  Insofar as this Plan provides for Awards of cash, Shares or rights thereto, it will be unfunded. Although the Company may establish bookkeeping accounts with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, it will use any such accounts merely as a bookkeeping convenience. Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.

21.7 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.8 Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

21.9 Compliance with Code Section 409A.  (a) To the extent applicable, it is intended that this Plan and any grant made hereunder comply with or be exempt from the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by

A-16

APPENDIX A

ARTICLE 21 General Provisions

the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21.10 Incentive Stock Option Compliance.  To the extent any provision of this Plan would prevent any ISO that was intended to qualify as an ISO from qualifying as such, that provision will be null and void with respect to such ISO. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.

ARTICLE 22

Stock-Based Awards in Substitution for Options or Awards Granted by Other Company

Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article 4 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Article 4 of the Plan.

A-17

APPENDIX B

Article 1 — Purpose

BABCOCK & WILCOX ENTERPRISES, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective as of June 1, 2015

Article 1 — Purpose

The purpose of the plan is to make provision for the payment of supplemental compensation to managerial and other key Employees who contribute materially to the success of the Company or one or more of its Subsidiary or Affiliated Companies, thereby affording them an incentive for and a means of participating in that success.

Article 2 — Definitions

For the purpose of the Plan, the following definitions shall be applicable:

(a) Affiliated Company.  Any corporation, joint venture, or other legal entity in which Babcock & Wilcox Enterprises, Inc. , directly or indirectly, through one or more Subsidiaries, owns less than fifty percent (50%) but at least twenty percent (20%) of its voting control.

(b) Award Opportunity.  The various levels of incentive award payouts which a Participant may earn under the Plan, as established by the Committee pursuant to Sections 6(a), 6(b) and 8(b) herein.

(c) Board.  The Board of Directors of Babcock & Wilcox Enterprises, Inc.

(d) Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(e) Committee.  “Committee” means the Compensation Committee of the Board of Directors. The Committee shall be constituted so as to permit the Program to comply with the exemptive provisions of Section 16 of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the rules and regulations approved by national securities exchanges.

(f) Company.  “Company” means The Babcock & Wilcox Enterprises, Inc., a Delaware corporation (or any successor thereto).

(g) Consolidated Balance Sheet  With respect to each fiscal year of the Company, the Consolidated Balance Sheet included in the Company’s Consolidated Financial Statements for such year, as certified by the Company’s independent public accountants, and set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(h) Consolidated Financial Statements.  With respect to each fiscal year of the Company, the Company’s Consolidated Balance Sheet and Consolidated Statement of Income and Retained Earnings for such year.

(i) Covered Employee.  A Participant who is one of the group of “covered employees,” as defined in the Regulations promulgated under Code Section 162(m)(3) or who the Committee determines is likely to become one of the group of “covered employees” as defined under Code Section 162(m).

(j) Economic Value Added.  Economic Value Added, with respect to each fiscal year of the Company, is defined as net operating profit after tax minus the product of capital and the cost of capital.

(k) Employee.  Any person who is regularly employed by the Company or any of its Subsidiary or Affiliated Companies on a full-time salaried basis, including any Employee who also is an officer or director of the Company or of any of its Subsidiary or Affiliated Companies.

(l) Equity.  Total stockholders’ equity as reported in the Company’s Consolidated Balance Sheet.

(m) Final Award.  The actual award earned during a plan year by a Participant, as determined by the Committee following the end of a plan year; provided Participant is still an Employee when payment is to be made pursuant to Article 7 herein.

(n) Participant.  An Employee who has received an Award Opportunity.

(o) Plan.  The Executive Incentive Compensation Plan of Babcock & Wilcox Enterprises, Inc.

(p) Qualified Performance-Based Award.  An award or portion of an award granted to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).

(q) Salary.  The annual basic compensation earned during a plan year (including any portion which may have been deferred).

(r) Subsidiary.  Any corporation, joint venture or other legal entity in which the Company, directly or indirectly, owns more than fifty percent (50%) of its voting control.

(s) Target Incentive Award.  The award to be paid to Participants when the Company meets “targeted” performance results, as established by the Committee.

B-1

APPENDIX B

Article 3 — Unfunded Status of the Plan

Article 3 — Unfunded Status of the Plan

(a) Each Final Award shall be paid from the general funds of the Participant’s employer. The entire expense of administering the Plan shall be borne by the Company.

(b) No special or separate funds shall be established, or other segregation of assets made to execute payment of Final Awards. No Employee, or other person, shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of the Company or any Subsidiary or Affiliated Company by virtue of any Final Award.

Article 4 — Administration of the Plan

Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. A determination by the Committee in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representative(s). Except as prohibited by applicable law or limited by Article 8 herein, the Committee may delegate to the Chief Executive Officer and to executive officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

Article 5 — Eligibility and Participation

All Employees are eligible for participation in the Plan. Actual participation in the Plan shall be based upon recommendations by the Chief Executive Officer of the Company, subject to approval by the Committee. The Chief Executive Officer of the Company shall automatically participate in the Plan.

Article 6 — Award Determination

(A) PERFORMANCE MEASURES AND PERFORMANCE GOALS.

For each plan year, the Committee shall select performance measures and shall establish performance goals for that plan year. Except as provided in Article 8 herein, the performance measures may be based on any combination of corporate, segment, group, subsidiary, divisional, and/or individual goals.

For each plan year, the Committee shall establish ranges of performance goals which will correspond to various levels of Award Opportunities. Each performance goal range shall include a level of performance at which one hundred percent (100%) of the Target Incentive Award shall be earned. In addition, each range shall include levels of performance above and below the one hundred percent (100%) performance level.

After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Article 6(b) herein), such that the level of achievement of the pre-established performance goals at the end of the plan year will determine the Final Awards. Except as provided in Article 8 herein, the Committee shall have the authority to exercise subjective discretion in the determination of Final Awards, and the authority to delegate the ability to exercise subjective discretion in this respect.

(B) AWARD OPPORTUNITIES.

For each plan year, the Committee shall establish, in writing, Award Opportunities which correspond to various levels of achievement of the pre-established performance goals. The established Award Opportunities shall vary in relation to the job classification of each Participant.

(C) ADJUSTMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES.

Once established, performance goals normally shall not be changed during the plan year. However, except as provided in Article 8 herein, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the plan year as such goals apply to the Award Opportunities of specified Participants. In addition, the Committee shall have the authority to reduce or eliminate the Final Award determinations, based upon any objective or subjective criteria it deems appropriate.

Notwithstanding any other provision of this Plan, in the event of any change in Corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, an adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to then-current performance periods, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that subject to Article 8 herein, no such adjustment shall be made to a Qualified Performance-Based Award where such action would cause the award to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m).

B-2

APPENDIX B

Article 6 — Award Determination

(D) FINAL AWARD DETERMINATIONS.

At the end of each plan year, Final Awards shall be computed for each Participant as determined by the Committee. Subject to the terms of Article 8 herein, Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established corporate, segment, group, divisional, and/or individual performance goals.

(E) AWARD LIMIT.

The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each plan year. The guidelines may be expressed as a percentage of goals or financial measures, or such other measures as the Committee shall from time to time determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Participant in connection with performance in any one plan year shall be three million dollars ($3,000,000).

(F) THRESHOLD LEVELS OF PERFORMANCE.

The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

Article 7 — Payment of Awards

Each and every Final Award shall be payable in a lump sum no later than the March 15 following the end of the Plan year during which the award is earned, or as soon as administratively practicable thereafter in the event payment is delayed due to unforeseeable events.

Article 8 — Qualified Performance-Based Awards

(A) APPLICABILITY OF ARTICLE 8.

The provisions of this Article 8 shall apply only to Qualified Performance-Based Awards. Qualified Performance-Based Awards include only those awards that are designated by the Committee as Qualified Performance-Based Awards. In the event of any inconsistencies between this Article 8 and the other Plan provisions as they pertain to Qualified Performance-Based Awards, the provisions of this Article 8 shall control.

(B) ESTABLISHMENT OF AWARD OPPORTUNITIES.

Except as provided for by the Committee at the time a Qualified Performance Based Award is made, Qualified Performance-Based Awards shall be established as a function of the Covered Employee’s base Salary. As specified by the Committee at the time the Qualified Performance-Based Award is made, base Salary for this purpose may be stated as a percentage of the base Salary of a Covered Employee at the time the performance measures are established, at the time the Final Award is paid or during the plan year. For each plan year, the Committee shall establish, in writing, various levels of Final Awards which will be paid with respect to specified levels of attainment of the pre-established performance goals.

(C) COMPONENTS OF AWARD OPPORTUNITIES.

Each Qualified Performance-Based Award shall be based on: (a) the Covered Employee’s Target Incentive Award; (b) the potential Final Awards corresponding to various levels of achievement of the pre-established performance goals, as established by the Committee; and (c) Company, segment, group, subsidiary or division performance in relation to the pre-established performance goals. Performance measures which may serve as determinants of Qualified Performance-Based Awards shall be limited to Cash Flow (Operating Cash Flow and Free Cash Flow), Cash Flow Return on Capital, Cash Flow Return on Assets, Cash Flow Return on Equity, Earnings Per Share (basic or diluted), Net Income, Operating Income, Return on Assets, Return on Capital, Return on Equity, Return on Invested Capital, Safety, Share Price, Total and Relative Shareholder Return and Economic Value Added. At the time the performance measures are established, the Committee, in a manner consistent with Code Section 162(m), may specify that such performance measures shall be adjusted to exclude any negative impact caused by research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, changes in accounting principles and such other unusual, nonrecurring or extraordinary items specified by the Committee in its sole discretion. The Committee shall have the right through discretionary downward adjustments to exclude the positive impact of the aforementioned items and occurrences.

(D) NO ADJUSTMENT OF PERFORMANCE GOALS OR AWARD OPPORTUNITIES.

In the case of Qualified Performance-Based Awards, each Covered Employee’s Final Award shall be based exclusively on the Award Opportunity levels established by the Committee at the time the Qualified Performance-Based Award is made. In addition, performance goals shall not be changed following their establishment where such action would cause the award to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m), and no payout shall be made when the minimum performance goals are not met or exceeded. The Committee, however, shall have the discretion to decrease or eliminate the amount of the Final Award otherwise payable on account of a Qualified Performance-Based Award. Notwithstanding the above, in the event that changes in the tax law are made to Code Section 162(m) to permit greater flexibility with respect to any Qualified

B-3

APPENDIX B

Article 8 — Qualified Performance-Based Awards

Performance-Based Award available under the Plan, the Committee, subject to Article 11, may make such adjustments it deems appropriate, provided that after such adjustment the award would continue to satisfy the requirement for “qualified performance-based compensation” under Code Section 162(m).

Article 9 — Limitations

(a) No person shall at any time have any right to a payment hereunder for any fiscal year, and no person shall have authority to enter into an agreement for the making of an Award Opportunity or payment of a Final Award or to make any representation or guarantee with respect thereto.

(b) An employee receiving an Award Opportunity shall have no rights in respect of such Award Opportunity, except the right to receive payments, subject to the conditions herein, of such Award Opportunity, which right may not be assigned or transferred except by will or by the laws of descent and distribution.

(c) Neither the action of the Company in establishing the Plan, nor any action taken by the Committee under the Plan, nor any provision of the Plan shall be construed as giving to any person the right to be retained in the employ of the Company or any of its Subsidiary or Affiliated Companies.

Article 10 — Clawback Provisions

(a) For any Award Opportunity established under this Plan in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”), the Company will have the right to recover from each current or former Participant who the Board reasonably determines knowingly engaged in the fraud (the “Subject Participant”) who earned a Final Award during the three-year period preceding the date on which the Board or the Company, as applicable, determines the Company is required to prepare the Restatement (the “Three-Year Period”) the amount of such Final Award in excess of what would have been earned by the current or former Subject Participant under the Restatement.

(b) In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (1) review each current and former Subject Participant’s Final Awards earned under this Plan during the Three-Year Period and (2) in accordance with Article 10 hereof, with respect to each current and former Subject Participant, will take reasonable action to seek recovery of the amount of such Final Awards in excess of what would have been earned by the current or former Subject Participant under the Restatement (but in no event more than the total amount of such Awards), as such excess amount is reasonably determined by the Board, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 10 hereof and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Article 11 — Amendment, Suspension, Termination, or Alteration of the Plan

The Board may, at any time or from time to time, amend, suspend, terminate or alter the Plan, in whole or in part, but it may not thereby affect adversely rights of Participants, their spouses, children, and personal representative(s) with respect to Final Awards previously made. Notwithstanding anything in this Plan to the contrary, the Board may make any amendment to Article 10 hereof that is deemed necessary or appropriate by the Company to ensure compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or Section 10D of the Exchange Act, or any rules or regulations promulgated thereunder.

Article 12 — Commencement of Awards

The Company’s fiscal year ending December 31, 2015 shall be the first fiscal year with respect to which Award Opportunities may be made under the Plan.

B-4

APPENDIX C

Reconciliation of Non-GAAP Earnings per Share and Free Cash Flow

			Twelve Months Ended December 31, 2015
(In millions, except per share amounts and percentages)	GAAP	Pension & OPEB MTM (Gain)/Loss	Impairments	Restructuring	Litigation Settlement	NE Segment Allocation	Spin Costs	Non-GAAP
Operating income (loss)	$21.9	$40.2	$14.6	$11.7	$9.6	$2.7	$3.3	$103.8
Other income (expense)	(1.7)	—	—	—	—	—	—	(1.7)
Income tax (expense) benefit	(3.7)	(16.0)	(5.6)	(4.2)	(3.7)	(0.7)	(1.2)	(35.1)
Net income (loss)	$16.5	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$67.1
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	—	—	(0.2)
Net income (loss) attributable to shareholders	$16.3	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$66.9
Diluted earnings (loss) per common share	$0.30	$0.45	$0.17	$0.14	$0.11	$0.04	$0.04	$1.25
Income tax rate	18.2%							34.3%

2015 Free Cash Flow Calculation
Operating cash flow — GAAP	$170.4
Capital expenditures	(35.4)
Free cash flow	135.0
Cash effect of non-GAAP adjustments to operating income[1]	8.2
Adjustment for tax rate[2]	1.4
Adjusted free cash flow	$144.6

[1] Adjustments to operating income as detailed on page 34 are primarily non-cash and included only $8.2 million of cash items that were excluded from adjusted free cash flow.

[2] For purposes of determining management achievement of targets, free cash flow was adjusted to normalize the effect of taxes with the budgeted rate.

C-1

B&W
Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina, USA 28277
Phone: 704.625.4900
Fax: 704.625.4910
www.babcock.com

BABCOCK & WILCOX ENTERPRISES, INC.

13024 BALLANTYNE CORPORATE PLACE, SUITE 700

CHARLOTTE, NORTH CAROLINA 28277

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2016 (May 3, 2016 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2016 (May 3, 2016 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01669-P75101                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BABCOCK & WILCOX ENTERPRISES, INC. Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the nominees listed:		☐	☐	☐
1.	Election of Directors

Nominees:
01) Cynthia S. Dubin (Class I)

	02) Brian K. Ferraioli (Class I)				The Board of Directors recommends you vote FOR 1 year.		1 Year	2 Years	3 Years	Abstain
Vote on Proposals The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	4.	Advisory vote on the frequency of the vote on executive compensation.	☐	☐	☐	☐
					The Board of Directors recommends you vote FOR proposals 5 and 6.			For	Against	Abstain
2.	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2016.	☐	☐	☐	5.	Approval of the Amended and Restated 2015 Long-Term Incentive Plan.		☐	☐	☐
					6.	Approval of the Executive Incentive Compensation Plan.		☐	☐	☐
3.	Advisory vote on executive compensation.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees, FOR proposals 2, 3, 5 and 6, and for “1 year” in proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Babcock & Wilcox Enterprises, Inc.

Annual Meeting of Stockholders

Friday, May 6, 2016 at 9:30 a.m.

The Ballantyne Hotel

The Carolina Room

10000 Ballantyne Commons Parkway

Charlotte, North Carolina 28277

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH

AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

E01670-P75101

BABCOCK & WILCOX ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 6, 2016

The undersigned stockholder(s) hereby appoint(s) E. James Ferland and J. André Hall, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. (“B&W”) that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on May 6, 2016, at The Ballantyne Hotel, The Carolina Room, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

ATTENTION PARTICIPANTS IN B&W’S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 3, 2016. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE